     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           SOUTHERN FOODS GROUP, L.P.
                            SFG CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2026                         75-2571364
           DELAWARE                          2026                         75-2754115
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)
                                                              PATRICK K. FORD
                                                         SOUTHERN FOODS GROUP, L.P.
              3114 SOUTH HASKELL                             3114 SOUTH HASKELL
             DALLAS, TEXAS 75223                            DALLAS, TEXAS 75223
                (214) 824-8163                                 (214) 824-8163
 (Address, including zip code, and telephone      (Name, address, including zip code, and
       number, including area code, of                           telephone
  registrant's principal executive offices)      number, including area code, of agent for
                                                                  service)

                             ---------------------
                                    Copy to:
                            CAROL GLENDENNING, ESQ.
                          STRASBURGER & PRICE, L.L.P.
                          901 MAIN STREET, SUITE 4300
                              DALLAS, TEXAS 75202
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT               OFFERING              AGGREGATE             AMOUNT OF
 SECURITIES TO BE REGISTERED   TO BE REGISTERED       PRICE PER NOTE         OFFERING PRICE     REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Subordinated
  Series A Notes due 2007....    $150,000,000              100%               $150,000,000            $44,250
===================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Exchange Note was assumed to be the stated principal amount of each Outstanding Note which may be received by the Registrants in the exchange transaction in which the Exchange Notes will be offered.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                      SUBJECT TO COMPLETION, DATED APRIL 2, 1998

PROSPECTUS

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
               9 7/8% SENIOR SUBORDINATED SERIES A NOTES DUE 2007
                        ($150,000,000 PRINCIPAL AMOUNT)
                                       OF

SOUTHERN FOODS GROUP, L.P.
SFG CAPITAL CORPORATION                        [LOGO]

                             ---------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            , 1998, UNLESS EXTENDED.
                             ---------------------

     Southern Foods Group, L.P. (the "Company"), and SFG Capital Corporation ("SFG Capital" and, together with the Company, the "Issuers") hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of their 9 7/8% Senior Subordinated Series A Notes due 2007 (the "Exchange Notes") for an equal principal amount of their outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes"), in integral multiples of $1,000. The Exchange Notes are substantially identical (including principal amounts, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Outstanding Notes. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of September 4, 1997 (the "Indenture"), among the Company and SFG Capital, as joint and several obligors, and Chase Bank of Texas, National Association (formerly named Texas Commerce Bank National Association), as trustee (the "Trustee"). See "Description of the Notes."

                                             (Cover text continued on next page)
                             ---------------------

     SEE "RISK FACTORS" ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998.

(Continued from Cover)

     The Company will accept for exchange any and all validly tendered
Outstanding Notes on or prior to 5:00 p.m., New York City time, on             ,
1998, or such later date and time to which it is extended by the Issuers (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Chase Bank of Texas, National Association is also acting as the Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

     The Exchange Notes will mature on September 1, 2007. The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 9 7/8% per annum and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on March 1 and September 1 of each year commencing September 1, 1998. Holders of the Exchange Notes will also receive on September 1, 1998 an amount equal to the interest accrued on the Outstanding Notes from March 1, 1998 to the date of issuance of the Exchange Notes. The Outstanding Notes that are accepted for exchange will cease to accrue interest upon issuance of the Exchange Notes.

     The Exchange Notes will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuers. The Exchange Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Issuers and will rank senior to all other subordinated indebtedness of the Issuers. See "Description of the Notes." As of December 31, 1997, the Issuers had outstanding approximately $197 million aggregate principal amount of Senior Indebtedness (exclusive of unused commitments), all of which was Secured Indebtedness (as defined), and the Issuers had no Senior Subordinated Indebtedness outstanding other than the Outstanding Notes and no indebtedness that was subordinate or junior in right of repayment to the indebtedness represented by the Notes. See "Description of the Notes -- Ranking."

     While the Company and SFG Capital will be jointly and severally liable for the obligations under the Exchange Notes, SFG Capital, a wholly-owned subsidiary of the Company, has no assets, does not conduct any operations and was formed solely in order to facilitate the issuance of debt for the Company.

     Except as described below, the Issuers may not redeem the Exchange Notes prior to September 1, 2002. On or after such date, the Issuers may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to September 1, 2000, the Issuers may, subject to certain requirements, redeem up to one third of the original aggregate principal amount of the Exchange Notes with the Net Cash Proceeds (as defined) of one or more Public Equity Offerings (as defined) by the Company at a price equal to 109.875% of the principal amount to be redeemed together with accrued and unpaid interest, if any, provided that at least two thirds of the original aggregate principal amount of the Exchange Notes remain outstanding immediately after each such redemption. The Exchange Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), each holder will have the right to require the Issuers to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes."

     The Outstanding Notes were sold to the Initial Purchaser in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchaser subsequently placed the Outstanding Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be re-offered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under an Exchange and Registration Rights Agreement dated September 4, 1997 (the "Registration Rights Agreement") among the Issuers and Chase Securities Inc. (the "Initial Purchaser"). See "The Exchange Offer."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Issuers without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Issuers that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of 90 days after the Expiration Date. See "Plan of Distribution."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Stock Market. The Initial Purchaser has advised the Company that it intends to make a market in the Exchange Notes; however, it is not obligated to do so, and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Book-Entry; Delivery and Form."

     The Issuers will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes of other holders are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof. See "Risk
Factors -- Exchange Offer Procedures and Consequences of the Exchange Offer to Non-Tendering Holders of Outstanding Notes."
                             ---------------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Issuers. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Exchange Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

     As a result of this offering, the Issuers will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event that the Issuers cease to be subject to the informational requirements of the Exchange Act, the Issuers have agreed to file with the Commission and provide to the Trustee and the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Exchange Act. See "Description of the Notes -- Certain Covenants -- SEC Reports."

     No separate financial statements of SFG Capital have been included herein. The Issuers do not consider that such financial statements would be material to holders of the Notes because SFG Capital, a wholly-owned subsidiary of the Company, has no assets, does not conduct any operations, was formed solely in order to facilitate the issuance of indebtedness for the Company and is not engaged in and does not propose to engage in any activity other than serving as co-issuer and co-guarantor of certain debt obligations of the Company, including the Notes.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and any related amendments or supplements to this Prospectus under the captions "Prospectus Summary", "Risk Factors", "Unaudited Pro Forma Combined Consolidated Statement of Income", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere herein are "forward-looking statements." Such statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," will likely result," or words or phrases of similar meaning. Such statements involve risks, uncertainties or other factors which may cause actual results to differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the following: heightened competition, including specifically the intensification of price competition; adverse state and federal legislation and regulation; loss of key executives; general economic and business conditions which are less favorable than expected; unanticipated changes in industry trends; demographic changes; changes in consumer preferences; the size, timing and mix of purchases of the Company's products; customer service; adverse publicity; fluctuations and difficulty in forecasting operating results; the ability of the Company to sustain, manage or forecast its growth; new product development and introduction; the ability to secure and protect trademarks, patents, and other intellectual property; the entry of new competitors and the development of new products or services by new and existing competitors; failure to obtain new customers or failure to retain existing customers; inability to carry out marketing and sales plans; the loss of significant suppliers; business disruptions including conditions affecting the public health and the production process; product recalls; changes in business strategy or development plans; liability and other claims asserted against the Company; the ability to attract and retain qualified personnel; and other factors referenced in this Prospectus. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These forward-looking statements represent the estimates and assumptions of management only as of the date of this Prospectus. The Issuers expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and historical and pro forma financial statements, including the related notes, appearing elsewhere in this Prospectus. The Outstanding Notes were issued by the Issuers on September 4, 1997, in connection with the transactions described under the caption "The Transactions" (collectively, the "Transactions"), which included the acquisition (the "Acquisition") by DFA (as defined), an affiliate of the Company, of Borden/Meadow Gold Dairies Holdings, Inc. ("Holdings"), the holding company for certain dairy operations of Borden, Inc. Thereafter, DFA contributed certain assets and liabilities of Holdings and its subsidiaries consisting of Meadow Gold (as defined) to the Company, and the Company acquired certain intellectual property rights relating to the dairy operations of Holdings. As used in this Prospectus, unless the context otherwise requires, (i) the "Company" or "SFG" refers to Southern Foods Group, L.P., and its predecessors, and after September 4, 1997 includes Meadow Gold (as defined), (ii) with respect to periods prior to September 4, 1997, "Meadow Gold" refers to the dairy operations of Holdings operated under the Meadow Gold trademarks, as constituted prior to the Transactions, and its predecessors, and, with respect to periods on or after September 4, 1997, refers to the Meadow Gold operations of the Company,
(iii) "SFG Capital" refers to SFG Capital Corporation, (iv) the Company and SFG Capital are collectively referred to as the "Issuers," and (v) "DFA" refers to Dairy Farmers of America, Inc. or, with respect to periods before December 3, 1997, Mid-America Dairymen, Inc. Unless otherwise noted, all market data presented in this Prospectus is based on the Company's research and estimates. Schepps(TM), Oak Farms(TM), Meadow Gold(TM), Mountain High(TM), Lite Line(TM) and Viva(TM) are registered trademarks of the Company and the Company has applied for federal trademarks for "Barbe's" and "Brown's Velvet Dairy." Borden(TM), Elsie(TM), Foremost(TM) and Flav-O-Rich(TM) are registered trademarks licensed to the Company and the Company has arrangements under which it packages and sells products under the Nestle(TM) and Tampico trademarks. This Prospectus also includes trademarks of companies other than the Company including Haagen Dazs(TM), Blue Bell(TM), Dannon(TM), Yoplait(TM), Snickers(TM) and Tropicana(TM).

                                  THE COMPANY

OVERVIEW

     The Company is a leading processor and distributor of fluid milk products in the United States. The Company markets its products in many of the rapidly growing Southern and Western states, including Texas, Louisiana, Utah, Montana, Idaho, Colorado and Hawaii. Major cities served by the Company in these areas include Dallas/Fort Worth, Houston, San Antonio, Salt Lake City, Denver and Honolulu. The Company has attained its strong market positions through a series of strategic acquisitions as well as through internal growth.

     The Company's predecessor businesses have produced premium quality, branded dairy products for over 50 years. The Company processes and distributes fluid milk products, cultured products (cottage cheese, sour cream and yogurt), ice cream products and fruit juices and drinks under the Schepps, Oak Farms, Meadow Gold, Mountain High, Viva, Foremost, Flav-O-Rich, Barbe's and Brown's Velvet Dairy brand names, as well as various third party labels (including Tropicana and Tampico) and private labels. These brand names are widely recognized in their respective markets. The majority of the Company's sales are from fluid milk products, which include fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, whipping cream, half-and-half and buttermilk. The Company also distributes other branded dairy products under various third party labels, such as Dannon, Yoplait, Haagen Dazs, Blue Bell, Nestle and Snickers, as well as other dairy related products such as cheese, eggs, butter, margarine and non-dairy creamers.

     The Company's customer base includes retail accounts, such as supermarkets and convenience stores, and food service accounts, such as restaurants, hotels, schools, hospitals, airlines and other institutions. The Company processes its products in 26 dairy processing plants and distributes its products from those plants and from 34 other major distribution facilities as well as numerous smaller distribution facilities.

COMPETITIVE STRENGTHS

     The Company believes that the following competitive strengths provide it with a foundation to enhance the Company's position as an industry leader.

     - STRONG MARKET POSITION AND CUSTOMER BASE. The Company believes it is a leading supplier of fluid milk products in each of the major metropolitan markets it currently serves. The Company's markets are concentrated in states which are experiencing rapid population growth and are projected by the U.S. Bureau of the Census to continue to grow rapidly. In addition, in the markets it serves, management believes the Company is the largest provider of fluid milk to many well-known companies that require significant amounts of fluid milk in their day-to-day operations, including retail accounts and food service accounts.

     - LOW COST/HIGH VOLUME PROVIDER. As a result of significant investments in facilities, equipment and personnel and high production volumes, management believes that most of the Company's processing plants operate on a highly efficient basis. In addition, the Company has acquired dairies in attractive markets and improved the efficiency of its operations by integrating dairy processing plants and distribution routes, increasing utilization of the Company's plants and implementing operating improvements while maintaining high product quality and customer service standards. These investments and acquisitions have resulted in a relatively low cost structure and provide a platform for the Company to further increase operating efficiencies and enhance economies of scale as production volumes increase.

     - STRONG BRAND RECOGNITION. The Company enjoys substantial brand awareness in the markets it serves. Additionally, the Company processes many fluid milk products sold under major supermarket private labels that are well-known and highly regarded in their markets. Although the Company currently does not widely use the Borden and Elsie trademarks, the rights the Company obtained as a result of the Transactions should provide an opportunity to increase revenues by introducing these trademarks into new markets or sublicensing them to other dairies. The Company's high level of brand recognition provides a broad market for its products and enables customers to easily identify its products at the dairy case.

     - LEADER IN CUSTOMER SERVICE. Due to the short shelf life of fresh fluid milk and the necessity of providing customers with a continuous supply of milk, customer service is a critical element of the competitive environment. The Company's commitment to customer service includes dependable seven day-a-week delivery coordinated through its 60 processing and major distribution facilities, customized delivery arrangements, high quality products and assurance of product availability. The Company also serves its customers by providing a full line of dairy products, from fluid milk and related products processed by the Company to third-party products such as branded ice cream and yogurt that the Company distributes.

     - EXPERIENCED MANAGEMENT TEAM. The Company's two most senior managers each have over 35 years experience with the Company and its predecessor businesses. Pete Schenkel, the Company's President and Chief Executive Officer, has been in the dairy business since 1958 and owns 50% of the common equity interests in the Company. Tony Ward, formerly Meadow Gold's Chief Executive Officer, has been in the dairy industry since 1961 and is the Vice Chairman of the Company.

     - RELATIONSHIP WITH DAIRY FARMERS OF AMERICA, INC. DFA is a 50% owner of the Company. DFA is the largest dairy cooperative in the United States as a result of the recent merger of DFA, Milk Marketing, Inc., Western Dairymen Cooperative, Inc., and the southern region of Associated Milk Producers, Inc. Effective January 1, 1998, the Company entered into an agreement under which all of the Company's raw milk requirements are supplied by DFA.

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as an industry leader through the following key initiatives:

     - SERVE MAJOR METROPOLITAN AREAS. By concentrating on major metropolitan areas such as Dallas/Fort Worth, Houston, San Antonio, Salt Lake City, Denver and Honolulu, the Company is able to operate many of its plants with high production volumes in centralized locations, resulting in significant processing efficiencies. Additionally, the Company has established and maintained strong relationships with major retail and food service customers located in these areas. Serving these large customers allows the Company to make high volume deliveries to individual customers, which minimizes distribution costs and product returns. The principal metropolitan areas currently served by the Company have been growing rapidly in recent years, contributing to increased sales and improved operating results.

     - INCREASE MARKET PENETRATION. Management plans to capitalize on its relationships with large retail and food service customers as these customers consolidate their suppliers and expand their operations in existing and new major markets. Also, as a result of the Meadow Gold Contribution (as defined), the Company expects to benefit from opportunities to cross-sell certain Meadow Gold branded products, including ice cream, extended shelf life products and yogurt.

     - ENHANCE OPERATING EFFICIENCIES. Management constantly reviews the Company's operations for opportunities to further reduce costs and increase manufacturing efficiencies through improved utilization of processing facilities and distribution routes and more efficient human resource allocation. For example, the Company's Norand data management system enables it to effectively interface between its processing facilities and route salesmen, as well as certain customers, in order to optimize scheduled delivery routes and efficiently manage inventory levels.

     - PURSUE SELECTIVE EXPANSION. Since its inception in 1987, the Company has actively pursued growth opportunities through selective acquisitions of dairy operations in attractive markets. These acquisitions have enabled the Company to grow in the markets it historically served and to expand operations into new geographic areas. These acquisitions have also enabled the Company to improve the efficiency of its operations through the consolidation of processing and distribution facilities and personnel. Management's acquisition strategy is to focus primarily on dairies that are located near large markets and have high volume customers. The Company will continue to assess viable acquisition opportunities as they arise.

COMPANY HISTORY AND OWNERSHIP

     Southern Foods Group, Inc. ("SFG Inc."), the predecessor business to the Company, was founded in 1987 by Pete Schenkel and Allen Meyer for the purpose of acquiring dairy companies in the Southern United States. In February 1994, DFA and certain affiliates acquired a significant interest in SFG Inc. In December 1994, SFG, a limited partnership organized under the laws of the State of Delaware, was formed to be the successor to the business of SFG Inc. Immediately prior to the Acquisition, Mr. Meyer sold his interest in the Company and in SFG Management Limited Liability Company, the general partner of the Company ("SFG Management" or the "General Partner"), to Mr. Schenkel. Currently, the Company is owned by DFA (49.5%) and Mr. Schenkel, the Company's President and Chief Executive Officer (49.5%), as limited partners, and SFG Management (1%), as its general partner. Further, the General Partner, which has no operations or significant assets other than its investment in the Company, is owned 50% by DFA and 50% by Mr. Schenkel. DFA and Mid-Am Capital LLC, an affiliate of DFA ("Mid-Am Capital"), also hold non-voting preferred limited partnership interests (the "Preferred Interests") in the Company, which at December 31, 1997 aggregated $238.7 million in stated amount of Preferred Interests. See Note 10 of Notes to the Financial Statements of the Company, "The Business -- Company History and Ownership" and "Description of Preferred Interests."

     The Company's principal corporate offices are located at 3114 South Haskell, Dallas, Texas 75223, and the Company's telephone number is (214) 824-8163.

     SFG Capital is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as co-issuer and co-obligor of certain debt obligations of the Company, including the Notes. SFG Capital does not have any operations or assets and will not earn any revenues. As a result, holders of the Exchange Notes should not expect SFG Capital to participate in servicing the interest and principal obligations on the Notes.

AFFILIATION WITH DAIRY FARMERS OF AMERICA, INC.

     The Company is an affiliate of DFA, the nation's largest dairy cooperative. At January 31, 1998, DFA had over 18,600 member farms operating in 42 states. DFA receives milk from its farmer members which it processes in its own plants or markets to its affiliates, including the Company, and others. In 1997, on a pro forma combined basis DFA marketed for its members 28.3 billion pounds of milk, representing approximately 18% of total U.S. milk production. DFA's dairy products, which include milk, cheese, butter, nonfat dry milk and formulated dairy food products, are processed in DFA's plants and sold to wholesale and retail customers. DFA's pro forma combined revenues for the year ended December 31, 1997 were approximately $6.2 billion.

     In addition to its 50% interest in the Company, DFA has equity interests in a number of other dairy affiliates and joint ventures (the "Joint Ventures"), including Hiland Dairy Foods Company, Roberts Dairy Company, Adohr Farms LLC, Tuscan/Lehigh Dairies L.P., Sinton Dairy Foods Company, L.L.C., Valley Rich Dairy, Ideal American Dairy, Land-O-Sun Dairies, L.L.C., Melody Farms, L.L.C., Western Quality Foods, L.C., and Lea County Cheese Factory, Ltd. Co. DFA also has a 50% equity interest in Mid-Am Capital.

                          SUMMARY OF THE TRANSACTIONS

     On September 4, 1997, DFA acquired all of the outstanding capital stock of Holdings, the holding company for certain dairy operations of Borden, Inc. and a Borden affiliate (collectively, "Borden"), and the Company obtained the license (the "Borden License") to use the Borden and Elsie trademarks in all 50 states and Mexico, subject to certain sublicenses, for certain products which were then being produced by Holdings (the "Borden Trademarks"). The aggregate purchase price for the capital stock of Holdings and the Borden License was approximately $435 million. Holdings was the owner of (i) the Meadow Gold dairy operations of Borden located in the Western United States that manufacture and sell dairy products primarily under the Meadow Gold and Viva trademarks (the "Meadow Gold Trademarks") and (ii) other dairies in Texas, Louisiana and New Mexico (the "Borden Dairies") that manufacture and sell dairy products primarily under the Borden Trademarks.

     Immediately following the Acquisition, DFA contributed substantially all of the assets and liabilities of Meadow Gold (excluding the Meadow Gold Trademarks) to the Company in exchange for (a) the assumption by the Company of DFA's obligations for up to $190.0 million aggregate principal amount of term loans (the "Term Loans"), of which $175.0 million was borrowed by DFA in connection with the Acquisition, and a $60.0 million revolving credit facility, under which no amounts were drawn at closing, (the "Revolving Credit Facility," and together with the Term Loans, the "Senior Bank Facilities"), with a group of lending banks, and (b) the issuance by the Company to DFA of $90.0 million in stated amount of Series B 10% payment-in-kind preferred limited partnership interests (the "Series B Preferred Interests"). This contribution is hereinafter referred to as the "Meadow Gold Contribution". The contributed assets were comprised primarily of 17 dairy processing plants and 36 major distribution facilities. These assets had a fair value at the time of contribution of approximately $265 million. Meadow Gold had revenues of approximately $493 million and $313 million for the year ended December 31, 1996 and for the period from January 1, 1997 to September 4, 1997, respectively.

     On September 4, 1997, the Company also acquired the Meadow Gold Trademarks from Borden/Meadow Gold Dairies Investments, Inc. ("Investments"), which at the time of such purchase was a subsidiary of DFA, for their appraised value of $50.0 million. In addition, the Company obtained the Borden License directly from Borden for the appraised value of the Borden Trademarks of $55.0 million. The acquisition of the Borden License and the Meadow Gold Trademarks are collectively hereinafter referred to as the "Trademark Acquisitions".

     Concurrently with the Meadow Gold Contribution, DFA sold the Borden Dairies (the "Divestiture") to Milk Products, LLC ("Milk Products"), an independent company wholly owned by Mr. Meyer, who divested his interest in the Company immediately prior to the Acquisition by selling it to Mr. Schenkel (the "Meyer Divestiture"). The Company sublicensed the Borden Trademarks on a royalty-free basis to Milk Products for use in several states, including Texas, Louisiana and New Mexico (the "Borden Sublicense"). See "The Transactions -- The Divestiture; the Borden Sublicense."

     The Company issued the Outstanding Notes in connection with the Transactions, and used the proceeds from the sale of the Outstanding Notes, together with $45.0 million contributed by Mid-Am Capital for $45.0 million in stated amount of Preferred Interests of the Company (the "Mid-Am Capital Preferred Interests"), and the remaining $15.0 million borrowed by the Company under the Term Loans, to repay substantially all of the Company's indebtedness outstanding at the closing of the Transactions (the "Existing Indebtedness") and to fund the Trademark Acquisitions.

                               THE EXCHANGE OFFER

The Exchange Notes.........  The forms and terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Outstanding Notes described below under "Description of the Notes" and "Exchange and Registration Rights Agreement."

The Exchange Offer.........  The Issuers are offering to exchange up to
                             $150,000,000 aggregate principal amount of the Exchange Notes for up to $150,000,000 aggregate principal amount of the Outstanding Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Expiration Date;
  Withdrawal of Tender.....  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on the Expiration Date. The tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Certain Conditions to
  the Exchange Offer.......  The Exchange Offer is subject to customary conditions, which may be waived by the Issuers. Such conditions include, (i) to the extent it may materially impair the ability of the Issuers to proceed with the Exchange Offer, the initiation or threat of initiation of any action or proceeding,
                             (ii) to the extent it may materially impair the ability of the Issuers to proceed with the Exchange Offer, the proposal or adoption of any rule, statute or regulation, or (iii) the inability to obtain any required governmental approval. In the event that the Issuers assert or waive a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Issuers will disclose such change in a manner reasonably calculated to inform prospective investors of such change and will extend the period of the Exchange Offer by five business days. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Procedures for Tendering
  Outstanding Notes........  Each Holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. Each holder whose Outstanding Notes are held through DTC and who wishes to participate in the Exchange Offer may do so through DTC's Automated Tender Offer Program ("ATOP"). By executing the Letter of Transmittal or tendering through DTC's ATOP, each holder will represent to the Issuers that, among other things,
                             (i) any Exchange Notes to be received by it will be acquired in the ordinary course of business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) it is not engaged in and does not intend to engage in a distribution of the Exchange Notes, and (iv) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuers or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer -- Procedures for Tendering."

Interest on the Exchange
  Notes....................  Interest on the Exchange Notes, at the rate of
                             9 7/8% per annum, will accrue upon issuance (the "Exchange Note Issue Date") and will be payable semi-annually in arrears on each March 1 and September 1, commencing on September 1, 1998. Holders of the Exchange Notes will also on September 1, 1998 receive an amount equal to the interest accrued from March 1, 1998 on the Outstanding Notes. Interest on the Outstanding Notes accepted for the exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Outstanding Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedure..................  Holders of the Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Registration
Requirements...............  The Issuers have agreed to use their best efforts to consummate on or prior to 300 days after September 4, 1997, the date of original issuance of the Outstanding Notes (the "Issue Date"), the registered Exchange Offer pursuant to which holders of the Outstanding Notes will be offered an opportunity to exchange their Outstanding Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer or in certain other circumstances, the Issuers have agreed to file a Shelf Registration Statement (as defined) covering resales of the Outstanding Notes and to use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration Statement effective until two years after the Issue Date. If the Issuers fail to consummate the Exchange Offer on or prior to 300 days after the Issue Date or, in the event that the Issuers are not in compliance with certain obligations under the Registration Rights Agreement, the Issuers shall be obligated to pay liquidated damages to holders of the Outstanding Notes. See "Exchange and Registration Rights Agreement."

Federal Income Tax
  Considerations...........  The exchange of Notes pursuant to the Exchange
                             Offer will not be a taxable event for federal income tax purposes. See "Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Issuers from the exchange of Notes pursuant to the Exchange Offer. For a discussion of the use of proceeds of the Outstanding Notes see "Use of Proceeds."

Exchange Agent.............  Chase Bank of Texas, National Association will act as exchange agent for the Company in the Exchange Offer (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and will not contain the registration rights and liquidated damages provisions relating to the Outstanding Notes. See "Description of the Notes" and "Exchange and Registration Rights Agreement."

Issuers....................  Southern Foods Group, L.P. and SFG Capital
                             Corporation, as co-obligors.

Securities Offered.........  $150,000,000 principal amount of 9 7/8% Senior
                             Subordinated Series A Notes due 2007. See
                             "Description of the Notes."

Maturity...................  September 1, 2007

Interest Payment Dates.....  March 1 and September 1 of each year, commencing on
                             September 1, 1998. Holders of the Exchange Notes will also on September 1, 1998 receive an amount equal to the interest accrued from March 1, 1998 on the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Sinking Fund...............  None

Optional Redemption........  Except as described below, the Issuers may not redeem the Notes prior to September 1, 2002. On or after such date, the Issuers may redeem the Notes, in whole or in part, at any time at the redemption price set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to September 1, 2000, the Issuers may, subject to certain requirements, redeem up to one third of the original aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings by the Company at a redemption price equal to 109.875% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least two thirds of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to make an offer to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See

                             "Description of the Notes -- Change of Control." In the event of a Change of Control, the Company could be required to repay the indebtedness under the Senior Bank Facilities in full and there can be no assurance that the Company will have sufficient funds to repay such indebtedness and to make any required repurchases of the Notes. See "Risk Factors -- Change of Control."

Ranking....................  The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers. The Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Issuers and will rank senior to all other subordinated indebtedness of the Issuers. The Company does not currently have any subsidiaries other than SFG Capital; however, the Indenture will not restrict the ability of the Company to create, acquire or capitalize certain subsidiaries in the future. As of December 31, 1997, the Issuers had outstanding $197 million aggregate principal amount of Senior Indebtedness (excluding estimated unused revolving credit commitments of $43.9 million) (all of which was Secured Indebtedness), and the Issuers had no Senior Subordinated Indebtedness outstanding other than the Notes and no indebtedness that is subordinate or junior in right of payment to the indebtedness represented by the Notes. See "Description of the Notes -- Ranking."

Restrictive Covenants......  The Indenture restricts (i) the incurrence of additional indebtedness by the Issuers and the Company's subsidiaries, (ii) the payment of distributions on, and redemption of, equity interests in the Issuers and the Company's subsidiaries and the redemption of certain subordinated obligations of the Issuers and the Company's subsidiaries, (iii) certain investments,
                             (iv) sales of assets, (v) certain transactions with affiliates, (vi) the sale or issuance of equity interests of subsidiaries, (vii) the creation of certain liens, (viii) the lines of business in which the Issuers and the Company's subsidiaries may operate, (ix) certain sale and leaseback transactions and (x) consolidations, mergers and transfers of all or substantially all the assets of the Issuers. The Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Notes -- Certain Covenants"; and "-- Merger and Consolidation."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks that should be considered by holders of Outstanding Notes in connection with the Exchange Offer.

        SUMMARY PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME DATA

     The following table sets forth certain unaudited summary pro forma combined consolidated statement of income data of the Company for the year ended December 31, 1997. The unaudited summary pro forma combined consolidated statement of income data gives effect to the Transactions as if they had occurred on January 1, 1997. The unaudited summary pro forma combined consolidated statement of income data does not purport to represent what the Company's results of operations or financial condition would have actually been had the Transactions been consummated as of such date or to project the Company's results of operations or financial condition for any future period. The unaudited summary pro forma combined consolidated statement of income data has been derived from and should be read in conjunction with the Unaudited Pro Forma Combined Consolidated Statement of Income and the notes thereto. See "Unaudited Pro Forma Combined Consolidated Statement of Income" and the separate historical financial statements of the Company and Meadow Gold and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1997
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
  Net sales.................................................        $1,054.3
  Gross profit..............................................           268.1
  Selling, distribution and general and administrative
     expenses...............................................           202.0
  Interest expense..........................................            32.9
  Net income................................................            18.4

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth summary financial data of the Company for the years ended December 31, 1995, 1996, and 1997. The statement of income and balance sheet data for the years ended December 31, 1995, 1996, and 1997 are derived from the Company's audited historical financial statements. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                                               --------------------------
                                                                1995      1996      1997
                                                               ------    ------    ------
                                                                 (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
  Net sales.................................................   $475.2    $551.6    $741.0
  Gross profit..............................................    115.6     126.6     193.8
  Selling, distribution and general and administrative
     expenses...............................................     89.7     100.2     140.4
  Interest expense..........................................      9.1       7.6      16.5
  Net income................................................     10.1      11.5      26.1
OTHER DATA:
  Ratio of earnings to fixed charges........................      1.9x      2.2x      2.3x
BALANCE SHEET DATA (END OF PERIOD):
  Total assets..............................................   $177.7    $182.5    $646.3
  Total long-term debt......................................    103.2      96.0     346.7

                                  RISK FACTORS

     In evaluating participation in the Exchange Offer, holders of Outstanding Notes should carefully consider the following risk factors as well as the other information set forth elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE

     The Company incurred substantial indebtedness in connection with the Transactions and is highly leveraged. At December 31, 1997, the Company's total debt was approximately $347 million (exclusive of unused commitments), and its total debt to total capitalization ratio was 64.6%. In the ordinary course of business, the Company has incurred and, subject to certain restrictions in the Senior Bank Facilities and the Indenture, will continue to incur additional indebtedness from time to time to fund working capital requirements and for other corporate purposes. See "Capitalization," "Description of Senior Bank Facilities," "Description of the Notes," and the historical financial statements of the Company, including the notes thereto, and the unaudited pro forma combined consolidated financial data appearing elsewhere in this Prospectus.

     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain financing in the future for working capital or other corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of principal and interest on its indebtedness, including the Notes, thereby reducing the funds available to the Company for other purposes; (iii) the indebtedness outstanding under the Senior Bank Facilities is secured by substantially all the assets of the Company and will mature prior to the maturity of the Notes; (iv) certain of the Company's borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (v) the Company's high degree of leverage will make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

     The Company's ability to pay the interest on and retire the principal of the Notes and the Company's other indebtedness is dependent upon its future operating performance, which in turn is subject to general economic conditions and to financial, business and other factors, many of which are beyond the Company's control. The Company believes that, based upon current levels of operations and anticipated growth and availability under the Senior Bank Facilities, it will be able to meet its payment obligations in respect of the Notes and the Company's other indebtedness. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes. If the Company cannot generate sufficient cash flow from operations or borrow under the Senior Bank Facilities to meet such obligations, then the Company may be required to take certain actions, including reducing or delaying capital expenditures, attempting to restructure or refinance its debt, selling material assets or operations, or seeking additional equity. There can be no assurance that such actions could be effected or would be effective in allowing the Company to meet such obligations. The failure to generate such sufficient cash flow or to achieve such alternatives could significantly adversely affect the market value of the Notes and the Company's ability to pay the principal of, and interest on, the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION OF NOTES

     The Notes are unsecured obligations of the Issuers that are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, including all indebtedness under the Senior Bank Facilities. In addition to being contractually subordinated, the Notes are unsecured and thus effectively rank junior to any secured indebtedness of the Issuers or the Company's subsidiaries, including the indebtedness outstanding under the Senior Bank Facilities, which is secured by liens on substantially all the assets of the Company. As of December 31, 1997, approximately $197 million of Senior Indebtedness was outstanding and the Company had borrowing availability of approximately $43.9 million under the Senior Bank Facilities. The Indenture and the Senior Bank Facilities permit the Issuers to incur additional Senior Indebtedness, provided that certain conditions are met, and the Issuers expect from time to time to incur additional Senior Indebtedness. Furthermore, the Indenture does not limit the Issuers' ability to secure Senior Indebtedness. In the event of the insolvency, liquidation, reorganization, dissolution or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to, any default under any Senior Indebtedness, the lenders under the Senior Bank Facilities (the "Lenders") and any other creditors who are holders of Senior Indebtedness must be paid in full before a holder of the Notes may be paid. Accordingly, there may be insufficient assets remaining after such payments to pay principal of, or interest on, the Notes. See "Description of the Notes -- Ranking."

     The Company's obligations under the Senior Bank Facilities are secured by substantially all of the assets of the Company. If a default occurs in respect of the credit agreement (the "Credit Agreement") under which the Senior Bank Facilities are provided, and the Company is unable to repay such borrowings, the Lenders would have the right to exercise the remedies available to secured creditors under applicable law and pursuant to the Senior Bank Facilities. Accordingly, the Lenders will be entitled to payment in full from the assets securing such indebtedness prior to any payment to holders of the Notes. If the Lenders or the holders of any other secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, it is possible that there would be insufficient assets remaining after satisfaction in full of all such indebtedness to satisfy in full the claims of holders of the Notes.

RESTRICTIVE DEBT COVENANTS

     The Credit Agreement and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, pay dividends, prepay, redeem or repurchase subordinated indebtedness (including, in the case of the Senior Bank Facilities, the Notes), enter into sale-leaseback transactions, create liens, engage in mergers or consolidations, make capital expenditures and make certain investments or acquisitions and otherwise restrict business activities. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial covenants, including, without limitation, minimum fixed charge coverage ratios, minimum interest coverage ratios, minimum net worth tests and maximum leverage ratios. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. See the historical financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. The breach of any of these covenants could result in a default under the Senior Bank Facilities. See "Description of Senior Bank Facilities." In the event of any such default, depending upon the actions taken by the Lenders, the Company could be prohibited from making any payments of principal of, or interest on, the Notes. See "Description of the Notes -- Ranking." In addition, the Lenders could elect to declare all amounts borrowed under the Senior Bank Facilities, together with accrued interest, to be due and payable or could proceed against the collateral securing such indebtedness. If the indebtedness under the Senior Bank Facilities were accelerated, there could be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes.

POSSIBLE INCREASES IN PRICES OF RAW MILK

     The principal raw material used by the Company is fluid milk. The price of raw milk is determined by a number of factors, including competitive factors as well as federal, state and regional regulations and support programs. See "Business -- The Dairy Industry -- Raw Milk Pricing" and "Business -- Raw Materials." There have been significant fluctuations in raw milk prices from time to time. Historically, the Company has generally been able to pass price increases through to its customers. There can be no assurance, however, that material increases in milk prices will not occur or that the Company will be able to pass any such price increases through to its customers.

     On November 6, 1997, a federal judge in Minnesota enjoined the United States Department of Agriculture ("USDA") from collecting Class I differentials in most federal market orders that establish the federally mandated minimum price of raw milk, beginning with November raw milk sales. The USDA has obtained a stay of this ruling pending the outcome of the USDA's appeal to the U.S. Court of Appeals for the 8th Circuit. Additionally, the USDA has proposed new rules for the federal milk marketing program which have been published for public comment. The comment period expires April 30, 1998. The USDA is also considering, as part of formal rulemaking, a proposal to establish a temporary price floor for raw milk. In addition, certain states have formed or are in the process of attempting to form regional milk-price compacts designed to ensure that cheaper milk from other regions does not undercut local producers' prices, which may result in higher milk prices than the federally mandated minimum prices. While management does not believe that these matters should have a material adverse effect on the Company's business, neither the outcome of the court proceedings, the final form of any new federal regulations or the existence or location of any additional state compacts nor the effect of such matters on the Company can be predicted with any certainty.

COMPETITION; CONSOLIDATION OF THE DAIRY INDUSTRY

     The Company's dairy and fruit drink processing and distribution businesses are subject to competition from other regional dairy processors and from large national food service distributors that also operate in the markets served by the Company. Competition in these businesses is based primarily upon service, price, brand recognition, quality and breadth of product line. The Company competes with independent processors, large national food service distributors and the business of Borden Dairies, which is operated by Milk Products. The business operated by Milk Products remains the Company's most significant competitor in Texas and Louisiana. See "Business -- Competition."

     The dairy processing industry has excess capacity and has been in the process of consolidation due to limited growth in the demand for fresh milk products, more efficient processing techniques and the establishment by large grocery retailers of captive dairy product processing plants. See
"Business -- The Dairy Industry."

DEPENDENCE ON KEY EMPLOYEES; PUT BY MR. SCHENKEL

     The success of the Company's future business operations is dependent in part upon the efforts and skills of certain key members of management. These persons include Mr. Schenkel and Mr. Ward. The loss of either of these persons could have an adverse effect on the Company. The Company has entered into employment contracts with each of Messrs. Schenkel and Ward which will have terms that will extend until 2002 and contain certain compensation arrangements and non-compete provisions. See "Management -- Executive Compensation." The Company has not obtained key man life insurance with respect to any of its key members of management.

     Commencing January 1, 2003, Mr. Schenkel has the right to put his interest in the Company to the Company or, if the Company does not elect to purchase Mr. Schenkel's interest, to DFA, and DFA has the right to call 20% of his interest in the Company. Any exercise of a put or call with respect to the Company triggers a corresponding put or call with respect to Mr. Schenkel's member interest in SFG Management. However, DFA may be prohibited from accepting or purchasing any interest in the Company or SFG Management if, after such purchase, DFA would own more than 50% of the voting interests in the Company or SFG Management. In October 1997 DFA and Mr. Schenkel entered into an agreement that sets forth Mr. Schenkel's remedies if DFA is unable to perform its obligations. See "Description of the Partnership Agreement and Operating Agreement -- Put and Call Relating to Mr. Schenkel's Interest in the Company and SFG Management."

POTENTIAL DEADLOCK AND CONFLICTS OF INTEREST BETWEEN MEMBERS OF THE GENERAL PARTNER

     Except as otherwise provided by the SFG Amendments, major decisions by the General Partner of the Company require the unanimous consent of representatives of DFA and Mr. Schenkel who are members of its management committee (the "Committee"). This creates the potential for deadlocks. In the event of a deadlock, the Partnership Agreement and the Operating Agreement each provides for arbitration of any disputes. See "Description of the Partnership Agreement and Operating Agreement."

     The Company is 50% owned by DFA, the nation's largest dairy cooperative. The Company has an agreement with DFA under which all of the Company's raw milk requirements are supplied by DFA. DFA's stated mission is to provide the highest possible return to its members for their milk. Although this relationship may create the potential for conflicts of interest in the Company's milk purchase and other activities, the Company believes that its relationship with DFA has not adversely affected the Company to date. The Company has agreed in the Indenture that its transactions with DFA and other Affiliates (as defined) will be conducted only in the ordinary course of business on terms not materially less favorable to the Company than would be obtainable in a comparable transaction with a person not an Affiliate of the Company. See "Description of the Notes -- Certain Covenants -- Limitation on Transactions with Affiliates."

ENVIRONMENTAL LIABILITIES

     The Company's operations and properties are subject to federal, state and local laws, regulations and ordinances relating to environmental matters, particularly those that govern discharges to air, soil and water, as well as the management of hazardous and toxic substances ("Hazardous Substances") or that impose liability for the costs of remediating sites affected by, and for damages resulting from, past disposal or other releases of Hazardous Substances ("Environmental Laws"). Ammonia, a refrigerant used extensively in the Company's operations, is considered an "extremely" Hazardous Substance pursuant to federal Environmental Law due to its toxicity. In the past, the Company has experienced occasional accidental releases of ammonia. The Company has established procedures and provided for containment systems to prevent or minimize the impact of any such releases in the future. However, there can be no assurance that any such future releases will not have a material adverse effect on the operations of a facility that may be the source of any such release. Many of the Company's owned and leased facilities, particularly those that provide maintenance services for truck fleets, store Hazardous Substances (e.g., gasoline, diesel fuel and used motor oil) in underground storage tanks. Leaks and spills associated with these tanks could require remediation of soil and/or groundwater, perhaps at substantial cost.

     Particular environmental regulations affecting the Company include stringent wastewater discharge standards and governmental requirements for the safe handling and storage of Hazardous Substances such as laboratory chemicals, cleaning and maintenance supplies and paints and solvents that are used in the Company's day-to-day operations. Failure to comply with these requirements may result in increased expenditures associated with governmental enforcement actions, cleanup costs, surcharges or capital improvements to correct non-compliance. See "Business -- Regulatory Environment -- Environmental Matters."

CHANGE OF CONTROL

     A Change of Control could require the Company to refinance substantial amounts of its indebtedness. Upon the occurrence of a Change of Control, the Issuers could be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase. However, the Credit Agreement prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Bank Facilities is repaid in full. The Issuers' failure to purchase the Notes would result in a default under the Indenture and the Senior Bank Facilities. The Credit Agreement also provides that the indebtedness under the Senior Bank Facilities could be accelerated in the event of a "Change of Control" as defined therein. A Change of Control as defined in the Indenture would constitute a "Change of Control" under the Credit Agreement. The inability to repay the indebtedness under the Senior Bank Facilities, if accelerated, could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Bank Facilities and the Notes. See "Description of Senior Bank Facilities" and "Description of the Notes -- Change of Control."

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness and the use of proceeds thereof are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the obligor. Under these statutes, if a court were to find that obligations were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the obligor received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the occurrence of the obligations, the obligor (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void or subordinate the obligations in question.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to the standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

ABSENCE OF PUBLIC MARKET

     The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchaser informed the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Outstanding Notes have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. The Exchange Notes will not be eligible for trading in the PORTAL market and the Company does not intend to apply for listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system. The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

EXCHANGE OFFER PROCEDURES AND CONSEQUENCES OF THE EXCHANGE OFFER TO NON-TENDERING HOLDERS OF OUTSTANDING NOTES

     Issuance of the Exchange Notes for Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of tendered Outstanding Notes, a properly completed, duly executed Letter of Transmittal and all other required documents or, in the alternative, after timely compliance with DTC's ATOP procedures described below. Therefore, holders desiring to tender their Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery.

     The Issuers are under no duty to give notification of defects or irregularities in the tender of Outstanding Notes for exchange. Any Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In such event, holders of Outstanding Notes seeking liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, holders of the Notes will not be entitled to receive any liquidated damages that would otherwise be payable by the Issuers if the Issuers failed to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement, the Issuers have agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior debt securities of the Issuers with terms substantially identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages) on or prior to 210 days after the Issue Date and
(ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 270 days after the Issue Date. In the event that any change in law or applicable interpretations thereof by the staff of the Commission do not permit the Issuers to effect the Exchange Offer as contemplated thereby, or if certain holders of the Outstanding Notes notify the Issuers that they are not eligible to participate in, or would not receive freely tradeable Exchange Notes in exchange for tendered Outstanding Notes pursuant to the Exchange Offer, the Issuers will use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Outstanding Notes and, with certain exceptions, to keep the Shelf Registration Statement effective until two years after the Issue Date. In the event that the Issuers are not in compliance with certain obligations under the Registration Rights Agreement, the Issuers shall be obligated to pay liquidated damages to holders of the Outstanding Notes. See "Exchange and Registration Rights Agreement."

     Each holder of the Outstanding Notes that wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any persons to participate in the distribution of the Exchange Notes, and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuers or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, except as described below, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act or broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder (i) is not engaged in and does not intend to engage in a distribution of such Exchange Notes and (ii) has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Issuers have agreed that, for a period of 90 days, if required, after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In that regard, each participating broker-dealer who surrenders Outstanding Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message in lieu thereof that, upon receipt of notice from the Issuers of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of the Exchange Notes pursuant to this Prospectus until the Issuers have amended or supplemented this Prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented Prospectus to such participating broker-dealer or the Issuers have given notice that the sale of the Exchange Notes may be resumed, as the case may be.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of the Outstanding Notes, except the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

     As of the date of this Prospectus, $150.0 million aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

     The Exchange Offer is not being made to, nor will the Issuers accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, will be entitled to the rights and benefits such holders have under the Indenture but, subject to certain limited exceptions, will not be entitled to the rights and benefits such holders previously had under the Registration Rights Agreement.

     The Issuers shall be deemed to have accepted for exchange properly tendered Outstanding Notes when, as and if the Issuers shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 1 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Issuers. The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     NEITHER THE GENERAL PARTNER OF THE COMPANY NOR THE BOARD OF DIRECTORS OF SFG CAPITAL IS MAKING ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Issuers extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Issuers expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Outstanding Notes. During any such extensions, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuers.

     In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date as in effect prior to such extension. Without limiting the manner by which the Issuers may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

     The Issuers reserve the right (i) to delay accepting for exchange any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Issuers will extend the period of the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 9 7/8% per annum, payable semi-annually, on March 1 and September 1 of each year, commencing on September 1, 1998. Holders of Exchange Notes will receive interest on September 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes. Interest on the Outstanding Notes accepted for the exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Issuers will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court of competent jurisdiction by or before any governmental agency with respect to the Exchange Offer which, in the Issuers' reasonable judgment, might materially impair the ability of the Issuers to proceed with the Exchange Offer;

          (b) Any rule, statute, or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Issuers' reasonable judgment, might materially impair the ability of the Issuers to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Issuers shall, in their reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to any such condition or may be waived by the Issuers in whole or in part at any time and from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In the event the Issuers assert or waive a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Issuers will follow the procedures for an extension or amendment of the Exchange Offer.

     In addition, the Issuers will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the TIA (as defined).

PROCEDURES FOR TENDERING

     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature therein guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or, in the alternative, comply with DTC's ATOP procedures described below. In addition, prior to the Expiration Date (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a properly transmitted Agent's Message and timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at DTC (sometimes hereafter referred to as the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent, or (iii) the holder must comply with the guaranteed delivery procedures described below. See "Book-Entry; Delivery and Form."

     PHYSICAL DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF THE HOLDER IS NOT USING DTC'S ATOP, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE,

INSTEAD OF DELIVERY BY MAIL. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE DESCRIBED TRANSACTION FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Outstanding Notes to tender on such beneficial owner's behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantor programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Issuers, should submit evidence satisfactory to the Issuers of their authority to so act with the Letter of Transmittal.

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus. The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. Accordingly, participants in DTC's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer the Outstanding Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's ATOP that is tendering Outstanding Notes which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the agreement may be enforced against such participant.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes, the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Issuers' interpreta-tion of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents or a timely Book-Entry Confirmation (with Agent's Message) of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three Nasdaq Stock Market trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal, together with the Outstanding Notes, or a Book-Entry Confirmation and properly transmitted Agent's Message, as the case may be, will be delivered by the Eligible Institution to the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal, as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation and properly transmitted Agent's Message, as the case may be, are received by the Exchange Agent within three Nasdaq Stock Market trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at the Dallas, Texas address set forth below under "-- Exchange Agent" or (ii) holders must comply with the appropriate procedures of DTC's ATOP system. Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which have been withdrawn will be returned to the holder thereof, and subsequently may be retendered by such holder, each in accordance with the procedures described under "-- Procedures for Tendering."

EXCHANGE AGENT

     Chase Bank of Texas, National Association has been appointed as Exchange Agent of the Exchange Offer.

     Unless the holder is complying with the appropriate procedures of DTC's ATOP system, Outstanding Notes, the Letter of Transmittal and other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date addressed as follows:

                   Chase Bank of Texas, National Association
                  c/o Texas Commerce Trust Company of New York
          Attention: Steve Horowitz, Corporate Trust Securities Window
                      North Building, Room 234, Window 20
                                55 Water Street
                            New York, New York 10041

     Questions, requests for assistance and notices of withdrawal should be directed to the Exchange Agent addressed as follows:

                   Chase Bank of Texas, National Association
                             Attention: Gary Jones
                          2200 Ross Avenue, 5th Floor
                              Dallas, Texas 75201
                           Telephone: (214) 965-3510
                           Facsimile: (214) 965-3577

     Requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent as follows:

                   Chase Bank of Texas, National Association
                           Attention: Steve Kohansion
                           Telephone: (214) 672-5751
                           Facsimile: (214) 672-5963

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Issuers and their affiliates.

     The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the Exchange Offer, including registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses, will be paid by the Issuers.

     The Issuers will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

     Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuers to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth in the Offering Memorandum dated August 27, 1997 distributed in connection with the offering of the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Outstanding Notes under the Securities Act. Based on interpretations by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act or broker-dealers) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Issuers have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the

Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes may request in writing.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in the Issuers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers. The cost of the Exchange Offer and the unamortized expenses related to the issuance of the Outstanding Notes will be amortized over the term of the Exchange Notes.

                                THE TRANSACTIONS

OVERVIEW

     On September 4, 1997, DFA acquired all of the issued and outstanding capital stock of Holdings and the Company acquired the Borden License for an aggregate purchase price of approximately $435 million. Holdings was the owner of Meadow Gold and the Borden Dairies.

     Immediately following the Acquisition, DFA made the Meadow Gold Contribution to the Company in exchange for (a) the assumption by the Company of DFA's obligations with respect to the Senior Bank Facilities, which included $175.0 million of Term Loans that were outstanding under the facilities at the time of the contribution and (b) the issuance by the Company to DFA of $90.0 million in stated amount of Preferred Interests.

     The Company acquired the Meadow Gold Trademarks from Investments for their appraised value of $50.0 million. In addition, the Company obtained the Borden License directly from Borden for the appraised value of the Borden Trademarks of $55.0 million. The Borden License grants to the Company rights to use the Borden Trademarks in all 50 states and Mexico.

     Concurrently with the Meadow Gold Contribution, DFA sold Borden Dairies to Milk Products for $65.0 million. Immediately prior to the Acquisition, Mr. Meyer divested his interest in the Company by selling it to Mr. Schenkel for $3.4 million. The Company sublicensed its rights to use the Borden Trademarks and related trademarks on a royalty-free basis to Milk Products for use in certain states, including Texas, Louisiana and New Mexico.

     In connection with the Meadow Gold Contribution, the Company issued the Outstanding Notes, and used the proceeds from the sale of the Outstanding Notes, together with $45.0 million contributed by Mid-Am Capital for Preferred Interests and an additional $15.0 million borrowed under the Term Loans, to repay all of the Existing Indebtedness, other than approximately $1.5 million, and to fund the Trademark Acquisitions.

THE ACQUISITION

     Pursuant to a Stock Purchase and Merger Agreement among DFA, Borden and Holdings (the "Acquisition Agreement"), a wholly-owned subsidiary of DFA ("Acquisition Subsidiary") acquired all the outstanding capital stock of Holdings owned by Borden. Immediately thereafter, Acquisition Subsidiary merged with and into Holdings, and cash payments were made to the remaining shareholders of Holdings, who were members of Holdings' management team. As a result of such merger, Holdings became a wholly-owned subsidiary of DFA. The aggregate purchase price paid by DFA for all of the capital stock of Holdings and by the Company for the Borden License was $435 million. In addition, Borden received $14.9 million from Holdings, the aggregate amount of earnings before income taxes of Holdings and its subsidiaries for the period from January 1, 1997 to September 4, 1997, after deducting certain distributions and payments for taxes made by Holdings to Borden and other agreed-upon adjustments.

THE MEADOW GOLD CONTRIBUTION

     After the Acquisition, Holdings and its subsidiaries (other than Investments and the subsidiary that owned the Borden Dairies) were merged into DFA. Immediately thereafter, DFA contributed the assets and liabilities that relate to Meadow Gold (other than the Meadow Gold Trademarks) to the Company.

     Upon receipt of the Meadow Gold Contribution, the Company issued to DFA $90.0 million in stated amount of Series B Preferred Interests and the Company assumed all of DFA's obligations under the Senior Bank Facilities, which consisted of $175.0 million of borrowings that were outstanding under the Term Loans at the time of the contribution.

     Pursuant to the terms of the Acquisition Agreement, until September 4, 1998 the Company is obligated to offer employee benefits to the employees of Meadow Gold that are comparable in the aggregate to the employee benefits that are currently in effect for such employees. The Company has adopted employee benefit plans for the employees of Meadow Gold that are substantially similar to their existing employee benefit plans. In consideration of the transfer of assets relating to the employees of Meadow Gold from the Borden, Inc. pension plans, the Company assumed the obligation to provide benefits to such employees with respect to such plans.

THE TRADEMARK ACQUISITIONS

     In connection with the Acquisition, the Company paid Borden the appraised value of the Borden License, which was $55.0 million. The Borden License authorizes the Company to process, sell and distribute certain products being processed, sold and distributed by Holdings and its subsidiaries on September 4, 1997, using the Borden Trademarks in the United States and to sell dairy products using the Borden Trademarks in Mexico. The license agreement is for an initial term of five years and will be automatically renewed, subject to the Company remaining in compliance with the terms of the License, for continuous five-year periods unless it is terminated by the Company. In addition, the Company received an assignment from Borden of certain of the state trademarks used by Meadow Gold. Other licenses enabling the licensees to use the Borden Trademarks in certain additional states are outstanding and the Borden License will be subject to these existing third party licenses. However, the Company will be entitled to any fees paid under the licenses.

     Immediately after the Acquisition, the Company purchased from Investments (which at the time of purchase was a wholly-owned subsidiary of DFA) all of the intellectual property rights relating to Meadow Gold owned by Investments, including the Meadow Gold Trademarks. The Company paid Investments the appraised value of the Meadow Gold Trademarks, which was $50.0 million.

     Upon consummation of the Trademark Acquisitions, the Company executed a trademark license agreement with Borden Foods Corporation ("Borden Foods") pursuant to which the Company granted Borden Foods an exclusive, royalty-free license (the "Borden Foods License") throughout the United States to use the Meadow Gold Trademarks in connection with the manufacture and distribution of sweetened condensed milk. In addition, Borden Foods executed a trademark license agreement with the Company to allow the Company to use the Eagle Brand trademarks (the "Eagle Brands License") in connection with the manufacture and distribution of ice cream until September 4, 1998, to permit the Company to fulfill Meadow Gold's existing contractual obligations and to convert its production to its other ice cream brands.

ISSUANCE OF MID-AM CAPITAL PREFERRED INTERESTS AND AMENDMENT OF SERIES A PREFERRED INTERESTS

     Mid-Am Capital made a $45.0 million cash investment in the Company through the purchase of the Mid-Am Capital Preferred Interests, which consisted of $15.0 million in stated amount of the 10% Series C Preferred Interests and $30.0 million in stated amount of the 9.5% Series D Preferred Interests. In addition, the SFG Amendments (as defined) amended the 10% Series A Preferred Interests held by DFA at the time of the Acquisition (the "Series A Preferred Interests") to provide for payment-in-kind distributions on the Series A Preferred Interests, and to provide that the Series A Preferred Interests rank pari passu with the Preferred Interests.

MEYER DIVESTITURE

     Immediately prior to the Acquisition, Mr. Meyer sold his 24.5% limited partner interest in the Company and his 25% member interest in SFG Management to Mr. Schenkel for $3.4 million. This sale terminated Mr. Meyer's interest in the Company and in SFG Management.

THE DIVESTITURE; THE BORDEN SUBLICENSE

     Borden/Meadow Gold Dairies, Inc., the subsidiary of Holdings that owned the Borden Dairies, sold Borden Dairies to Milk Products for $65.0 million. In connection therewith, DFA agreed with the Department of Justice ("DOJ") to amend the agreements relating to certain of its Joint Ventures (the "Joint Venture Agreement Amendments") and entered into a consent decree (the "DOJ Consent Decree") with regard to the Divestiture, a loan to be provided by Mid-Am Capital to Milk Products and certain other matters (collectively, "HSR Conditions"). DFA, the Company and Milk Products also entered into a consent decree with the Texas Attorney General relating to the loan provided by Mid-Am Capital to Milk Products and certain other matters (the "Texas Consent Decree"). See "Description of the Partnership Agreement and Operating Agreement" and
"Business -- Governmental Investigations and Litigation."

     In addition, the Company granted to Milk Products the Borden Sublicense and pursuant to another license agreement granted to Milk Products the right to use certain other marks currently used by the Borden Dairies, such as the Poinsettia and Lite Line trademarks. The Borden Sublicense is subject to other existing licenses of these marks, but is an exclusive license for Texas, Louisiana and New Mexico. Pursuant to these licenses, Milk Products also received a non-exclusive license of these marks for use in Arkansas, Mississippi, Florida, Alabama and Tennessee and the parts of Mexico currently served by the operations of the Borden Dairies, but only for the types of products sold by the Borden Dairies in those areas on September 4, 1997. The Borden Sublicense is for an initial term of five years and will be automatically renewed, subject to Milk Products remaining in compliance with the terms of the Borden Sublicense, for continuous five-year periods unless it is terminated by Milk Products.

SFG DEBT REFINANCING

     Immediately prior to the Transactions, the Company had outstanding (i) $70.9 million in secured debt owed to its existing bank lenders, (ii) $21.1 million in subordinated debt owed to Mid-Am Capital, (iii) $0.5 million in subordinated debt owed to SFG Management, and (iv) $1.5 million to various creditors. As part of the Transactions, all of the Existing Indebtedness other than the $1.5 million referenced in clause (iv) was repaid in full.

SFG FINANCING

     In connection with the Transactions, DFA entered into the Senior Bank Facilities in an aggregate principal amount of up to $250.0 million, consisting of $190.0 million principal amount of the Term Loans and the Revolving Credit Facility in an aggregate principal amount of up to $60.0 million provided by a group of lending banks. The Company assumed the obligations of DFA with respect to the Senior Bank Facilities in connection with the Meadow Gold Contribution, including $175.0 million initially borrowed by DFA under the Term Loans. See "Description of Senior Bank Facilities."

     The aggregate amounts paid by the Company to meet its obligations in connection with the Transactions consisted of approximately (i) $92.5 million to repay the Existing Indebtedness, (ii) $50.0 million to purchase the Meadow Gold Trademarks from Investments, (iii) $55.0 million to acquire the Borden License, and (iv) $16.1 million to pay costs and expenses incurred by the Company in connection with the Transactions (of which approximately $11.4 million was paid at Closing). The funds required by the Company to consummate the Transactions were provided by the proceeds from the offering of the Outstanding Notes, the issuance of the Mid-Am Capital Preferred Interests and the remaining $15.0 million of term loan borrowings under the Senior Bank Facilities.

DFA FINANCING OF ACQUISITION PURCHASE PRICE

     After deducting the amount paid by the Company for the Borden License, DFA was required to pay $380.0 million in connection with the Acquisition. These required funds were provided by (i) borrowings by DFA of $175.0 million under the Senior Bank Facilities (which were assumed by the Company in connection with the Meadow Gold Contribution), (ii) $65.0 million from the sale of Borden Dairies to Milk Products, (iii) $50.0 million from the sale by Investments of the Meadow Gold Trademarks to the Company, and (iv) $90.0 million of borrowings under DFA's credit facilities.

AMENDMENTS TO PARTNERSHIP AGREEMENT AND OPERATING AGREEMENT

     In connection with the Transactions, DFA and Mr. Schenkel also amended the partnership agreement of the Company (the "Partnership Agreement") and the limited liability company agreement of the General Partner (the "Operating Agreement"). These amendments (collectively, the "SFG Amendments") authorized the issuance of the Preferred Interests issued in the Transactions. They also implemented certain amendments agreed upon by DFA and the DOJ that restrict DFA's ability to participate in certain decisions about the operation of the Company, particularly decisions to expand its business. See "Description of the Partnership Agreement and Operating Agreement" and "Business -- Governmental Investigations and Litigation." The SFG Amendments also amended the put and call agreements relating to Mr. Schenkel's interest in the Company and SFG Management, so that at any time on or after January 1, 2003, Mr. Schenkel may require the Company or DFA to purchase all of his partnership interests in the Company, and DFA has the option to purchase up to 20% of Mr. Schenkel's interest in the Company. See "Description of the Partnership Agreement and Operating Agreement -- Put and Call Relating to Mr. Schenkel's Interest in the Company and SFG Management."

                                USE OF PROCEEDS

     There will be no proceeds to the Issuers from the exchange of Notes pursuant to the Exchange Offer. The Company used the $150.0 million gross proceeds from the sale of the Outstanding Notes, together with the $45.0 million investment in the Company by Mid-Am Capital and $15.0 million of borrowings under the Senior Bank Facilities, as follows: (i) $92.5 million to repay the Existing Indebtedness, (ii) $105.0 million to make the Trademark Acquisitions, and (iii) approximately $11.4 million to pay costs and expenses due at the closing in connection with the Transactions. See "Capitalization" and "The Transactions -- SFG Financing."

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of December 31, 1997, as derived from the Company's audited historical financial statements. This table should be read in conjunction with the historical financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                DECEMBER 31, 1997
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Long-term debt:
  Term Loans................................................         $181.0
  Revolving Credit Facility.................................           14.3
  Notes.....................................................          150.0
  Existing Indebtedness.....................................            1.4
                                                                     ------
          Total long-term debt..............................          346.7
     Less current maturities................................            (.8)
                                                                     ------
  Long-term debt, net of current maturities.................         $345.9
Partners' equity:
  Preferred Interests.......................................         $176.2
  General partner -- common interest........................             .4
  Limited partners -- common interest.......................           13.8
                                                                     ------
     Partners' equity.......................................          190.4
                                                                     ------
          Total capitalization..............................         $536.3
                                                                     ======

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

     The following Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred January 1, 1997. The Unaudited Pro Forma Combined Consolidated Statement of Income is based on the historical financial statements of the Company and Meadow Gold and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Combined Consolidated Statement of Income does not purport to represent what the Company's results of operations actually would have been if the Transactions had occurred as of the date indicated or what such results will be for any future periods.

     The Unaudited Pro Forma Combined Consolidated Statement of Income is based upon assumptions that the Company believes are reasonable and should be read in connection with the historical financial statements of the Company and Meadow Gold and the accompanying notes thereto included elsewhere in this Prospectus.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                  MEADOW     PRO FORMA    PRO FORMA
                                                        SFG(A)    GOLD(B)   ADJUSTMENTS   COMBINED
                                                        -------   -------   -----------   ---------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
  Net sales...........................................  $741.0    $313.3      $           $1,054.3
  Cost of sales.......................................   547.2     238.6          .4(c)      786.2
                                                        ------    ------      ------      --------
                                                         193.8      74.7         (.4)        268.1
  Selling, distribution and general and administrative
     expenses.........................................   140.4      61.6                     202.0

  Amortization of goodwill and other intangible
     assets...........................................    12.0       1.2        (1.2)(d)      16.5
                                                                                 2.7(e)
                                                                                 1.8(f)
                                                        ------    ------      ------      --------
  Income from operations..............................    41.4      11.9        (3.7)         49.6
  Interest expense....................................    16.5        --        16.4(g)       32.9
  Other income, net...................................    (1.2)     (0.5)                     (1.7)
                                                        ------    ------      ------      --------
  Net income..........................................  $ 26.1    $ 12.4      $(20.1)     $   18.4
                                                        ======    ======      ======      ========

  See Notes to Unaudited Pro Forma Combined Consolidated Statement of Income.

               NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
                              STATEMENT OF INCOME

     The Unaudited Pro Forma Combined Consolidated Statement of Income gives effect to the following unaudited pro forma adjustments:

          (a) The results for SFG for the year ended December 31, 1997 include the operations of Meadow Gold from September 4, 1997, the date of contribution. Pro forma adjustments have been made to recognize only the additional expenses that would have been incurred had the Transactions taken place on January 1, 1997.

          (b) Represents the revenues, expenses and division income of Meadow Gold for the period from January 1, 1997 through September 4, 1997.

          (c) Represents the additional depreciation expense resulting from the revaluation to fair value of property, plant and equipment contributed to the Company by DFA.

          (d) Represents the elimination of Meadow Gold's historical amortization of goodwill.

          (e) Represents the additional amortization of goodwill associated with the assets and liabilities of Meadow Gold contributed to the Company by DFA, which resulted in goodwill of $169.1 million to be amortized over a 40 year period.

          (f) Represents the additional amortization of the Trademark Acquisitions. The intellectual property acquired in the Trademark Acquisitions has a value of $105.0 million and will be amortized over 40 years.

          (g) Pro forma adjustments to interest expense are summarized as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1997
                                                                 ------------
                                                             (DOLLARS IN MILLIONS)
Elimination of interest on Existing Indebtedness...........          $(5.8)
Additional interest on the Notes...........................           10.0
Additional interest on Term Loans (assumed average variable
  rate of 8.5%)............................................           10.9
Additional interest on the Revolving Credit Facility and
  bank fees (assumed variable rate of 9.75%)...............             .4
Additional amortization of deferred financing costs
  incurred in connection with the Notes and the Senior Bank
  Facilities...............................................             .9
                                                                     -----
Net increase...............................................          $16.4
                                                                     =====

          An increase of 1/8% in the variable interest rate associated with the Term Loans and Revolving Credit Facility would result in incremental annual pro forma interest expense of $0.2 million.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected financial data of the Company for the period from February 17, 1994 through December 31, 1994, and for the years ended December 31, 1995, 1996, and 1997. The statement of income and balance sheet data for the periods from February 17, 1994 through December 31, 1994 and for the years ended December 31, 1995, 1996, and 1997 are derived from the Company's audited historical financial statements. The table also sets forth selected financial data for the year ended December 31, 1993 and for the period from January 1, 1994 to February 16, 1994, which has been derived from the unaudited historical financial statements of SFG Inc., the predecessor of the Company. In the opinion of management, the unaudited data include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Results of Operations," "Summary Historical Financial Data" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                          PREDECESSOR(a)                                      SFG
                              --------------------------------------   --------------------------------------------------
                                                     PERIOD FROM           PERIOD FROM          YEAR ENDED DECEMBER 31,
                                 YEAR ENDED       JANUARY 1, 1994 TO   FEBRUARY 17, 1994 TO   ---------------------------
                              DECEMBER 31, 1993   FEBRUARY 16, 1994     DECEMBER 31, 1994      1995      1996     1997(c)
                              -----------------   ------------------   --------------------   ------    ------    -------
                                      (DOLLARS IN MILLIONS)                          (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
  Net sales.................       $393.3               $55.6                 $387.5          $475.2    $551.6    $741.0
  Gross profit..............         98.7                12.4                   91.4           115.6     126.6     193.8
  Selling, distribution and
    general and
    administrative
    expenses................         84.7                15.6                   72.3            89.7     100.2     140.4
  Interest expense..........          4.1                 0.6                    8.3             9.1       7.6      16.5
  Net income (loss).........          6.0                (2.4)                   4.3            10.1      11.5      26.1
OTHER DATA:
  Ratio of earnings to fixed
    charges(b)..............         2.8x                  (d)                  1.4x            1.9x      2.2x      2.3x
BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets..............       $ 92.5               $96.4                 $181.7          $177.7    $182.5    $646.3
  Total indebtedness........         35.5                43.1                  120.8           103.2      96.0     346.7

---------------

(a) Due to a change in the basis of accounting for net assets of SFG at February 17, 1994 and to related financing activity associated with the purchase of an interest in SFG Inc. by DFA and certain affiliates, the financial results for the year ended December 31, 1993 and for the period from January 1, 1994 through February 16, 1994 and for the period from February 17, 1994 through December 31, 1994 include components, such as interest expense, amortization of goodwill and income taxes, which are not comparable between periods. The Predecessor was subject to income taxes, but SFG, as a partnership, is not subject to income taxes. Additionally, the total of the operations for the year ended December 31, 1993 and for the period from January 1, 1994 through February 16, 1994 for SFG Inc. and for the period from February 17, 1994 through December 31, 1994 for the Company are not necessarily comparable to financial information of the Company for the years ended December 31, 1995, 1996, and 1997.

(b) For purposes of computing this ratio, earnings consist of net income and fixed charges. Fixed charges consist of interest expense, amortization of debt discount and one third of rental expenses which is that portion of rentals considered to be representative of interest.

(c) Results for the year ended December 31, 1997 are not necessarily comparable to prior periods as Meadow Gold's operations are included in the consolidated results from September 4, 1997, the date of the Meadow Gold Contribution.

(d) Earnings were inadequate to cover fixed charges during the period from January 1, 1994 to February 16, 1994. The deficiency was $3.9 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On September 4, 1997, DFA contributed the operations, assets and liabilities of Meadow Gold to SFG. As a result of this transaction, the accompanying financial statements include the results of Meadow Gold from September 4, 1997, the date of the contribution, which is essentially four months of activity. During that period, Meadow Gold contributed $149.8 million to sales and $2.5 million to income from operations, which includes $2.2 million of amortization of goodwill and trademarks. SFG also acquired a small dairy, Land-of-Pines Dairy, in March 1997, and the operations of Barbe's Dairy were contributed to SFG by an affiliate of DFA in February 1997. Additionally, the 1997 period includes a full year of results for the operations of Pure Milk and Ice Cream Company, Inc. ("Pure Milk"), which was acquired in February 1996, while 1996 only includes a partial period of results for Pure Milk. Barbe's Dairy and Pure Milk (now operating as Oak Farms-Waco) have continued as operating dairy plants, while production and routes from Land-of-Pines Dairy have been consolidated into other processing and distribution facilities.

     The following discussion and analysis of the historical results of operations and financial condition of the Company covers periods before completion of the Transactions. Accordingly, the discussion and analysis of such historical periods does not fully reflect the significant impact that the Transactions will have on the Company. See "Unaudited Pro Forma Combined Consolidated Statement of Income." This discussion and analysis should be read in conjunction with the historical financial statements of SFG and Meadow Gold and the notes thereto included elsewhere in this Prospectus. SFG Capital, a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as co-issuer and co-obligor with respect to certain debt obligations of the Company, including the Notes, and has no operations.

HISTORICAL RESULTS OF OPERATIONS

  General

     SFG operates 26 facilities which process and package fluid milk products, cultured products, ice cream products, fruit juices and drinks and other dairy related products. The majority of SFG's sales are from fluid milk products, which include fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, whipping cream, half-and-half and buttermilk. These products are produced and marketed primarily under the Schepps, Oak Farms, Meadow Gold, Viva, Foremost, Brown's Velvet, Barbe's and Flav-O-Rich brand names, as well as various private labels. SFG produces cultured products, such as sour cream, cottage cheese and yogurt, as well as ice cream and fruit juices and drinks under its brand names, various private labels and third-party labels. SFG also distributes cultured products, fruit juices and drinks, ice cream products and other dairy related products such as cheese, eggs, butter and non-dairy creamers purchased from third parties.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net sales increased 34% to $741.0 million for the year ended December 31, 1997 compared to $551.6 million for the year ended December 31, 1996. The increase is due to increased volumes, offset partially by lower prices. The increase in volumes is primarily attributable to the addition of the operations of Meadow Gold, Barbe's Dairy and Land-of-Pines Dairy, as well as growth in SFG's existing customer base as large customers continued to expand operations and open new stores. These increases were partially offset by a decline in raw milk costs and therefore the prices charged to customers.

     Gross profits increased 53% to $193.8 million for the year ended December 31, 1997 compared to $126.6 million for the year ended December 31, 1996. This increase is attributable to the increase in net sales combined with an increase in gross margin percentage to 26.2% in 1997 compared to 22.9% in 1996. The gross margin percentage increase is due to improved recovery of raw milk cost changes, as well as improved results at two of SFG's smaller plants resulting from management changes and capital improvements.

     Selling, distribution and general and administrative expenses increased 40% to $140.4 million for the year ended December 31, 1997 compared to $100.2 million for the prior period. This increase is attributable to the operations of Meadow Gold and Barbe's Dairy, as well as an increase in distribution costs to support the higher level of sales. Selling, distribution and general and administrative expenses as a percentage of revenues increased to 19.0% for the 1997 period as compared to 18.2% for the 1996 period, primarily as a result of the decrease in prices received from customers.

     Amortization of goodwill and other intangible assets increased 56% to $12.0 million for the year ended December 31, 1997 as compared to $7.7 million for the prior period. This increase is due to higher amortization of goodwill, trademarks and other intangible assets resulting from the Meadow Gold, Barbe's Dairy and Land-of-Pines Dairy transactions.

     Interest expense increased 116.0% to $16.5 million for the year ended December 31, 1997 as compared to $7.6 million for the prior year due to higher average outstanding debt balances as a result of the Transactions, as well as higher weighted average interest rates under the Notes and Senior Bank Facilities.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net sales increased 16.1% to $551.6 million in 1996 as compared to $475.2 million in 1995. The increase is attributable to the purchase of a new dairy in early 1996, higher milk prices and increased volume. In February 1996, SFG purchased certain assets of Pure Milk in Waco, Texas, which contributed $17.5 million to net sales in 1996. Additionally, the average cost of raw milk increased approximately 16% in 1996 as compared to 1995, which resulted in higher prices to customers. Excluding the volumes sold by Pure Milk, the total volume of milk products sold in 1996 increased approximately 5.2% over 1995 due primarily to new customers in 1996.

     Gross profit increased 9.5% to $126.6 million in 1996 compared to $115.6 million in 1995. This increase is due primarily to the higher level of sales in 1996. Although the increase in raw milk costs were generally passed through to customers, the increased costs, combined with an increase in costs of certain packaging materials and items purchased for resale, caused the gross margin percentage to decline to 22.9% in 1996 from 24.3% in 1995.

     Selling, distribution and general and administrative expenses increased 11.7% to $100.2 million in 1996 as compared to $89.7 million in 1995. This increase is due primarily to the addition of the operations of Pure Milk which was acquired in February 1996 and costs related to the integration of the Pure Milk operations into SFG.

     Although income from operations increased in 1996 over 1995, income from operations as a percentage of net sales declined slightly to 3.4% in 1996 from 3.8% in 1995. This decrease is due to the additional costs incurred in 1996 to integrate the Pure Milk operations with those of SFG.

     Interest expense decreased 16.1% to $7.6 million in 1996 as compared to $9.1 million in 1995. The decrease is attributable primarily to a reduction in the average balance outstanding under the existing term loan and a reduction of the average interest rate on both the existing term loan and revolving loan facilities.

     Net income increased 14.3% in 1996 over 1995 as a result of the factors noted above. Net income as a percentage of net sales was consistent from 1995 to 1996 as the increases in selling, distribution and general and administrative expenses were offset by the decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities of $43.8 million for the year ended December 31, 1997 was $10.5 million higher than the prior year, due primarily to increased cash provided by working capital changes combined with higher net income. Cash and cash equivalents on hand at December 31, 1997 were $4.7 million compared to $2.0 million at December 31, 1996.

     Cash used in investing activities for the year ended December 31, 1997 of $125.1 million is primarily the result of the Trademark Acquisitions in September 1997 for $105.0 million. Cash used for acquisitions during the year ended December 31, 1997 also includes amounts paid for Land-of-Pines Dairy along with transaction fees related to the Meadow Gold Contribution. Cash used for additions to property, plant and equipment increased to $12.1 million in 1997 compared to $7.2 million in 1996, primarily as a result of the Meadow Gold

Contribution. Cash used for acquisitions during the year ended December 31, 1996 relates to the February 1996 acquisition of Pure Milk.

     Cash provided by financing activities was $84.1 million for the year ended December 31, 1997. This increase is a result of the proceeds from the $150.0 million of Notes, $15.0 million in proceeds under the Senior Bank Facilities, and $45.0 million of Mid-Am Capital Preferred Interests issued in connection with the Transactions, net of repayments of existing bank debt and related party notes. Additionally, SFG had refinanced outstanding debt in February 1997. Noncash investing and financing activities include $175.0 million of term loans under the Senior Bank Facilities which were assumed by SFG and $90.0 million of Series B DFA Preferred Interests in conjunction with the Meadow Gold Contribution to SFG in September 1997. Additionally, in February 1997 SFG issued $8.0 million in Series A Preferred Interests to an affiliate of DFA in conjunction with the affiliate's contribution of Barbe's Dairy to SFG.

     SFG's total debt at December 31, 1997 was $346.7 million. The $150.0 million of Notes bear interest at a rate of 9 7/8%, payable semi-annually beginning March 1, 1998, and mature September 1, 2007. The Term Loans consist of borrowings under two tranches, Tranche A for $90.0 million and Tranche B for $100.0 million. Both tranches bear interest at variable rates, which weighted average rates were 8.39% and 8.87% for Tranche A and Tranche B, respectively, at December 31, 1997. SFG had $14.3 million of borrowings and $1.8 million of letters-of-credit outstanding against its $60.0 million Revolving Credit Facility, leaving available borrowings of $43.9 million at December 31, 1997.

     In 1997 and 1998, the Company began to utilize interest rate collars and swaps to manage interest rate exposures. The principal objective of such contracts is to reduce the impact of changes in interest rates on its variable rate debt. The Company does not utilize financial instruments for trading or other speculative purposes. Swap agreements are contracts to exchange variable rates for fixed rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received. The Company makes interest payments on the Senior Bank Facilities based on the floating rate plus the applicable margin, and then either makes a payment to or receives a payment from the counterparty to the swap agreement based on the related notional amount and the difference between the fixed swap rate and the applicable floating rate.

     In January 1998, in order to fix the interest rates on the majority of the Company's bank debt, the Company entered into various interest rate swap agreements. The fixed LIBOR rate under these agreements ranges between 5.565% and 5.63%. These agreements have an aggregate initial notional amount of $127 million, which declines annually over a five-year period to a final aggregate notional amount of $23 million, and are cancellable at the counterparty's option at the end of three or four years, based on the individual agreement. The Company also has an interest rate collar with a notional amount of $28.0 million and a LIBOR rate cap of 7% and a floor of 5.65%. This agreement expires in October 2000.

     Interest payments on the Notes and on the Senior Bank Facilities represent significant liquidity requirements for SFG. SFG anticipates that the Notes will require annual interest payments of approximately $15 million and the Senior Bank Facilities will require substantial interest payments based on the unamortized loan balance and variable interest rates in effect (approximately $16 million annually based on December 31, 1997 balances and applicable interest rates). In addition to its debt service obligations, SFG will require liquidity for capital expenditures and working capital needs. Management believes that the cash flow generated from its operations, together with amounts available under the Revolving Credit Facility, should be sufficient to fund its debt service requirements, working capital needs, anticipated capital expenditures and other operating expenses. SFG's future operating performance and ability to service or refinance the Notes and to extend or refinance the Senior Bank Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond SFG's control.

     The Senior Bank Facilities and the Notes impose restrictions on SFG's ability to make capital expenditures and limit SFG's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of SFG, could limit SFG's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the Senior Bank Facilities and the Notes also, among other things, limit the ability of SFG to dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions.

     On November 6, 1997, a federal judge in Minnesota enjoined the USDA from collecting Class I differentials in most federal market orders that establish the federally mandated minimum price of raw milk, beginning with November raw milk sales. The USDA has obtained a stay of this ruling pending the outcome of the USDA's appeal to the U.S. Court of Appeals for the 8th Circuit. Additionally, the USDA has proposed new rules for the federal milk marketing program which have been published for public comment. The comment period expires April 30, 1998. The USDA is also considering, as part of formal rulemaking, a proposal to establish a temporary price floor for raw milk. In addition, certain states have formed or are in the process of attempting to form regional milk-price compacts designed to ensure that cheaper milk from other regions does not undercut local producers' prices, which may result in higher milk prices than the federally mandated minimum prices. While management does not believe that these matters should have a material adverse effect on the Company's business, neither the outcome of the court proceedings, the final form of any new federal regulations or the existence or location of any additional state compacts nor the effect of such matters on the Company can be predicted with any certainty.

     SFG is involved in certain threatened and pending governmental investigations and legal proceedings in the ordinary course of business. Although neither the outcome of these investigations and proceedings nor the effect of such outcome can be predicted with certainty, in the opinion of management, the outcome of these matters should not have a material adverse effect on the financial condition or results of operations of SFG.

     The Company has conducted an internal review of its computer systems to identify systems that could be affected by the "Year 2000" issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. Based upon its internal review, the Company presently believes that the Year 2000 issue will not pose significant operational problems for the Company's computer systems. However, the Company intends to utilize outside consultants during the first half of 1998, at an estimated cost of $100,000, to test its computer systems for Year 2000 compliance. The Company also intends to use reasonable efforts to assess whether any Year 2000 noncompliance of the computer systems of entities with which the Company's computer systems interact, including suppliers, customers and financial services organizations, could have an adverse impact on the Company. The Company expects its Year 2000 compliance program to be completed on a timely basis. However, there can be no assurance that the computer systems of other entities on which the Company's computer systems rely also will be Year 2000 compliant on a timely basis or that any such failure to be Year 2000 compliant would not have an adverse impact on the Company.

                                    BUSINESS

OVERVIEW

     The Company is a leading processor and distributor of fluid milk products in the United States. The Company markets its products in many of the rapidly growing Southern and Western states, including Texas, Louisiana, Utah, Montana, Idaho, Colorado and Hawaii. Major cities served by the Company in these areas include Dallas/Fort Worth, Houston, San Antonio, Salt Lake City, Denver and Honolulu. The Company has attained its strong market positions through a series of strategic acquisitions as well as through internal growth.

     The Company's predecessor businesses have produced premium quality, branded dairy products for over 50 years. The Company processes and distributes fluid milk products, cultured products (cottage cheese, sour cream and yogurt), ice cream products and fruit juices and drinks under the Schepps, Oak Farms, Meadow Gold, Mountain High, Viva, Foremost, Flav-O-Rich, Barbe's and Brown's Velvet Dairy brand names, as well as various third party labels (including Tropicana and Tampico) and private labels. These brand names are widely recognized in their respective markets. The majority of the Company's sales are from fluid milk products, which include fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, whipping cream, half-and-half and buttermilk. The Company also distributes other branded dairy products under various third party labels, such as Dannon, Yoplait, Haagen Dazs, Blue Bell, Nestle and Snickers, as well as other dairy related products such as cheese, eggs, butter, margarine and non-dairy creamers.

     The Company's customer base includes retail accounts, such as supermarkets and convenience stores, and food service accounts, such as restaurants, hotels, schools, hospitals, airlines and other institutions. The Company processes its products in 26 dairy processing plants and distributes its products from those plants and from 34 other major distribution facilities as well as numerous smaller distribution facilities.

COMPETITIVE STRENGTHS

     The Company believes that the following competitive strengths provide it with a foundation to enhance the Company's position as an industry leader.

     - STRONG MARKET POSITION AND CUSTOMER BASE. The Company believes it is a leading supplier of fluid milk products in each of the major metropolitan markets it currently serves. The Company's markets are concentrated in states which are experiencing rapid population growth and are projected by the U.S. Bureau of the Census to continue to grow rapidly. In addition, in the markets it serves, management believes the Company is the largest provider of fluid milk to many well-known companies that require significant amounts of fluid milk in their day-to-day operations, including retail accounts and food service accounts.

     - LOW COST/HIGH VOLUME PROVIDER. As a result of significant investments in facilities, equipment and personnel and high production volumes, management believes that most of the Company's processing plants operate on a highly efficient basis. In addition, the Company has acquired dairies in attractive markets and improved the efficiency of its operations by integrating dairy processing plants and distribution routes, increasing utilization of the Company's plants and implementing operating improvements while maintaining high product quality and customer service standards. These investments and acquisitions have resulted in a relatively low cost structure and provide a platform for the Company to further increase operating efficiencies and enhance economies of scale as production volumes increase.

     - STRONG BRAND RECOGNITION. The Company enjoys substantial brand awareness in the markets it serves. Additionally, the Company processes many fluid milk products sold under major supermarket private labels that are well-known and highly regarded in their markets. Although the Company currently does not widely use the Borden and Elsie trademarks, the rights the Company obtained as a result of the Transactions should provide an opportunity to increase revenues by introducing these trademarks into new markets or sublicensing them to other dairies. The Company's high level of brand recognition provides a broad market for its products and enables customers to easily identify its products at the dairy case.

     - LEADER IN CUSTOMER SERVICE. Due to the short shelf life of fresh fluid milk and the necessity of providing customers with a continuous supply of milk, customer service is a critical element of the competitive environment. The Company's commitment to customer service includes dependable seven day-a-week delivery coordinated through its 60 processing and major distribution facilities, customized delivery arrangements, high quality products and assurance of product availability. The Company also serves its customers by providing a full line of dairy products, from fluid milk and related products processed by the Company to third-party products such as branded ice cream and yogurt that the Company distributes.

     - EXPERIENCED MANAGEMENT TEAM. The Company's two most senior managers each have over 35 years experience with the Company and its predecessor businesses. Pete Schenkel, the Company's President and Chief Executive Officer, has been in the dairy business since 1958 and owns 50% of the common equity interests in the Company. Tony Ward, formerly Meadow Gold's Chief Executive Officer, has been in the dairy industry since 1961 and is the Vice Chairman of the Company.

     - RELATIONSHIP WITH DAIRY FARMERS OF AMERICA, INC. DFA, the largest dairy cooperative in the United States, is a 50% owner of the Company. Effective January 1, 1998, the Company entered into an agreement under which all of the Company's raw milk requirements are supplied by DFA.

BUSINESS STRATEGY

     The Company's strategy is to enhance net sales and profitability and strengthen its position as an industry leader through the following key initiatives:

     - SERVE MAJOR METROPOLITAN AREAS. By concentrating on major metropolitan areas such as Dallas/Fort Worth, Houston, San Antonio, Salt Lake City, Denver and Honolulu, the Company is able to operate many of its plants with high production volumes in centralized locations, resulting in significant processing efficiencies. Additionally, the Company has established and maintained strong relationships with major retail and food service customers located in these areas. Serving these large customers allows the Company to make high volume deliveries to individual customers, which minimizes distribution costs and product returns. The principal metropolitan areas currently served by the Company have been growing rapidly in recent years, contributing to increased sales and improved operating results.

     - INCREASE MARKET PENETRATION. Management plans to capitalize on its relationships with large retail and food service customers as these customers consolidate their suppliers and expand their operations in existing and new major markets. Also, as a result of the Meadow Gold Contribution, the Company expects to benefit from opportunities to cross-sell certain Meadow Gold branded products, including ice cream, extended shelf life products and yogurt.

     - ENHANCE OPERATING EFFICIENCIES. Management constantly reviews the Company's operations for opportunities to further reduce costs and increase manufacturing efficiencies through improved utilization of processing facilities and distribution routes and more efficient human resource allocation. For example, the Company's Norand data management system enables it to effectively interface between its processing facilities and route salesmen, as well as certain customers, in order to optimize scheduled delivery routes and efficiently manage inventory levels.

     - PURSUE SELECTIVE EXPANSION. Since its inception in 1987, the Company has actively pursued growth opportunities through selective acquisitions of dairy operations in attractive markets. These acquisitions have enabled the Company to grow in the markets it historically served and to expand operations into new geographic areas. These acquisitions have also enabled the Company to improve the efficiency of its operations through the consolidation of processing and distribution facilities and personnel. Management's acquisition strategy is to focus primarily on dairies that are located near large markets and have high volume customers. The Company will continue to assess viable acquisition opportunities as they arise.

COMPANY HISTORY AND OWNERSHIP

     SFG Inc., the predecessor business to the Company, was founded in 1987 by Pete Schenkel and Allen Meyer for the purpose of acquiring dairy companies in the Southern United States. In February 1994, DFA and certain affiliates acquired a significant interest in SFG Inc. In December 1994, SFG, a limited partnership organized under the laws of the State of Delaware, was formed to be the successor to the business of SFG Inc. Immediately prior to the Acquisition, Mr. Allen Meyer divested his interest in the Company and the General Partner to Mr. Schenkel in the Meyer Divestiture. Currently, the Company is owned by DFA (49.5%) and Mr. Schenkel (49.5%), as limited partners, and SFG Management (1%), as its general partner. Further, the General Partner, which has no operations or significant assets other than its investment in the Company, is owned 50% by DFA and 50% by Mr. Schenkel. DFA and Mid-Am Capital also hold Preferred Interests in the Company, which at December 31, 1997 aggregated $238.7 million in stated amount of Preferred Interests. See Note 10 of Notes to the Financial Statements of the Company and "Description of Preferred Interests."

     SFG Capital is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as co-issuer and co-obligor of certain debt obligations of the Company, including the Notes. SFG Capital does not have any operations or assets and will not earn any revenues. As a result, holders of the Exchange Notes should not expect SFG Capital to participate in servicing the interest and principal obligations on the Notes.

AFFILIATION WITH DAIRY FARMERS OF AMERICA, INC.

     The Company is an affiliate of DFA, the nation's largest dairy cooperative. At January 31, 1998, DFA had over 18,600 member farms operating in 42 states. DFA receives milk from its farmer members which it processes in its own plants or markets to its affiliates, including the Company, and others. In 1997, on a pro forma combined basis DFA marketed for its members 28.3 billion pounds of milk, representing approximately 18% of total U.S. milk production. DFA's dairy products, which include milk, cheese, butter, nonfat dry milk and formulated dairy food products, are processed in DFA's plants and sold to wholesale and retail customers. DFA's pro forma combined revenues for the year ended December 31, 1997 were approximately $6.2 billion.

     In addition to its 50% interest in the Company, DFA has equity interests in a number of other dairy affiliates and joint ventures, including Hiland Dairy Foods Company, Roberts Dairy Company, Adohr Farms LLC, Tuscan/Lehigh Dairies L.P., Sinton Dairy Foods Company, L.L.C., Valley Rich Dairy, Ideal American Dairy, Land-O-Sun Dairies, L.L.C., Melody Farms, L.L.C., Western Quality Foods, L.C. and Lea County Cheese Factory, Ltd. Co. DFA also has a 50% equity interest in Mid-Am Capital. In connection with the Transactions, DFA entered into the Joint Venture Agreement Amendments, including the SFG Amendments. See "The Transactions" and "Business -- Governmental Investigations and Litigation."

THE DAIRY INDUSTRY

  Overview

     The dairy processing industry is characterized as mature. Generally flat demand for fluid milk has resulted in an emphasis on the development of more efficient manufacturing processes. In order for processors to achieve economies of scale, high volume production has become increasingly important in dairy operations. As a result, the industry has undergone consolidation in recent years and larger, regional dairy processors have emerged. The Milk Industry Foundation estimates that the number of plants producing fluid milk products, has declined by 17% over the past five years from an estimated 749 plants in 1992 to an estimated 622 plants in 1996.

     The demand for fluid milk has been generally flat over the past ten years with declines in per capita consumption largely offset by population growth. Overall milk demand can be broken down into fluid milk and its derivative products, with fluid milk accounting for an estimated 37% of current demand, cheese accounting for 35% and other products including butter, nonfat dry milk, evaporated milk, ice cream and yogurt accounting for the remaining 28%. Although milk demand as a whole has remained stable, changes in the mix of fluid milk products have occurred as demand has increased for products with lower fat content, while demand has decreased for products with higher fat content.

  Raw Milk Supply

     The USDA estimates that in 1996 approximately 85% of the nation's milk supply was produced and marketed by approximately 237 dairy cooperatives and the other 15% was produced and marketed by independent producers. Total milk production increased by 9.5% from 143 billion pounds in 1985 to 156.6 billion pounds in 1997. The increase in production is due primarily to the increase in the output of milk per cow. According to the USDA, while the number of cows has declined an average of 0.8% per year over approximately the past 20 years, milk production has increased an average of 1.4% per year over the same period due to improved dairy farming practices and innovative techniques.

     In addition, the production of milk has been increasing in the West and Southwest and decreasing in the Midwest, which has traditionally been the largest supplier of milk. Currently, California, Wisconsin, New York, Pennsylvania and Minnesota are the five leading suppliers of milk. However, Idaho, Arizona, New Mexico and Florida are expected to realize sizeable production increases over the next several years due to population growth and the increase in milk output per cow. Several factors are contributing to the geographic shift, including rapid population growth in, and migration to, the West and Southwest, climate and costs. Population growth in the West and Southwest has resulted in an increased demand for milk in those areas. As a result of this increased demand and the perishability of fluid milk products which requires that production facilities be located in reasonably close proximity to the consumer, the production of milk will continue to move closer to the population centers in the West and Southwest. In addition, because of the milder climate in the West and Southwest, dairy farms in those regions have ample supplies of quality forage, abundant labor and lower land and facilities costs, resulting in lower costs.

  Raw Milk Pricing

     The price of raw milk purchased by dairy processors is determined based on a combination of factors including supply and demand and federal and state regulations. The federal government regulates raw milk pricing through the federal market orders and price support programs, and state governments can regulate raw milk pricing by establishing their own market order programs or by forming compacts that establish minimum prices for raw milk.

     On a monthly basis federal and state market orders determine the minimum price processors are required to pay for raw milk. Raw milk which is used to produce fluid milk is categorized as Class I, cultured products and ice cream as Class II, and butter, powdered milk and hard cheese as Class III. The market orders set the "basic formula price" per one hundred pounds of Class III milk, and establish incremental increases in the price for Class I and Class II milk. Class I differentials are based on the location of the plant while Class II differentials are the same in all market orders. Additionally, processors pay a "butterfat differential" based on whether the milk contains more or less than 3.5% butterfat.

     The price actually paid by processors is based on the market order price discussed above plus administrative and handling fees and premiums that may be charged by the cooperative or independent producer. Cooperatives also generally provide a receiving credit to processors which is based on processing plants receiving deliveries evenly seven days a week. Payments for the market order price and for the Class I and butterfat differentials are coordinated through the market order administrator, but payments for premiums and other fees charged by the producer are made directly to the cooperative or independent producer. As a result of this pricing mechanism, processors in the same market order areas pay essentially the same price for raw milk, and there is rarely any shortage in the amount of raw milk available for Class I or Class II products.

     Federal price support programs set the price the federal government will pay for certain products such as hard cheese and dry milk. As utilization of these programs by dairy farmers has declined in recent years, the federal government is phasing out price supports through 1999, at which time price supports will be replaced with a loan program under which loans for specified products will be available at the 1999 support price.

     On November 6, 1997, a federal judge in Minnesota enjoined the USDA from collecting Class I differentials in most federal market orders that establish the federally mandated minimum price of raw milk, beginning with November raw milk sales. The USDA has obtained a stay of this ruling pending the outcome of the USDA's appeal to the U.S. Court of Appeals for the 8th Circuit. Additionally, the USDA has proposed new rules for the federal milk marketing program which have been published for public comment. The comment period expires April 30, 1998. The USDA is also considering, as part of formal rulemaking, a proposal to establish a temporary price floor for raw milk. In addition, certain states have formed or are in the process of attempting to form regional milk-price compacts designed to ensure that cheaper milk from other regions does not undercut local producers' prices, which may result in higher milk prices than the federally mandated minimum prices. While management does not believe that these matters should have a material adverse effect on the Company's business, neither the outcome of the court proceedings, the final form of any new federal regulations or existence or location of any additional state compacts nor the effect of such matters on the Company can be predicted with any certainty.

PRODUCTS

     The Company produces a variety of dairy products, fruit juices and drinks. The Company's product mix is heavily weighted towards fluid milk. In addition, the Company produces cultured products, ice cream products, and other dairy related products.

     The table below illustrates management's estimate of the contribution of each product line to total sales:

                       PRODUCT LINE                         SALES CONTRIBUTION(a)
                       ------------                         ---------------------
Fluid milk products.......................................           79.8%
Cultured products.........................................            7.6
Fruit juices and drinks...................................            5.0
Ice cream products........................................            4.6
Other.....................................................            3.0
                                                                    -----
          Total...........................................          100.0%

        -----------------------

        (a) Based on total sales for the month ended December 31, 1997

     Fluid Milk Products. The Company produces fluid milk products such as fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, as well as buttermilk, half-and-half and whipping cream. Fluid milk products are sold under proprietary brand names as well as certain private labels. The Company produces milk under the Schepps, Oak Farms, Foremost, Flav-O-Rich, Barbe's, Brown's Velvet Dairy, Meadow Gold and Viva brand names. The Company also sells and distributes branded fluid milk products such as lactose-reduced and fortified products manufactured by third parties.

     Cultured Products. Cultured products include cottage cheese, sour cream and yogurt. The Company produces these products under the Schepps, Oak Farms, Foremost, Barbe's, Brown's Velvet Dairy, Meadow Gold, Viva and Mountain High brand names. The Company also produces these products under various private labels, and distributes Dannon and Yoplait brands of yogurt.

     Fruit Juices and Drinks. The Company produces orange juice and fruit drinks under the Schepps, Oak Farms, Meadow Gold, Brown's Velvet Dairy, Flav-O-Rich and Foremost brand names as well as under certain private labels.

     Ice Cream Products. The Company provides ice cream mix to fast food restaurant chains and produces ice cream, frozen yogurt and certain ice cream novelties, such as ice cream sandwiches, which are sold under the Meadow Gold, Olde Fashioned Recipe and Viva brand names. The Company also distributes ice cream and frozen novelties purchased from outside sources.

RAW MATERIALS

     Raw Milk. The most significant raw material used in the Company's operations is raw milk. Effective January 1, 1998 the Company entered into an agreement with DFA pursuant to which the Company has agreed to source all of its milk from DFA. Prices charged to the Company by DFA under the supply arrangement are at competitive market prices. The agreement is initially for a term of one year and thereafter may be canceled on 12 months' notice. See "-- The Dairy Industry -- Raw Milk Pricing." See "Certain Relationships and
Transactions -- Affiliation with DFA."

     Distributed Products. The Company purchases ice cream, yogurt and other dairy related products for distribution to its customers from numerous third party manufacturers. The Company selects these manufacturers, which include both large multi-line suppliers such as Nestle, and smaller specialty suppliers such as Haagen Dazs, primarily on the basis of their brand names and product lines. The Company has no significant long-term purchase obligations for the products it distributes, and management believes that the Company has adequate alternative sources of supply for the branded refrigerated and frozen food products it distributes.

     Crates, Packaging and Other Materials. Other production materials such as juice concentrates, sweeteners, flavorings and various packaging supplies, including milk crates, are purchased from numerous sources. The Company also purchases resins for blowmolding into plastic containers. The Company is not dependent upon any single supplier for such commodities.

PRODUCTION PROCESS

     The fluid milk production process includes the steps described below.

     Raw Milk Purchase and Processing. Milk producers transport their raw milk to the Company's processing facilities on an "as needed" basis. The weight of the milk is checked with either tank or truck scales. If raw milk passes the Company's quality control testing, the Company takes ownership of the milk and the raw milk is pumped into refrigerated silos. The milk is then transferred from the silos either to the separator or directly into the blending process. The separator is used to separate the butterfat from the skim milk. At this point, the milk is standardized (reduced fat milks are standardized to 1/2%, 1% or 2% milkfat) before being blended with vitamins and, in some cases (such as chocolate milk), flavorings. The milk is then pasteurized by flash-heating to approximately 168 degrees Fahrenheit to destroy harmful bacteria. Following the pasteurization process, the milk is homogenized, which breaks up the butterfat molecules so that the fat will not separate and rise to the top.

     Packaging. After pasteurization and homogenization, the Company packages milk into many different varieties of paper and plastic packages, including half-gallon, quart, pint and half-pint sizes. The Company blowmolds some of its own plastic containers in both gallon and half-gallon sizes. These containers are made in the processing facility through a blowmold process and then moved across conveyors to allow for cooling prior to being filled. For food service accounts, the Company often packages its products in bulk plastic bags. The Company stamps each product with an expiration date ranging from 12 to 17 days from the date of shipment, depending on certain state regulatory requirements. In addition, the Company provides certain nutritional information on the label of each container in accordance with regulations promulgated by the Food and Drug Administration ("FDA"). See "-- Regulatory Environment."

     Short-Term Storage. Each processing facility has its own temporary cold box storage space proportionate to its production capacity. Fluid milk products are generally stored in these facilities for no more than 24 hours. Products other than fluid milk may be kept in cold box storage longer. The products are then loaded into the Company's extensive distribution fleet for delivery to its customers.

     Quality Control. The Company has strenuous quality control procedures to ensure that its milk meets grade "A" standards. Upon receiving raw milk from its suppliers, the Company implements a series of checks on the milk's level of water, butterfat and non-fat solids and the presence of antibiotics and other residues. This ensures that raw milk purchased by the Company is of appropriate quality. Each processing facility has its own laboratory personnel who continually oversee the production process, checking products in each stage of production from raw materials to finished product. The Company keeps a sample of every batch of product on hand for a reasonable period in order to monitor product quality after it goes to market and to respond promptly in the case of a problem. The Company has set a general requirement that at least 90% of its products stay fresh for two days after the stamped expiration date. The manufacturing equipment is cleaned, washed, scrubbed and sanitized on a daily basis. The Company has invested in equipment in its major facilities that can be cleaned in place. This allows the Company to properly cleanse its equipment on a daily basis without disassembly. The Company also emphasizes the importance of keeping the manufacturing and storage areas clean and sanitary. The Company's products and processing facilities are subject to frequent inspections by federal and state government officials.

PROCESSING FACILITIES

     The Company operates a total of 26 processing facilities in 11 states. All of the Company's plants produce fluid milk except for the facilities in Des Moines, Orem and Perry, which only produce ice cream. Each of the Company's processing facilities currently runs multiple shifts per day. In addition, each processing facility also serves as a distribution facility.

     The following table provides detailed information regarding the Company's processing facilities:

                             PROCESSING FACILITIES

                                              GALLONS PROCESSED                   SQUARE
                                                   IN 1997          OWNED OR      FOOTAGE
                                                (IN MILLIONS)        LEASED     (THOUSANDS)
                                              ------------------    --------    -----------
Dallas, TX (Schepps Dairy).................          54.5             Owned         59.6
Houston, TX................................          52.1             Owned         68.2
Dallas, TX (Oak Farms Dairy)...............          34.5             Owned         85.0
Salt Lake City, UT.........................          33.8            Leased         74.9
San Antonio, TX............................          27.8             Owned         63.5
Boise, ID..................................          23.2             Owned         34.6
Shreveport, LA.............................          22.3             Owned         58.5
Englewood, CO..............................          19.6(a)          Owned         88.7
Tulsa, OK..................................          18.3            Leased         63.7
Lincoln, NE................................          14.9            Leased        103.7
New Orleans, LA............................          13.0             Owned        100.0
Greeley, CO................................          12.9             Owned         74.9
Waco, TX...................................          12.7             Owned         51.3
Delta, CO..................................          11.5             Owned         15.2
Canton, MS.................................          11.5            Leased         36.3
Great Falls, MT............................           8.3(a)          Owned         39.0
Pocatello, ID..............................           8.1            Leased         21.0
Westwego, LA...............................           7.0             Owned         24.6
Des Moines, IA.............................           6.4(b)          Owned         41.1
Honolulu, HI...............................           6.4(a)         Leased         80.1
Billings, MT...............................           5.8             Owned         34.4
Kalispell, MT..............................           5.1             Owned         25.3
Perry, IA..................................           4.7(b)          Owned         28.8
Orem, UT...................................           4.5(b)          Owned         36.7
Hilo, HI...................................           1.6            Leased         17.6
Puhi, HI...................................           0.8            Leased         13.8

---------------

(a)  Amount includes some ice cream production.

(b)  Amounts represent ice cream production.

MARKETS

     The Company's markets are concentrated in several states which are experiencing and are projected by the U.S. Bureau of the Census to continue to experience rapid population growth. Because per capita fluid milk consumption has been declining, one of the most important factors in determining growth in the consumption of dairy products is the rate of population growth in that market. Population growth in the states in which the Company markets its products is currently projected by the U.S. Bureau of the Census to increase at a faster rate than for the U.S. as a whole.

     The following table presents the contribution to the Company's pro forma combined sales in 1997 by marketing area:

                       MARKETING AREA                         SALES CONTRIBUTION
                       --------------                         ------------------
Dallas/Ft. Worth, TX........................................         25.9
Houston, TX.................................................          8.3
San Antonio, TX.............................................          7.5
Salt Lake City, UT..........................................          7.4
Denver, CO..................................................          6.3
Honolulu, HI................................................          5.9
Shreveport, LA..............................................          5.5
Boise, ID...................................................          4.4
Tulsa, OK...................................................          4.1
Lincoln, NE.................................................          3.1
Grand Junction, CO..........................................          3.1
Other.......................................................         18.5
                                                                     ----
          Total.............................................          100%
                                                                     ====

CUSTOMERS

     The Company's customer base consists primarily of retailers and food service accounts. Most supply arrangements are terminable on short notice or at will. Albertson's Inc., which the Company estimates accounted for approximately 12% of the Company's pro forma combined net sales for 1997, was the only customer which accounted for more than 10% of the Company's pro forma combined net sales in that year.

     Retailers. Retail accounts consist primarily of supermarkets and convenience stores. Supermarkets (local supermarket chains in particular) and convenience stores typically purchase dairy products from local dairies such as those operated by the Company.

     Food Service Accounts. Food service accounts include schools, restaurants, hotels, hospitals, airlines and other institutions. Food service customers are highly service oriented and less sensitive to price changes than retail customers. In particular, more service is required for ordering, stocking and rotating stock. Additionally, food service customers require more delivery frequency, yet have more limited delivery times. Numerous specialty products and various bulk products are also delivered to these customers. As a result of these factors, strong relationships are important to maintain food service customers, and dependable service can lead to customer loyalty.

MARKETING AND DISTRIBUTION

     The Company sells products primarily through its own sales force. In addition, independent distributors are utilized primarily in rural areas and for the sale of certain product lines such as ice cream novelties, including ice cream sandwiches, creamsicles, popsicles, and brokers are utilized for distribution of Mountain High yogurt.

     The Company distributes products from 60 major facilities, 26 of which also serve as processing facilities. The Company owns 25 of its major distribution branches. The following table provides additional information with respect to the Company's major distribution facilities with 1,000 square feet or more (excluding the processing facilities):

                            DISTRIBUTION FACILITIES

                                                         SQUARE FOOTAGE
                                                          (THOUSANDS)      OWNED OR LEASED
                                                         --------------    ---------------
Houston, TX............................................       43.7              Owned
Austin, TX.............................................       27.0              Owned
Missoula, MT...........................................       25.0              Owned
Grand Junction, CO.....................................       20.0              Owned
Thibodaux, LA..........................................       15.6              Owned
Riverton, WY...........................................       13.9              Owned
Colorado Springs, CO...................................       13.8              Owned
Ogden, UT..............................................       10.3              Owned
Butte, MT..............................................       10.0              Owned
Las Vegas, NV..........................................        9.7              Owned
Longview, TX...........................................        9.2              Owned
Humble, TX.............................................        8.6              Owned
Wichita, KS............................................        7.5              Owned
San Antonio, TX........................................        7.3              Owned
Oklahoma City, OK......................................        6.0              Owned
Pueblo, CO.............................................        5.5             Leased
Helena, MT.............................................        5.0              Owned
St. George, UT.........................................        4.5             Leased
Idaho Falls, ID........................................        4.0              Owned
Jackson, WY............................................        4.0              Owned
Evansville, WY.........................................        4.0              Owned
Paris, TX..............................................        3.0              Owned
Twin Falls, ID.........................................        2.5              Owned
Wichita Falls, TX......................................        2.5             Leased
Cheyenne, WY...........................................        2.3              Owned
Austin, TX.............................................        2.0              Owned
Beaumont, TX...........................................        2.0              Owned
Baton Rouge, LA........................................        2.0             Leased
Wichita Falls, TX......................................        2.0             Leased
Vernal, UT.............................................        2.0              Owned
Denison, TX............................................        2.0             Leased
Gulfport, MS...........................................        1.8             Leased
Price, UT..............................................        1.8             Leased
Lufkin, TX.............................................        1.0             Leased

     Products are distributed to customers primarily through the Company's own distribution fleets directly to customers' stores. Centralized deliveries to customer warehouses are generally performed by common carrier. The Company's distribution fleet includes approximately 1,600 tractors and route trucks and approximately 900 trailers that are used to service its customer network. The Company's distribution fleet is approximately 62% owned and 38% leased.

COMPETITION

     The Company's processing and distribution businesses are subject to competition from other regional dairy processors and from large national food service distributors that also operate in the markets served by the Company. Competition in these businesses is based primarily upon service, price, brand recognition, quality and breadth of product line. Increased competition has resulted from the fact that the dairy processing industry has excess capacity and has been in the process of consolidation due to limited growth in the demand for fresh milk products, more efficient processing techniques and the establishment by large grocery retailers of captive dairy product processing plants.

     In Texas and Louisiana markets, the Company, Borden Dairies, other regional dairies and captive processing plants operated by supermarket chains are currently the only significant dairy processors. In addition, there are a few small scale independent processors in Texas and Louisiana against whom the Company competes within specific markets, but each of these small processors competes only in its specific geographic market. The Company's competitors outside of Texas and Louisiana consist primarily of smaller, regional dairy processors and captive supermarket processing plants. The Company will also continue to compete with large national food service distributors which also provide dairy products from other dairy processors to their customers.

EMPLOYEES

     As of February 28, 1998, the Company employed approximately 4,600 people, of whom approximately 10% are supervisory level employees. Approximately 27% of employees are members of collective bargaining units, including units of the International Brotherhood of Teamsters. The Company's management considers its relations with employees to be good and believes that its employees are a key element to the continuing success of the Company. The Company has never experienced a work stoppage.

     Following the consummation of the Acquisition, the Company kept in place the corporate offices of Meadow Gold in Ogden, Utah. The Company anticipates that it will be able to consolidate the administrative operations of Meadow Gold in Dallas, so that the Ogden corporate offices will likely be closed by early 1999.

REGULATORY ENVIRONMENT

  Federal Regulation of Milk Prices and Related Matters

     The federal government has two programs, price supports and market orders that can affect the prices paid by the Company for raw milk and thus can affect the net sales and net margins of the Company. The price support program will be phased out in 1999 and replaced with a loan program in 2000, and the number of market orders will be reduced from 32 to between 10 and 14 by April 1999. While the modification of these programs under the existing regulations is not expected to adversely affect the Company's net sales and net margin, portions of the federal milk order regulations have been successfully challenged, and new rules have been proposed by the USDA. See "-- The Dairy Industry -- Raw Milk Pricing" and "-- Raw Materials -- Raw Milk."

     As a purchaser and processor of milk, the Company is required to pay certain assessments to the National Dairy Promotion and Research Board and the National Processor Advertising and Promotion Board and its pro rata share of administrative expenses of administering the market order program.

  State Regulation of Milk Prices and State Compacts

     Various state governments also have programs which affect the price of milk. For instance, Hawaii, Montana and California have their own milk market order programs that set basic formula prices for raw milk produced by dairy farmers in these states. Recently, Congress authorized the formation of a state compact that has authority to regulate the price received by dairy farmers for raw milk in the states of Vermont, New Hampshire, New York, Connecticut and Massachusetts and certain other states are in the process of attempting to form additional regional milk-price compacts. To date, the basic formula prices established in Hawaii, Montana and California and by the compact generally have exceeded the basic formula price established under the federal milk market order program. While management does not believe that these developments should have an adverse effect on the Company's business, neither the existence of or location of any additional state compacts nor their effect on the Company can be predicted with any certainty.

  Tariffs

     The Federal government imposes quota restrictions on certain imported dairy products, which limit the quantity that may be imported at a given tariff rate during a specified period. These tariff quotas are designed to protect the integrity of the dairy price support program and the domestic dairy industry. If these tariff quotas are removed and there is dumping of dairy products in this country, the Company and the industry could be adversely affected. The NAFTA and GATT accords provide for tariffs on certain imported dairy products to decrease or be eliminated over time, but only if certain conditions are met. For instance, a number of different dairy products may currently be imported duty-free from Mexico, subject to quantitative limitations. Reduction of tariffs on imported dairy products may adversely affect domestic producers or processors of competitive products, such as the Company.

  Public Health

     As a processor and distributor of food products, the Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. The FDA regulates manufacturing practices for food through its good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by the Company, and prescribes the format and content of certain information required to appear on food product labels.

     In addition, the FDA enforces the Public Health Service Act and related regulations, which are designed to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The Company's products and facilities are subject to both scheduled and unannounced inspections by the FDA and the USDA and by various state agencies. The Company and its products are also subject to state and local regulation such as the licensing of dairy processing facilities, enforcement by state and local health agencies of state standards for the Company's products, inspection of the Company's facilities and regulation of the Company's trade practices in connection with the sale of dairy products. As is the case with other dairy processors, the Company may recall products either voluntarily or as a result of regulatory action. The Company has not been required by a regulatory agency to recall any products in recent years.

  Environmental Matters

     The Company's operations and properties are subject to extensive regulation pursuant to Environmental Laws, particularly those governing the management, release and disposal of Hazardous Substances. Ammonia, a refrigerant used extensively in the Company's operations, is considered an "extremely" Hazardous Substance pursuant to federal Environmental Law due to its toxicity. In the past, the Company has experienced occasional accidental releases of ammonia. The Company has established procedures and provided for containment systems to prevent or minimize the impact of any such releases in the future. However, there can be no assurance that any such future releases will not have a material adverse affect on the operations of a facility that may be the source of any such release.

     Wastewater discharges from the Company's processing plants are typically subject to sewer use ordinances, pretreatment regulations and permit requirements imposed by the municipalities that receive and treat and the plants' wastewater. From time-to-time, a plant's discharge may exceed established municipal wastewater limits for biochemical oxygen demanding materials, total suspended solids and pH. Generally, excess discharges result in the payment of wastewater surcharges to the affected municipalities. In the case of severe or persistent violations, however, the affected municipalities may impose fines, require the construction and operation of pretreatment facilities or require the processor to take other action to abate such violations.

     Many of the Company's owned and leased facilities, particularly those that provide maintenance services for truck fleets, store Hazardous Substances (e.g., gasoline, diesel fuel and used motor oil) in underground storage tanks. Leaks and spills associated with these tanks could require remediation of soil and/or groundwater, perhaps at substantial cost. Moreover, underground storage tanks are subject to extensive regulations covering operation and maintenance, leak detection and reporting, financial responsibility, corrective action and closure. The Company may need to make expenditures from time-to-time to remain in compliance with these regulations and to upgrade existing facilities.

     In addition to ammonia, the Company's facilities utilize a variety of other Hazardous Substances in the ordinary course of business. These substances include laboratory chemicals, cleaning and maintenance supplies and paints and solvents. The Company is required to report inventories of certain Hazardous Substances, including ammonia, to state and local emergency response agencies and to maintain and, if necessary, implement emergency plans at affected facilities. Some of the Company's facilities were constructed with asbestos-containing materials ("ACM"). The presence of ACM may impose additional operating costs on the Company in connection with building maintenance, protection of affected employees and renovation or demolition of structures that contain ACM.

     The Company believes that it is in compliance in all material respects with all applicable Environmental Laws. To date, compliance with such requirements has not had a material adverse impact on the Company's capital expenditures, earnings or competitive position.

TRADEMARKS

     The Company owns a number of registered United States trademarks, including Schepps, Oak Farms, Meadow Gold, Mountain High, Lite Line, Profile, Big Dip, So-Lo, None, Midwest Farms, Golden Royal, Cabell's, The Dairy Best, Knowlton's, Jersey Gold, Dairy Land, Holland Dutch, Skim-Line, Econo-Way, Olde Fashioned Recipe, Farmstead, Go Lightly, Viva-Yo, Blue Valley, Grand Old Vanilla, Starflake, Poinsettia, Svelte and Frostick. In addition, the Company has filed federal trademark applications for its Barbe's and Brown's Velvet Dairy tradenames. The Company is also licensed to use the Borden, Elsie, Flav-O-Rich and Foremost trademarks to process and sell dairy products. The Company also has arrangements with the owners of the Nestle and Tampico trademarks to package and sell products under those registered trademarks. In addition, the Company distributes a number of products that are manufactured by third parties and sold by the Company under registered trademarks of the third parties. Management is not aware of any facts that would materially adversely impact continuing use of the trademarks and tradenames currently used by the Company.

GOVERNMENTAL INVESTIGATIONS AND LITIGATION

     In connection with the Transactions, DFA, the Company, and Milk Products entered into the DOJ Consent Decree. The DOJ Consent Decree required DFA to divest the Borden Dairies, but provided that the sale to Milk Products as part of the Transactions satisfied this requirement. The DOJ Consent Decree also required Mid-Am Capital to divest the Milk Products loan over approximately a two-year period. The DOJ Consent Decree prohibits, among other things, DFA, Mid-Am Capital and the Company from purchasing membership interests in or assets of, or from making additional loans to, Milk Products. The Company does not expect that the terms of the DOJ Consent Decree will have a material adverse effect on its operations.

     As a further part of the HSR Conditions, DFA implemented the Joint Venture Agreement Amendments relating to the Company and two other Joint Ventures (Hiland and Roberts) that operate in part of the territory previously served by Meadow Gold. The Joint Venture Agreement Amendments, including the SFG Amendments, restrict DFA's access to non-public, competitively sensitive information relating to packaged fluid milk products. In addition, the Joint Venture Agreement Amendments restrict DFA's ability to initiate unilaterally the termination of the Joint Ventures (including the removal of the General Partner of the Company) or to increase its ownership in the Joint Ventures to greater than 50%. The Joint Venture Agreement Amendments also restrict DFA's ability to vote on matters involving budgets and capital expenditures, the incurrence of new debt relating to capital expenditures, and the selection and compensation of officers. With respect to Sinton, another Joint Venture that operates in part of the territory currently served by Meadow Gold, DFA representatives have resigned from Sinton's representative committee and DFA will have no further rights to participate in Sinton's management.

     The Company, Mr. Schenkel, DFA, Borden, Inc., Mr. Meyer, and Milk Products received civil investigative demands ("CIDs") from the State of Texas relating to the Transactions. DFA, Milk Products and the Company entered into the Texas Consent Decree, which also requires Mid-Am Capital to divest its interest in the loan to Milk Products on terms similar to those contained in the DOJ Consent Decree. The Texas Consent Decree prohibits, among other things, DFA, Mid-Am Capital and the Company from purchasing membership interests in or assets of, or from making additional loans to Milk Products.

     In July 1991, Schepps-Foremost, Inc., a predecessor of SFG Inc. ("Schepps-Foremost"), entered into a consent judgment and agreed permanent injunction to settle certain civil antitrust claims made by the State of Texas against it for the sale of dairy products to the State of Texas, its agencies and Texas public schools during the period from 1975 to 1989. Schepps-Foremost agreed to pay a civil fine of $575,000 to the State of Texas, to pay damages of $5.2 million to the Texas public schools and to be restrained from violating the Texas Antitrust Act. Also in the late 1980's DOJ initiated federal grand jury investigations in a number of states into suspected bid-rigging and market allocation in the dairy industry. In May 1994, SFG Inc. entered into a Settlement Agreement pursuant to which it paid the United States an aggregate of approximately $3 million in damages and fines and pled guilty to conspiring to rig bids to supply fluid milk products to Texas and Louisiana public schools. SFG Inc. entered into compliance agreements with certain federal agencies, including the USDA (except for certain ongoing reporting requirements, most of the substantive provisions of which expired January 13, 1998) and the Defense Logistics Agency (except for certain ongoing reporting requirements, most of the substantive provisions of which expired October 24, 1997), to implement antitrust compliance and other programs to demonstrate that SFG, Inc. remains an eligible government contractor. If the Company does not comply with these agreements, cause for suspension and/or debarment from participating in federal nonprocurement programs may exist. Management of the Company believes it is in substantial compliance with these agreements and that compliance does not have a material adverse effect on the Company.

     On August 6, 1997, a lawsuit entitled David Curry, et.al. vs Borden, Inc., Southern Foods Group, LP., et.al. was filed against the Company and other dairy processors in Texas in the District Court of Harris County, Texas. The plaintiff alleges that containers of processed milk sold by the Company and the other dairy processing defendants to grocery stores and schools were under-filled and did not contain the volume of milk stated on the carton based upon certain tests allegedly performed by the USDA. The plaintiff alleges violation of the Texas Deceptive Trade Practices-Consumer Protection Act, breach of express warranty, breach of the warranty of merchantability and common law fraud. The plaintiff is asserting a claim for an unspecified amount of damages. The plaintiff seeks to maintain the case as a class action on behalf of all persons who purchased retail milk from the defendants in gallon, quart, pint or half-pint containers in the State of Texas from August 5, 1993 to August 5, 1997. A hearing on whether the case will be maintained as a class is set for August 17, 1998. The case is not set for trial. This matter is in the early stages of discovery. The Company believes it has meritorious defenses and intends to vigorously defend the lawsuit. Although the outcome of this matter is uncertain, management does not believe that the lawsuit will have a material adverse effect on the Company.

     The Company is party to certain litigation in the normal course of business. Management does not believe the outcome of any of these proceedings will materially affect the Company's financial position or results of operations.

                                   MANAGEMENT

     The following table sets forth the executive officers of the Company and the executive officers and Representatives (as defined) on the Committee of SFG Management.

           NAME               AGE                            POSITION
           ----               ---                            --------
Pete Schenkel..............   61    President, Chief Executive Officer and Representative
Anthony R. Ward............   57    Vice Chairman
Patrick K. Ford............   31    Chief Financial Officer
Gary E. Hanman.............   64    Representative
Gerald L. Bos..............   58    Representative
Jerry W. Frie..............   59    Representative

     Pete Schenkel has served as President of the Company since 1987, became Chief Executive Officer in 1994 and has served on the Committee since the formation of SFG Management in December 1994. Mr. Schenkel became President of Schepps in January 1985, where he previously served as President of the Northern Division and General Manager. Mr. Schenkel joined Schepps in 1958 when a local dairy company owned by his father was purchased by Schepps. Mr. Schenkel is a past Chairman of the Dallas/Fort Worth International Airport Board of Directors and was former Texas Governor Clement's appointee to the Board of Directors of Texas Tourism and Development Agency. He is also a member of the Board of Goodwill Industries and the Dallas Citizen Council. He is a member of the Board of Directors at First Bank and for the Milk Industry Foundation. Mr. Schenkel is also the President and Chief Executive Officer of SFG Capital.

     Anthony R. Ward serves as Vice Chairman of the Company. Mr. Ward was appointed Chairman of the Board of Directors, President and Chief Executive Officer of Borden/Meadow Gold in May 1995. Prior to assuming this position, Mr. Ward served as Western Region Manager of the Dairy Division of Borden since 1993 and Western Region Sales Manager since 1992. Mr. Ward has over 36 years of experience in the dairy industry, all of which have been with Borden and the Company.

     Patrick K. Ford joined SFG in June 1997 and assumed the position of Chief Financial Officer upon Mr. Frie's resignation from that position in December 1997. Mr. Ford served as Assistant Controller-Corporate with Weatherford Enterra, Inc. from September 1996 through May 1997. Prior to assuming that position, Mr. Ford was employed by Price Waterhouse LLP since 1990, most recently serving as Senior Manager. During his tenure with Price Waterhouse LLP, Mr. Ford served as an auditor of SFG from 1990 through 1995. Mr. Ford is the Chief Financial Officer, Secretary and Treasurer of SFG Capital.

     Jerry W. Frie has served as a Representative on the Committee of SFG Management since September 4, 1997. Mr. Frie served as Chief Financial Officer of SFG from 1987 to December 1997, and has 30 years of experience in the dairy industry in both accounting and operations management functions. Mr. Frie began his career with Foremost where he progressed from a junior accountant, to Controller, to General Manager of Foremost's Shreveport production facility. In 1985, Mr. Frie became the Controller and Treasurer for Schepps. Mr. Frie is Chairman of the Master Dairies Financial Group, and a member of M.I.F. Federal Milk Order Committee. Mr. Frie continues to serve as a part time employee of the Company for various matters such as raw milk pricing policies.

     Gary E. Hanman has served as a Representative on the Committee of SFG Management since the formation of SFG Management in December 1994. Mr. Hanman who is the President and Chief Executive Officer of DFA, became its Chief Executive Officer in July 1988. Prior to that time, Mr. Hanman was Executive Vice President and General Manager of DFA from 1975, and before that was Vice President of Fluid Marketing for DFA. Mr. Hanman previously was employed by the Federal Milk Market Administrator at St. Louis, Missouri from 1956 until 1964. In 1994, Mr. Hanman was appointed to a three year term on the National Fluid Milk Promotion Board by the Secretary of Agriculture. This 20 member board, composed of fluid milk processors, administers the $55 million, handler-funded advertising and promotion program aimed at increasing Class I fluid milk sales throughout the U.S. In January 1995 he was elected President of the National Council of Farmer Cooperatives, a national organization that represents 100 of the nation's agricultural cooperatives in Washington, D.C. for a two year term. Mr. Hanman also chaired the NCFC's Political Action Committee.

     Gerald L. Bos has served as a Representative to the Committee of SFG Management since the formation of SFG Management in December 1994. Mr. Bos is the Chief Financial Officer of DFA. Mr. Bos joined DFA as Vice
President -- Finance and Accounting in April 1979, and became the Chief Financial Officer of DFA on January 1, 1998. Mr. Bos worked with the accounting firm of Touche Ross & Co. from 1963 to 1979, and was a partner in that firm.

EXECUTIVE EMPLOYMENT AGREEMENTS

     In connection with the Transactions, the Company entered into executive employment agreements with Pete Schenkel and Anthony R. Ward. The employment agreements are for a term of five years and the term automatically extends for one or more one year terms unless either the Company or the employee, not less than 90 days prior to the commencement of any term, notifies the other party that the agreement will expire at the end of the term. The employment agreements provide for the payment of an annual salary, which cannot be less than the base salary of $359,000 for Mr. Schenkel and $336,000 for Mr. Ward, an annual bonus as determined from time to time by the Company, which in the case of Mr. Ward will be an amount equal to .66% of the earnings before interest, income taxes, depreciation and amortization of Meadow Gold not to exceed his base salary for the year, and certain other employee benefits. If the Company terminates the executive without cause or if the Company materially breaches the agreement and such breach is not cured within 30 days, the Company is obligated to pay the employee a severance benefit. The severance benefit is equal to the base salary for the then remaining term of the agreement payable in monthly installments, plus the annual bonus, if any, which would have otherwise been paid to the employee during each year of the remaining term. The employment agreements define "cause" as death of the employee; total disability of the employee; the dissolution and liquidation of the Company other than as a part of a reorganization or sale of all or substantially all of the assets of the Company where the Company's business is continued; a conviction or plea of guilty or no contest by the employee to a felony involving fraud, embezzlement, theft or dishonesty or other criminal act; habitual neglect of the employee's duties or failure to perform obligations that is not remedied within 30 days after written notice from the Company; or any material breach by the employee of the agreement which is not cured within 30 days after written notice from the Company.

     In addition, Mr. Ward's employment agreement provides that for a period of two years after termination of his employment he may not compete with the business of the Company in any of the states of the United States located west of the Mississippi River as long as the Company continues to conduct business in that area. In addition, he may not solicit customers or employees of the Company during that period. Mr. Schenkel's employment agreement also contains a two year non-compete provision after termination of his employment and a non-solicitation provision. Mr. Schenkel's non-compete provision is limited to Texas, Louisiana, Oklahoma, and Arkansas. Mr. Schenkel's employment agreement provides that in the event of his death during the term of the agreement, his base salary will continue to be paid to his estate for a year and one-half of his base salary will be paid for an additional year.

RETIREMENT PLANS

     The Company maintains the Southern Foods Group, L.P. Employees Savings and Profit Sharing Plan ("Profit Sharing Plan"). All employees of the Company are eligible to participate in the Profit Sharing Plan upon completion of six months of service, as defined. The Company matches employee contributions equal to 50% of the participant's contribution up to 3% of the participant's compensation. The Company may also make discretionary contributions based on profits. Employees vest in the Company's contribution after two to five years of service.

     Selected management personnel are eligible to participate in the Management Security Plan, an unqualified plan. The Company matches 100% of contributions up to 3% of each participant's compensation. Employees vest in the Company's contribution after two years of service.

     Effective October 1, 1996, the Company adopted the Supplemental Executive Retirement Plan ("SERP"). The SERP is available to certain specified executives of the Company ("SERP Participants") and provides benefits based on a percentage of the executives' salaries. Benefits are payable monthly for the

SERP Participant's life upon retirement, disability or involuntary termination. Such monthly amount will be equal to 70% of the greatest annual earnings received by the SERP Participant from the Company during any consecutive twelve calendar month period on or prior to the SERP Participant's retirement date, less the sum of the maximum monthly amount that could be payable to the SERP Participant under the Profit Sharing Plan and the monthly retirement benefit payable to the SERP Participant by the Social Security Administration, whether or not actually paid. The SERP is non-qualified and unfunded and there is no calculation of market value or fair value of the assets in the SERP. The estimated annual benefits payable under the SERP upon retirement for Pete Schenkel and Jerry Frie are $174,000 and $54,000, respectively.

     Meadow Gold employees are eligible to participate in a 401(k) plan upon date of hire. The Company matches contributions equal to 50% of the participant's contribution up to 5% of each participant's compensation. Employees vest in the Company's contribution over five years. Most Meadow Gold employees also participate in a retirement cash contribution plan where benefits are based generally on compensation and credited service. For most hourly employees, benefits under this plan are based on specified amounts per year of credited service.

     See Note 8 of Notes to the Financial Statements of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid to the Company's Chief Executive Officer and the other executive officers of the Company for the fiscal years shown.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION(a)
                           ---------------------------------------------------
        NAME AND                                               OTHER ANNUAL           ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)    COMPENSATION($)(b)    COMPENSATION($)(c)
   ------------------      ----    ---------    --------    ------------------    ------------------
Pete Schenkel              1997    $358,651     $455,888        $2,000,000            $  740,260(d)
Chief Executive            1996     361,800      319,507           746,563                20,354
Officer..................  1995     334,039      285,747                                  21,341
Jerry W. Frie              1997     117,832      124,146                --                77,070
Chief Financial            1996     114,869       72,876                                   7,454
Officer(e)...............  1995     111,142       71,481                                   6,668
Allen Meyer                1997     259,076      614,286         2,000,000             1,137,272(d)
Former Vice                1996     348,400      272,542           751,754                18,229
President(f).............  1995      73,442      253,642                                   4,406
Tony Ward
Vice Chairman(g).........  1997     110,200                                                6,612

---------------

(a) Excludes the aggregate, incremental cost to the Company of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(b) Represents amounts distributed to the partners of the Company as Partnership Tax Amounts to pay federal and state income tax due on partnership income. See "Description of the Partnership Agreement and Operating Agreement."

(c) Represents amounts contributed by the Company under retirement plans, less the amounts set forth in footnote (d) below, where applicable.

(d) Includes special distributions made to Mr. Schenkel ($700,000) and Mr. Meyer ($1,100,000), as partners in the Company, in connection with the Transactions. See "Certain Relationships and Transactions -- Certain Distributions and Related Party Payments."

(e) Jerry W. Frie resigned as Chief Financial Officer of the Company effective December 31, 1997.

(f) Allen Meyer resigned as Vice President of the Company effective May 22, 1997, and has had no affiliation with the Company since September 4, 1997. Mr. Meyer owns Milk Products, an independent company which acquired and operates the assets of the Borden Dairies.

(g) Tony Ward became an employee of the Company on September 4, 1997. Amounts shown represent the salary paid to Mr. Ward for the period September 4, 1997 to December 31, 1997, but exclude $119,301 of bonus earned in such period but paid in 1998.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

AFFILIATION WITH DFA

     The Company is an affiliate of DFA. DFA owns a 49.5% limited partnership interest, Mr. Schenkel owns a 49.5% limited partnership interest and SFG Management owns a 1% general partnership interest in the Company. SFG Management is owned 50% by DFA and 50% by Mr. Schenkel. In addition, as of December 31, 1997, DFA owns $192.3 million in net stated amount of Preferred Interests, including unpaid preferred returns, and Mid-Am Capital owns an additional $46.4 million in stated amount of Preferred Interests, including unpaid preferred returns, of the Company. Mid-Am Capital is owned 50% by DFA and 50% by seven other companies, including the Company, which has a seven percent equity interest in Mid-Am Capital. For a description of the Transactions, see "The Transactions" and for a description of the governance of the Company see "Description of the Partnership Agreement and Operating Agreement."

     Effective January 1, 1998, DFA and the Company entered into a written milk supply agreement pursuant to which the Company agreed to source all of its raw milk requirements from DFA or from other dairy cooperatives with which DFA has cooperative marketing agency agreements as long as DFA's prices are competitive with those which could be obtained from independent sources.

     On January 1, 1998, DFA merged with three other large dairy cooperatives. The other cooperatives were Milk Marketing Inc. of Strongsville, Ohio, Western Dairymen Cooperative Inc., and the southern region of Associated Milk Producers, Inc. Together, these cooperatives represented over 18,600 member farms in 1997. Total sales of the combining cooperatives were approximately $6.2 billion in 1997. The consolidation did not constitute a "Change of Control" within the meaning of the restrictive covenant described under "Description of the Notes -- Change of Control."

     In connection with the Acquisition, DFA assumed Borden's rights and obligations with respect to certain equipment and vehicles used by Holdings in its dairy operations by entering into new master lease agreements with the lessors. DFA subleased the leased equipment used by Meadow Gold to the Company on the basis of passing through DFA's rights and obligations under the new master lease agreements. In addition, DFA has agreed to pay to Borden any contributions in excess of $5 million that the Pension Benefit Guaranty Corporation may require to be made by Borden to benefit plans that the Company will sponsor for employees of Meadow Gold. Since such contributions are for the benefit of the Company, the Company will issue Additional Preferred Interests to DFA in a stated amount equal to any such DFA contribution. See "Description of Preferred Interests."

     In July 1994, DFA entered into a lease agreement with Unionbanc Leasing Corporation pursuant to which Unionbanc leased to DFA certain equipment used by the Company. DFA has subleased the equipment to the Company on a pass through basis.

     The Company employs Mr. Jerry Bos, the CFO of DFA and a Representative on the Committee, as a consultant on financial services. The Company paid Mr. Bos consulting fees of $100,000 and $125,000 for 1997 and 1998, respectively.

OWNERSHIP REORGANIZATION AND CONTRIBUTION BY DFA OF THE BARBE'S DAIRY ASSETS

     In October 1996, Messrs. Meyer and Schenkel each purchased for $100,000 a 10% membership interest in SFG Management from Mid-Am Finance, Inc., the predecessor of Mid-Am Capital and an affiliate of DFA. In February 1997, Messrs. Schenkel and Meyer each increased their ownership in the Company by contributing $3.1 million each for a 24.75% Common Limited Partnership Interest (as defined). DFA retained the remaining 49.5% Common Limited Partnership Interest and received Series A Preferred Interests in a stated amount of $76.9 million. At that time, an affiliate of DFA also contributed to the Company the assets and liabilities of Barbe's Dairy, Inc. and received Series A Preferred Interests in a stated amount of $8.0 million. See "Description of the Partnership Agreement and Operating Agreement."

LEASE OF AND OPTION TO PURCHASE PROCESSING PLANT AND LICENSE OF TRADEMARKS FROM FLAV-O-RICH, INC.

     Flav-O-Rich, Inc. ("Flav-O-Rich"), a wholly owned subsidiary of DFA, has leased a dairy processing plant owned by it in Canton, Mississippi to the Company, pursuant to a Lease Agreement between the Company and Flav-O-Rich dated February 28, 1995. The lease initially was for a one year term and, so long as the Company is in compliance with its terms, extends automatically for one year terms unless terminated by either party upon at least 90 days' notice. The lease is a net lease and the annual base rent is $180,000. The Company has a right of first refusal to purchase the plant in the event that Flav-O-Rich receives an offer or desires to sell the plant. In addition, the Company has an option to purchase the Canton plant at any time during the term of the lease, at an option price that varies depending on the month in which the option is exercised ranging from an option price of $1,066,250 if the option is exercised in May 1998 to $820,000 if the option is exercised in February 2000. In addition, the Company obtained a royalty-free license to use the Flav-O-Rich trademarks in the states of Louisiana, Mississippi and Arkansas and a portion of Tennessee for specified dairy products. The license continues so long as the lease agreement is in effect and for three years after any exercise of the option to purchase the plant. The Company believes that these agreements are on terms substantially equivalent to those obtainable from an unaffiliated party.

CERTAIN DISTRIBUTIONS AND RELATED PARTY PAYMENTS INVOLVING PARTNERS

     Immediately prior to the closing of the Acquisition, the Company distributed to Mr. Meyer approximately $1.1 million in cash as a special distribution. In addition, the Company made a special distribution to Mr. Schenkel of approximately $700,000 in cash and approximately $400,000 in stated amount of Series E Preferred Interests, all of which interests were immediately contributed to the Company. The Company also issued to DFA approximately $2.2 million in stated amount of Series E Preferred Interests, of which $400,000 was immediately contributed to the Company. Such distributions were made in connection with the Meyer Divestiture and to maintain equality with respect to the Common Partner Interests of DFA and Mr. Schenkel. In addition, on September 10, 1997 the Company made additional distributions to Messrs. Schenkel and Meyer of $2.0 million each as a distribution of Partnership Tax Amounts (as defined) in respect of certain tax liabilities and to DFA of $4.0 million of Series E Preferred Interests. See "Description of Preferred Interests."

     Mr. Schenkel's son is employed by the Company as the Company's sales manager and Mr. Schenkel's son-in-law is employed as the general manager of the Dallas Oak Farms plant. In 1997, they received compensation from the Company in the amounts of $68,984 and $95,936, respectively.

PUT AND CALL RELATING TO MR. SCHENKEL'S INTEREST IN THE COMPANY AND SFG
MANAGEMENT

     At any time on or after January 1, 2003, Mr. Schenkel may require the Company or DFA to purchase all of his partnership interests in the Company and his member interest in SFG Management, and DFA has the option to purchase up to 20% of Mr. Schenkel's interest in the Company. See "Description of the Partnership Agreement and Operating Agreement -- Put and Call Relating to Mr. Schenkel's Interest in the Company and SFG Management."

                    DESCRIPTION OF THE PARTNERSHIP AGREEMENT
                            AND OPERATING AGREEMENT

     The following discussion summarizes provisions of the Partnership Agreement and the Operating Agreement, as amended through March 31, 1998.

     The Partnership Agreement authorizes both common partnership interests ("Common Interests") that participate in the Company's profits and losses and have voting rights and preferred limited partnership interests ("Preferred Interests") that are only entitled to the return of the stated amount of the Preferred Interests, but are entitled to a preferred return from the Company's profits (the "Preferred Return") and do not have voting rights other than as required by law or as specified in the Partnership Agreement. Currently the Company has one general partner, SFG Management, which has a common general partnership interest in the Company, and two limited partners, Pete Schenkel and DFA, which have common limited partnership interests in the Company (collectively, the "Common Limited Partners", and together with the General Partner, the "Common Partners"). The Company also has outstanding five series of Preferred Interests, four of which were issued in connection with the Transactions. The holders of Preferred Interests are hereinafter referred to as "Preferred Limited Partners", and together with the Common Partners, the "Partners" (each a "Partner"). At December 31, 1997 the Company had an aggregate of $238.7 million stated amount of Preferred Interests outstanding.

     The Company is managed by its General Partner, SFG Management, except that without the prior written consent of the Common Limited Partners, the General Partner does not have authority to take certain actions, including taking any action which would cause a limited partner to be personally liable to a creditor of the Company or which would possess or assign partnership property for other than a Company purpose.

     The membership interests of SFG Management are owned 50% each by DFA and Mr. Schenkel. SFG Management is governed by its members (collectively, the "Members", and each a "Member") which act through the Committee, consisting of two members appointed by DFA and two members appointed by Pete Schenkel (collectively, the "Representatives" and each a "Representative"). DFA appointed Messrs. Hanman and Bos as members of the Committee and Mr. Schenkel appointed himself and Mr. Jerry Frie, the former Chief Financial Officer of the Company, as members of the Committee. Actions by the Committee require a written consent signed by all Representatives or that a quorum, consisting of one Representative of each member, be present and that all Representatives present approve the action.

     The Committee may delegate its powers to officers of SFG Management except that it may not delegate the powers in respect of certain matters, including any actions or approvals to be taken by SFG Management on behalf of the Company, the appointment or removal of any officer of SFG Management or the Company, and the acquisition, expansion or disposal of facilities of SFG Management or the Company.

     Pursuant to the SFG Amendments, DFA agreed to certain revisions to the Partnership Agreement and the Operating Agreement that restrict or modify its rights to have its Representatives participate and vote with respect to certain matters affecting the Company. For instance, with respect to matters relating to the acquisition, expansion or disposal of facilities, DFA has agreed to certain restrictions regarding its ability to participate in the capital budget and capital expenditure process, particularly when the Company contemplates an expansion of its business. With respect to budgeting and capital expenditures relating to the processing and sale of fluid milk products, DFA has agreed that it will not participate in a vote on expenditures unless the total project cost exceeds $3 million. In that case, DFA is obligated to vote in favor of an expenditure unless it has persuaded an independent decisionmaker (an individual experienced in accounting and financial matters who is not affiliated with DFA) that the expenditure would not be a rational business decision and would threaten the ongoing financial viability of the Company. With respect to budgeting and capital expenditures relating to products other than fluid milk products, DFA may not disapprove projects of under $3 million and may only disapprove capital expenditures on projects with a total project cost of more than $3 million if it persuades an independent decisionmaker that the expenditure would not be a rational business decision for a company whose primary business purpose is to process and sell products with milk as their primary ingredient. In addition, DFA has agreed to not participate in a vote regarding the incurrence by the Company of any new borrowings relating to the capital expenditures described above unless such approval is necessary to satisfy requirements imposed by a creditor of the Company. With respect to the appointment or removal of any officer of the Company or the General Partner, the Representatives appointed by Mr. Schenkel will nominate all officers and DFA will be obligated to vote for such officers unless the nominee lacks appropriate management experience or other qualifications. No officer, director or employee of DFA or its Joint Ventures (other than the Company) may serve as an officer of the Company or the General Partner. In addition, compensation decisions with respect to the officers will be restricted to Representatives appointed by Mr. Schenkel. The SFG Amendments will restrict the rights of the Representatives of DFA to vote on certain other matters with respect to the Company.

CERTAIN ACTIONS THAT REQUIRE MEMBER APPROVAL

     The Committee may not undertake certain actions unless it first receives the consent of all of the Members, which actions include the sale, lease, transfer or other disposition of all or substantially all of SFG Management's assets or business; any increase or decrease in the capitalization of or the admission of any new Member to SFG Management; the making of loans by or from SFG Management with, any guarantee of debt on behalf of or contract or amendment to any contract with, any Member or any affiliate of any Member; the making of a material tax election under the Code affecting SFG Management or its Members unless specifically allowed pursuant to the terms of the Operating Agreement; the confession of a judgment or bankruptcy filing by or the liquidation or dissolution of SFG Management; the conversion of SFG Management into another form of entity; the offering of any securities or membership interests to third parties by SFG Management; and any amendment or modification of the Operating Agreement or the Certificate of Formation of SFG Management.

ARBITRATION OF DISPUTES

     The Partnership Agreement provides that all controversies, claims and matters of difference between the Partners will be submitted to arbitration in Dallas, Texas, and that the Partners agree to abide by all awards rendered in the proceedings. During the pendency of arbitration proceedings relating to a default, no party is considered in default until the final award has been rendered. The Operating Agreement also provides for arbitration of disputes.

INDEMNIFICATION AND FIDUCIARY STANDARDS

     Each Partner has agreed to indemnify and hold harmless the Company and its other Partners from all losses, liabilities, claims and expenses arising out of any breach of the Partnership Agreement by such Partner or actions or omissions of the Partner that are outside of the scope of its authority as a Partner.

     The Company has agreed to indemnify the General Partner and its officers, managers, employees, members and agents to the fullest extent permitted by law from all costs and expenses incurred by such parties as a result of acting on behalf of or having been associated with the Company so long as the indemnified party is not ultimately adjudged to have engaged in gross negligence, willful misconduct or a breach of a material provision of the Partnership Agreement.

     The Operating Agreement provides that SFG Management must indemnify to the fullest extent permitted by law each representative, member and officer of SFG Management or the Company against all costs, expenses and liabilities incurred in connection with any action, suit or proceeding with which such person may be involved by reason of having been a representative, member or officer of SFG Management or the Company.

ALLOCATIONS AND DISTRIBUTIONS

     Allocations. Subject to certain special allocations, net profits of the Company for any fiscal year will be allocated first to the Preferred Interests to bring their capital accounts to an amount equal to the cumulative Preferred Returns on such interests for all prior and current periods. Next, net profits will be allocated ratably to eliminate any deficit balance in any Partner's capital account balance. Next, to the extent net losses have been allocated in prior periods in amounts that were not pro rata among the Common Interests, net profits will be allocated to cause the balances of the capital accounts related to the Common Interests to be in proportion to such Common Interests and the remainder will be allocated pro rata to the Common Interests. Subject to certain special allocations, losses will be allocated to the Common Interests pro rata except that no Common Limited Partner may receive an allocation which would cause such Common Limited Partner to have a deficit in its capital account at the end of any fiscal year of the Company.

     Distributions. The Company intends to distribute to its Partners its gross cash receipts from operations (as well as any net cash proceeds received from the sale or financing of its assets unless it is a sale of all or substantially all of the assets of the Company) less the portion required to pay the Company's expenses and less any reserves established by the General Partner for operating expenses, taxes, maintenance, insurance, capital expenditures, repairs and other items deemed reasonable and necessary for the Company's business or operations (collectively, "Net Operating Cash Flow"). Net Operating Cash Flow may be distributed to the Partners so long as (i) after the distribution is made, the liabilities of the Company, excluding the Company's liability to its Partners for their capital contributions, do not exceed the fair market value of the assets of the Company and (ii) no distribution would reduce a Partner's capital account below zero unless it is a distribution of Partnership Tax Amounts.

     Net Operating Cash Flow is distributed first to certain Partners (the "Eligible Partners") until each of the Eligible Partners has received a distribution in an amount equal to the combined federal, state and local income tax on the amount of such Partner's net amount of taxable income of the Company allocated to it for the taxable period using the highest combined tax rates (or alternative minimum tax rates) under federal, state and local law after taking into account any deductibility of such taxes on any other tax return (the "Partnership Tax Amount"). The Eligible Partners are (i) Mr. Schenkel and (ii) prior to the Meyer Divestiture, Mr. Meyer. In the event Net Operating Cash Flow is insufficient to make any distribution of Partnership Tax Amounts for a period, the deficiency must be satisfied as soon as Net Operating Cash Flow is available. Next, within 45 days after the end of each fiscal semi-annual period Net Operating Cash Flow is distributed to the Preferred Limited Partners who are entitled to cash payments of Preferred Returns until each Preferred Limited Partner has received a distribution equal to the excess of the cumulative Preferred Return due to such Preferred Limited Partner for the period from the issuance of the Preferred Interest to the end of the semi-annual period over the sum of all Preferred Returns previously paid to such Partner (the "Unpaid Preferred Return"). Finally, in the discretion of the General Partner, the balance of any Net Operating Cash Flow may be distributed to the Common Partners or to the Preferred Partners, subject, however, to any limitations on such distributions contained in any agreement to which the Company is a party. In connection with the Transactions, the Partnership Agreement was amended to provide that all Preferred Returns with respect to the Series A Preferred Interests must be paid in kind and to make corresponding changes to the distributions to Partner provisions.

     Distributions on liquidation of the Company will initially be made in accordance with capital account balances, and will be made first to pay any net profits allocated with respect to Preferred Returns that have not previously been distributed in cash, then to pay all Unreturned Preferred Capital Balances and then to pay the capital accounts of the Common Partners. Once each Partner has been paid the amount of its capital account, any remaining assets will be distributed pro rata to the holders of Common Interests.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Additional Common Interests may not be offered by the Company except with the approval of the Committee.

     The General Partner has the authority to create the terms of additional series of additional Preferred Interests ("Additional Preferred Interests") in the Company, such as the Preferred Interests issued as part of the Transactions. In creating any such series the General Partner is to establish the designation of the series; the number of interests included in such series, which number may be increased or decreased from time to time unless otherwise provided when the series is created; the rate of return payable on the Additional Preferred Interests and whether such return is intended to be a guaranteed payment or is based upon the Company's profits and losses; the annual distribution rate or allocation of profits and losses and the date on which such amounts are to be payable; whether the distributions are cumulative and, if cumulative, the date on which such rate of return becomes cumulative; the amount to be paid upon dissolution or termination of the Company; the prices at which the Additional Preferred Interests may be redeemed or purchased by the Company; the obligation, if any, of the Company to purchase or redeem the Additional Preferred Interests and the prices and other terms on which they may be redeemed; and all other rights, powers and preferences of the Additional Preferred Interests that are not inconsistent with the Partnership Agreement.

     The General Partner may create series of Additional Preferred Interests without approval of any Partner, except approval of the Common Limited Partners is required when the Additional Preferred Interests grant any right to vote as a partner or to participate in the management of the Company. If any series of Additional Preferred Interests is ranked above, has priority over or affects the rights of any existing holders of Preferred Interests or Common Interests, the prior written approval of all Partners so affected must be obtained.

LIMITATIONS ON TRANSFER OF PARTNERSHIP INTERESTS

     No Transfers Permitted. Under the Partnership Agreement, any transfer or pledge of a partnership interest by a Partner is subject to the consent of the Partners, except the individual limited partners may freely transfer their partnership interests into an entity in which a Partner and members of his family own more than a 50% interest. In addition, DFA and Mid-Am Capital may transfer their partnership interests to any successor by merger or consolidation without obtaining consent of the other Partners. Neither SFG Management nor any Partner of the Company is permitted to transfer any or all of their respective partnership interests in the Company if such transfer will adversely affect the Company's tax status. In addition, DFA is prohibited from purchasing or accepting a transfer of any additional interests in the Company or in the General Partner if the purchase or transfer would cause DFA to own more than 50% of the voting interests of the Company or the General Partner in existence at the time of the transfer or purchase.

     Right of First Refusal. Transfers of partnership interests by a Partner are subject to a right of first offer to the other Partners of the Company and to the Company itself.

PUT AND CALL RELATING TO MR. SCHENKEL'S INTEREST IN THE COMPANY AND SFG
MANAGEMENT

     At any time on or after January 1, 2003, Mr. Schenkel may require the Company or DFA to purchase all of his partnership interests in the Company, and DFA has the option to purchase up to 20% of Mr. Schenkel's interest in the Company. In the event of Mr. Schenkel's death, his successors-in-interest have the right to require the Company or DFA to purchase all of his interests in the Company. In addition, the Company and DFA have a right to require Mr. Schenkel's successors-in-interest to sell to the Company or DFA, as the case may be, all of his interests in the Company in the event of his death. Any exercise of a put or call with respect to the Company triggers a corresponding put or call with respect to Mr. Schenkel's member interest in SFG Management. The purchase price for Mr. Schenkel's interests in the Company and SFG Management will be the greater of (i) $6.8 million if the put or call notice date is on or before January 1, 2003, and $10 million thereafter or (ii) six times the average of the Company's last three fiscal years' earnings before interest, income taxes and depreciation and amortization less the aggregate amount of all the Company's outstanding interest bearing debt and the amount of outstanding Preferred Interests along with any Preferred Return on the Preferred Interests that has been accumulated but not paid multiplied by the quotient of the Common Partner Interests owned by Mr. Schenkel divided by the total outstanding Common Partner Interests. If the Company does not elect to purchase Mr. Schenkel's interests when a put is exercised, DFA is required, subject to certain limitations under DFA's current debt agreements, to purchase such interests. However, under the SFG Amendments, DFA will be prohibited from accepting or purchasing any interest in the Company or SFG Management if, after such purchase, DFA would own more than 50% of the voting interests in the Company or SFG Management. As a result, DFA may not be able to purchase Mr. Schenkel's interests in the Company or SFG Management unless (a) it gives prior written notice to DOJ of its intention to modify the SFG Amendments and DOJ does not challenge any proposed purchase or transfer of Mr. Schenkel's interests or (b) DFA first reduces its ownership interest in the Company and SFG Management so that the purchase of Mr. Schenkel's interests would not cause DFA to own more than 50% of the voting interests in the Company or SFG Management. In October 1997 DFA and Mr. Schenkel entered into an agreement that sets
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

forth Mr. Schenkel's remedies if DFA is unable to perform its obligations to purchase Mr. Schenkel's interests within 180 days after exercise of the put. In such case, DFA will deliver a note to Mr. Schenkel in principal amount equal to the put price, payable in 120 equal monthly installments. If the put is exercised on or before January 1, 2003, the note bears interest at the prime rate, but if such put is exercised after January 1, 2003, the note will not bear interest. If any subsequent purchase of Mr. Schenkel's interests by DFA or an alternative buyer is subsequently permitted, the aggregate amount of all principal payments made under the note will be credited against the purchase price for Mr. Schenkel's interests.

DISSOLUTION OF THE COMPANY

     The Company will continue until December 31, 2050, unless sooner dissolved upon a sale of all or substantially all of the assets of the Company, the written consent of the Partners or the withdrawal or bankruptcy of the General Partner or the occurrence of any other event that results in the General Partner ceasing to be a general partner unless the Common Partners agree to continue the business and appoint a new general partner. Under the SFG Amendments, DFA may seek a dissolution of the Company or the General Partner only if the General Partner has been declared bankrupt, insolvent or placed in receivership, indicted for or convicted of a felony, or held by a court or arbitrator to have committed fraud against DFA or the Company, except that DFA may seek to dissolve the Company or the General Partner where it has persuaded an independent decisionmaker that termination is necessary to minimize long-term financial losses to the Company.

MODIFICATION AND TERMINATION OF THE SFG AMENDMENTS

     The SFG Amendments may not be modified without sixty days' prior notice to DOJ; however, they will terminate if DFA or its affiliates no longer have a financial interest in the Company or the General Partner. In addition, if any non-affiliate of DFA purchases any of DFA's interests in the Company or the General Partner, such purchaser will not be bound by the SFG Amendments.

                       DESCRIPTION OF PREFERRED INTERESTS

     At December 31, 1997, the Company had outstanding $93.4 million stated amount of Series A Preferred Interests with a book value at December 31, 1997 of $30.9 million. See Note 10 of Notes to the Financial Statements of the Company. In connection with the Transactions, the Company issued Preferred Interests in a net aggregate stated amount of $136.8 million. These Preferred Interests were issued in four series, one of which was received by DFA in exchange for the Meadow Gold Contribution, two of which were issued to Mid-Am Capital in exchange for a $45.0 million contribution to the Company, and one of which was issued for certain Company purposes, including in connection with certain distributions of Partnership Tax Amounts. See "The Transactions" and "Certain Relationships and Transactions -- Certain Distributions and Related Party Payments."

     In connection with the Meadow Gold Contribution, the Company issued to DFA a series of Preferred Interests consisting of its "Series B 10% Payment-in-Kind Preferred Limited Partner Interests" in a stated amount of $90.0 million. Each holder of such Series B DFA Preferred Interests is entitled to receive an allocation of net profits in the Company equal to a Preferred Return of up to ten percent per annum.

     As part of the Transactions, the Company also issued to Mid-Am Capital in two series the Mid-Am Capital Preferred Interests. One series was the Company's "Series C 10% Payment-in-Kind Preferred Limited Partner Interests" in a stated amount of $15.0 million. Each holder of such 10% Mid-Am Capital Preferred Interests is entitled to receive an allocation of net profits in the Company equal to a Preferred Return of up to ten percent per annum. The second series issued to Mid-Am Capital by the Company was its "Series D 9 1/2% Preferred Limited Partner Interests" in a stated amount of $30.0 million. Each holder of such 9 1/2% Mid-Am Capital Preferred Interests is entitled to receive an allocation of net profits in the Company equal to a Preferred Return of up to nine and one half percent per annum.

     In connection with the Transactions, the Company authorized a series of Additional Preferred Interests, consisting of its "Series E 10% Payment-in-Kind Preferred Limited Partner Interests" ("Series E Preferred Interests"). Each holder of the Series E Preferred Interests is entitled to receive an allocation of net profits in the Company equal to a Preferred Return of up to ten percent per annum. Initially, Series E Preferred Interests were issued in an aggregate stated amount of $2.6 million to DFA and Mr. Schenkel, each of whom immediately recontributed $400,000 of such interests to the Company. In addition, in mid-September 1997 the Company made distributions of Partnership Tax Amounts in respect of certain tax liabilities in cash to Messrs. Schenkel and Meyer of $2 million each. At that time, the Company issued an additional $4 million in stated amount of Series E Preferred Interests to DFA. The Company is also authorized to issue additional amounts of Series E Preferred Interests under certain circumstances. For instance, DFA will receive additional Series E Preferred Interests if and when other distributions of Partnership Tax Amounts are made to other Partners or if DFA is required to make a payment to Borden with respect to the benefit plans that the Company sponsors for employees of Meadow Gold. See "Certain Relationships and Transactions -- Affiliation with DFA."

     In connection with the Transactions, certain other amendments were made to the Partnership Agreement that affected the Preferred Interests. The distribution provisions were amended to provide that the General Partner may elect, after the payment of all Partnership Tax Amounts and all Preferred Returns payable in cash from Net Operating Cash Flow, to use any remaining Net Operating Cash Flow to return all or a portion of the Unreturned Preferred Capital Balances to Preferred Interests. The General Partner retains the right to determine whether to make such a distribution to the Preferred Interests or to the Common Partners. The Indenture and the Credit Agreement restrict any such distributions so long as the Notes are outstanding or the Senior Bank Facilities remain in place. See "Description of the Partnership Agreement and Operating Agreement -- Allocations and Distributions -- Distributions."

     Each holder of the Preferred Interests is entitled to receive an allocation of net profits equal to the net profits allocated as Preferred Return (the "Allocated Preferred Return"), which is cumulative and semi-annually compounded, in an amount equal to the Preferred Return for the series for the actual number of days occurring in the period for which the Preferred Return is being determined. The Allocated Preferred Return is required to be distributed semi-annually in kind to the extent Net Operating Cash Flow is available. If in any semi-annual period the Preferred Return is not distributed because Net Operating Cash Flow is not available, but Net Operating Cash Flow later becomes available for distribution, each Preferred Limited Partner is entitled to receive distributions until it has received all cumulated Preferred Returns due from the issuance of the Preferred Interests to the end of the semi-annual period. The Preferred Return is based on the average daily balance of the sum of the unreturned Preferred Interest balances outstanding during the period to which the Preferred Return relates plus the Preferred Return outstanding from the date of issuance of the Preferred Interests.

     None of the series of Preferred Interests has any voting rights unless Delaware limited partnership law so provides. If the General Partner establishes a series of Additional Preferred Interests that is ranked above, has priority over, or affects the right of existing holders of Preferred Interests the holders of the Preferred Interests must consent to the issuance of the Additional Preferred Interests. In addition, none of the series of Preferred Interests has any mandatory redemption requirements, but the Company has the option to redeem the Preferred Interests subject to the terms of any restriction contained in any agreement to which the Company is a party, such as the Indenture or the Credit Agreement.

     Upon dissolution of the Company, the holders of Preferred Interests will be entitled to preferred distributions equal to the aggregate amount of net profits allocated with respect to Preferred Returns that has not previously been distributed in cash and to the aggregate Unreturned Preferred Capital Balances of all of the Preferred Limited Partners before any distributions may be made to the Common Partners with respect to their Common Partner Interests in the Company.

     All series of the Preferred Interests will rank pari passu with respect to distributions and upon dissolution.

     With the exception of the 9 1/2% Mid-Am Capital Preferred Interests, the other series of Preferred Interests will receive payment of the Preferred Return, if any, in payments of additional Preferred Interests in the stated amount of the Allocated Preferred Return due. In the case of the 9 1/2% Mid-Am Capital Preferred Interests, so long as the Company is in compliance with certain covenants contained in the Senior Bank Facilities and the Indenture, the Company is entitled to pay Allocated Preferred Returns to the holders of the 9 1/2% Mid-Am Capital Preferred Interests in cash. See "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments."

                     DESCRIPTION OF SENIOR BANK FACILITIES

     The Senior Bank Facilities were provided by a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and collateral agent (the "Agent"), that provided the Term Loans in an aggregate principal amount of $190.0 million and the Revolving Credit Facility in an aggregate principal amount of up to $60.0 million. At March 31, 1998, $181.8 million was outstanding under the Senior Bank Facilities. The Company assumed all of DFA's obligations under the Credit Agreement immediately upon completion of the Meadow Gold Contribution and DFA was released from all obligations thereunder. Chase Securities Inc. acted as advisor and arranger in connection with the Senior Bank Facilities (the "Arranger"). The following is a summary description of the principal terms of the Credit Agreement and is subject to, and qualified in its entirety by reference to, the definitive Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Structure. Loans under the Credit Agreement consist of (i) a term loan (the "Tranche A Term Loan") in an aggregate principal amount of $90.0 million; (ii) a second term loan (the "Tranche B Term Loan," which together with the Tranche A Term Loan, comprises the "Term Loans") in an aggregate principal amount of $100.0 million; and (iii) the Revolving Credit Facility in an aggregate principal amount of up to $60.0 million (of which up to $5.0 million is available in the form of letters of credit and up to $10.0 million may be extended in the form of swingline loans). DFA used $175.0 million of the Term Loans to provide a portion of the funding necessary to consummate the Acquisition. The Company assumed DFA's obligations under the Senior Bank Facilities immediately upon consummation of the Meadow Gold Contribution and borrowed $15.0 million of the amount available as Term Loans in connection with the Transactions.

     Security, Guarantees. The obligations of the Company under the Senior Bank Facilities are unconditionally and irrevocably guaranteed, jointly and severally, by each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result, foreign) subsidiary of the Company (collectively, the "Guarantors"). In addition, the obligations of the Company under the Senior Bank Facilities and the guarantees thereunder are secured by substantially all the assets of the Company and the Guarantors (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of (i) all the partnership interests of the Company (other than those that are held by DFA or Mid-Am Capital), including the partnership interests of the Company held by SFG Management, and (ii) all the capital stock or other equity interests held by the Company or any domestic subsidiary of the Company of each subsequently acquired or organized domestic subsidiary of the Company and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Company and the Guarantors (including but not limited to accounts receivable, contract rights, inventory, equipment, intellectual property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing), in each case subject to certain limited exceptions. The Collateral also includes the capital stock and other equity interests and the assets of any subsequently acquired foreign subsidiaries of the Company, to the extent no adverse tax consequences to the Company would result from such inclusion. In addition, each holder of any partnership interests in the Company agreed not to enter into or permit to exist any agreement prohibiting or restricting in any way the creation or assumption of any lien or security interest on, or the pledge of, partnership interests in the Company at any time held by such holder, including any such lien, security interest or pledge to secure the obligations of the Company under the Senior Bank Facilities.

     Availability. The full amount of the Term Loans was drawn in two drawings at the closing of the Transactions, and amounts repaid or prepaid under the Term Loans may not be reborrowed. As of December 31, 1997, $14.3 million was drawn under the Revolving Credit Facility and $1.8 million was outstanding under letters of credit. The remaining portion of the Revolving Credit Facility is available in varying minimum principal amounts, depending on the type of interest rate chosen by the Company, the lowest of which permits a minimum draw of $1.0 million, and amounts repaid under the Revolving Credit Facility may be reborrowed. For at least three periods (each of which shall be at least 14 consecutive days) in each fiscal year, the aggregate amount of loans and letters of credit outstanding under the Revolving Credit Facility shall not exceed $20 million.

     Amortization, Interest. The Tranche A Term Loan is repayable in quarterly principal payments through September 4, 2004 and bears interest at a rate per annum equal (at the Company's option) to: (a) an adjusted London inter-bank offered rate ("Adjusted LIBOR") plus the applicable margin (the "Applicable LIBOR Margin") or (b) an Alternate Base Rate (equal to the highest of the Agent's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%) plus the applicable margin (the "Applicable ABR Margin" and, together with the Applicable LIBOR Margin, the "Applicable Margins") where the Applicable Margins are determined by reference to the levels specified for the Company's ratio of (i) consolidated total debt as of the date of determination to (ii) consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters most recently ended as of such date of determination. The Tranche B Term Loans are repayable in quarterly principal payments through March 4, 2006 and bear interest at a rate per annum equal (at the Company's option) to: (i) Adjusted LIBOR plus 3.0% or (ii) the Alternate Base Rate plus 1.75%. The Revolving Credit Facility has a final maturity on September 4, 2004, and bears interest at a rate per annum equal (at the Company's option) to: (i) Adjusted LIBOR plus the Applicable LIBOR Margin or (ii) the Alternate Base Rate plus the Applicable ABR Margin. The Applicable LIBOR Margin and the Applicable ABR Margin for the Term Loans and loans under the Revolving Credit Facility will be increased by 0.25% if the ratio of consolidated total debt to consolidated EBITDA exceeds the prescribed level at any time. Principal amounts under the Senior Bank Facilities not paid when due shall bear interest at a default rate equal to 2.00% per annum above the otherwise applicable rate. Other amounts not paid when due under the Senior Bank Facilities shall bear interest at the interest rate then applicable to Alternate Base Rate loans under the Term Loans and Revolving Credit Facility plus 2.00% per annum.

     Prepayments. Voluntary prepayments of borrowings under the Term Loans and the Revolving Credit Facility and voluntary reductions of the unutilized portions of the Revolving Credit Facility are permitted at any time. The Company is required to make mandatory prepayments of Term Loans, subject to certain exceptions, in amounts equal to (i) 75% of excess cash flow of the Company and its subsidiaries, (ii) 100% of the net cash proceeds of dispositions of all non-ordinary-course asset sales or other property by the Company or any of its subsidiaries, (iii) 100% of the net proceeds of issuances of debt obligations of the Company or any of its subsidiaries (other than the Notes) and (iv) 50% of the net proceeds of issuances of equity of the Company and its subsidiaries.

     Fees. The Company is required to pay the lenders, on a quarterly basis, a commitment fee ranging from 0.35% to 0.50% per annum on the undrawn portion of the commitments, based upon the Company's ratio of (i) consolidated total debt as of the date of determination and (ii) consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date of determination. The Company is also required to pay (a) a per annum letter of credit fee, on a quarterly basis, equal to the Applicable LIBOR Margin on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, (b) a fronting bank fee, on a quarterly basis, equal to 1/4 of 1% per annum of the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility and customary issuance and administrative fees for the letter of credit issuing bank, and (c) agent, arrangement and other similar fees.

     Covenants. The Senior Bank Facilities contain a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make distributions or pay dividends on partnership interests or capital stock, redeem and repurchase partnership interests or capital stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain business activities. In addition, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, minimum fixed charge coverage ratios, maximum leverage ratios, minimum current ratios and minimum net worth tests.

     The Senior Bank Facilities also contain provisions that prohibit any modification of the Indenture in any manner adverse to the Lenders and that limit the Company's ability to refinance or otherwise prepay the Notes without the consent of such Lenders.

     Events of Default. The Senior Bank Facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security documents or guarantees, change of control, the voluntary creation of security interests relating to partnership interests in the Company or the voluntary creation of any prohibition on the creation of such security interests.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Outstanding Notes were, and the Exchange Notes will be, issued under an indenture, dated as of September 4, 1997 (the "Indenture"), among the Company and SFG Capital, as joint and several obligors, and Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), as trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "-- Certain Definitions" below. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. References to the Notes includes the Exchange Notes unless the context otherwise requires.

     Principal of, premium (if any) and interest on the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 55 Water Street, New York, New York 10041, Attention: Corporate Trust Securities Window, North Building, Room 234, Window 20), except that, at the option of the Issuers, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes are unsecured senior subordinated obligations of the Issuers, limited to $150.0 million aggregate principal amount, and will mature on September 1, 2007. Each Note bears interest at a rate per annum shown on the front cover of this Prospectus from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 1998.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes will not be redeemable at the option of the Issuers prior to September 1, 2002. On and after such date, the Notes will be redeemable, at the Issuers' option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

                           PERIOD                             REDEMPTION PRICE
                           ------                             ----------------
2002........................................................      104.938%
2003........................................................      103.292%
2004........................................................      101.646%
2005 and thereafter.........................................      100.000%

     In addition, at any time and from time to time prior to September 1, 2000, the Issuers may redeem in the aggregate up to one-third of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount thereof) of 109.875% plus accrued and unpaid interest (if any) to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption); provided, however, that at least two-thirds of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The Indebtedness evidenced by the Notes is unsecured Senior Subordinated Indebtedness of the Issuers. The payment of the principal of, premium (if any) and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of each of the Issuers, ranks pari passu in right of payment with all future Senior Subordinated Indebtedness of each of the Issuers and is senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers. The Notes are also effectively subordinated to any Secured Indebtedness of the Company, SFG Capital and all future subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     On the date of issuance of the Exchange Notes, the Company will not have any subsidiaries other than SFG Capital; however, the Indenture does not restrict the ability of the Company to create, acquire or capitalize subsidiaries in the future. Claims of creditors of any such future subsidiary, including trade creditors, and claims of preferred equityholders (if any) of any such future subsidiary generally will have priority with respect to the assets and earnings of any such future subsidiary over the claims of creditors of the Company, including Holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred equityholders (if any) of any future subsidiary of the Company.

Although the Indenture limits the incurrence of Indebtedness and Preferred Equity Interests of certain future subsidiaries of the Company, such limitation is subject to a number of significant qualifications. See, however, "-- Certain Covenants -- Future Note Guarantors" below.

     As of December 31, 1997, the Company had outstanding an estimated $197 million aggregate principal amount of Senior Indebtedness (exclusive of unused commitments), all of which was Secured Indebtedness, no Senior Subordinated Indebtedness other than the Indebtedness represented by the Notes and no Indebtedness that is subordinate and junior in right of repayment to the Indebtedness represented by the Notes, and SFG Capital had no Indebtedness other than the Indebtedness represented by the Notes and the Bank Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which the Issuers may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

     Only Indebtedness of the Company or SFG Capital that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company or SFG Capital. The Issuers have agreed in the Indenture that each of them will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Issuers may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Issuers may pay the Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of these provisions, no Default or Event of Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or Event of Default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of either of the Issuers to creditors of the Company or SFG Capital upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or SFG Capital or their respective property, the holders of Senior Indebtedness of the Company or SFG Capital will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment and until such Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interest may appear. If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of such Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Issuers may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Issuers who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

NOTE GUARANTEES

     If at any time following the issuance of the Notes, a Restricted Subsidiary (other than SFG Capital) Incurs Indebtedness in excess of $100,000, the Company will cause such Restricted Subsidiary to execute and deliver to the Trustee a Note Guarantee pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. All such Restricted Subsidiaries (the "Note Guarantors"), as primary obligors and not merely as sureties, will irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations") by executing Note Guarantees. Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount which the Company reasonably believes will not exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "-- Certain Covenants -- Future Note Guarantors" below.

     Each Note Guarantee will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon each Note Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

     Each Note Guarantee will be released upon the sale of the Equity Interests or all or substantially all of the assets, of the applicable Note Guarantor if such sale is made in compliance with the Indenture. SFG Capital and each future Subsidiary of the Company will also Guarantee the Indebtedness of the Company Incurred under the terms of the Credit Agreement. Each Note Guarantee will be released to the extent the applicable Note Guarantor is released from its obligation to Guarantee Indebtedness under the Credit Agreement.

CHANGE OF CONTROL

     Upon the occurrence of any of the events listed below, each Holder will have the right to require the Issuers to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase).

     Each of the following constitutes a "Change of Control":

          (i) the sale, lease, exchange or transfer, in one transaction or a series of transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries, to any Person other than a Permitted Holder;

          (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or SFG Capital;

          (iii) the Permitted Holders fail to own in the aggregate, directly or indirectly, at least 50% of each class of Voting Equity Interests in the Company or, for as long as the Company remains a limited partnership, the General Partner; or

          (iv) the Company fails to own, of record and beneficially, 100% of the Equity Interests of SFG Capital.

     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

     The Change of Control purchase feature is a result of negotiations among the Issuers and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuers' capital structure or credit ratings.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company or SFG Capital may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources and by agreements with holders of Senior Indebtedness. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00, if such Indebtedness is Incurred on or prior to September 1, 1999, and 2.25:1.00 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, the Company will not permit SFG Capital or any other future Restricted Subsidiary to issue, to any party other than the Company or any Wholly Owned Subsidiary, any Preferred Equity Interest.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Indebtedness under the Credit Agreement (as the same may be amended from time to time without increasing the committed amount outstanding, except as otherwise permitted by this covenant) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, shall not exceed $190.0 million less the aggregate amount of all prepayments of principal applied to reduce the then outstanding Indebtedness under the Term Loans actually made since the Issue Date;

          (ii) Indebtedness in an aggregate principal amount at any time outstanding not in excess of $60.0 million in respect of revolving credit, working capital and letter of credit facilities;

          (iii) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Equity Interest or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (iv) (A) Indebtedness represented by the Notes and (B) any Indebtedness (other than the Indebtedness described in clauses (i) through (iii) above) outstanding on the Issue Date;

          (v) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in connection with, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v);

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under milk market orders and (C) under Currency Agreements and Interest Rate Agreements, in each case entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (vii) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (vii) and then outstanding, will not exceed $30.0 million; provided, however, that the Indebtedness permitted by this clause (vii) may only be Indebtedness of the Company and may not be Indebtedness of any Subsidiary of the Company (other than SFG Capital acting as co-issuer or co-obligor of Indebtedness of the Company);

          (viii) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i), (ii) or (iii) above;

          (ix) Purchase Money Mortgages and Capitalized Lease Obligations in an aggregate principal amount not in excess of $10 million at any time outstanding;

          (x) Acquisition Indebtedness not in excess of $15.0 million at any time outstanding;

          (xi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary (other than Guarantees of Indebtedness or any other obligations Incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (xi), when taken together with all Indebtedness Incurred pursuant to this clause (xi) and then outstanding, shall not exceed $5.0 million; or

          (xii) Any Refinancing Indebtedness incurred in respect of any Indebtedness incurred pursuant to paragraph (a) or this paragraph (b), other than clauses (iii), (iv) (A), (vi) and (viii) hereof.

     (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect of any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (ii) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

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

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (i) a Default will have occurred and be continuing (or would result therefrom);

          (ii) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness" above; or

          (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board, whose determination will be conclusive and evidenced by a resolution of the Governing Board) declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the periods (such periods to be treated as one accounting period) (x) from the Issue Date to the end of the most recent fiscal quarter for which financial statements are available at the time of such Restricted Payment and (y) with respect to Consolidated Net Income attributable to SFG and not attributable to Meadow Gold Dairies, from July 1, 1997 to the Issue Date (or, in case such Consolidated Net Income for such periods will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Equity Interests (other than Disqualified Interests) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or, except as provided for in clause (D), an employee participation plan or other trust established by the Company or any of its Subsidiaries); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date and convertible or exchangeable for Equity Interests (other than Disqualified Interests) of the Company (less the amount of any cash or other property distributed by the Company or any Subsidiary of the Company upon such conversion or exchange); and (D) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Equity Interests (other than Disqualified Interests) to an employee participation plan or similar trust subsequent to the Issue Date; provided, however, that if such plan or trust Incurs any Indebtedness to, or Guaranteed by, the Company or any of its Restricted Subsidiaries to finance the acquisition of such Equity Interests, such aggregate amount shall be limited to such Net Cash Proceeds less such Indebtedness Incurred to or Guaranteed by the Company or any of its Restricted Subsidiaries and any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Equity Interests.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

          (i) any purchase or redemption of Equity Interests of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Interests and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause
     (i) will be excluded from clause (iii)(B) of paragraph (a) above;

          (ii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Equity Interests" below; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

          (iii) distributions to the holders of Equity Interests paid within 60 days after the date of declaration thereof if at such date of declaration such distribution would have complied with this covenant; provided, however, that such distributions will be included in the calculation of the amount of Restricted Payments;

          (iv) as long as the Company remains a limited partnership, payments to the General Partner in the amount equal to the sum of the following: (A) franchise taxes and other fees required by the General Partner to maintain its existence as a limited liability company or corporation, as the case may be, and (B) the operating costs of the General Partner that are attributable to the governance of the Company in an amount up to $100,000 per fiscal year; provided, however, that such payments will be excluded from the calculation of the amount of Restricted Payments;

          (v) as long as the Company remains a limited partnership, periodic payments to an Eligible Partner in an aggregate amount not to exceed the Partnership Tax Amount; provided, however, that such payments will be excluded from the calculation of the amount of Restricted Payments;

          (vi)(A) issuances of Series E 10% Preferred Interests, (B) scheduled distributions in kind to holders of Preferred Equity Interests, (C) scheduled cash distributions to the holders of up to $15 million in stated amount of the Mid-Am Capital 9.5% Preferred Interests; provided that at the time such distributions are made, and after giving pro forma effect to such distributions, the Consolidated Coverage Ratio exceeds 2.25 to 1.00, and
     (D) scheduled cash distributions to the holders of the remainder of the stated amount of the Mid-Am Capital 9.5% Preferred Interests; provided that at the time such distributions are made, and after giving pro forma effect to such distributions and any distributions to be made pursuant to (C) of this clause (vi), the Consolidated Coverage Ratio exceeds 2.40 to 1.00; provided further, that such cash distributions will be included in the calculation of the amount of Restricted Payments;

          (vii) the repurchase of Equity Interests in the Company or its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board under which such individuals purchase or sell or are granted the option to purchase or sell, Equity Interests in the Company or its Subsidiaries; provided, however, that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases will be excluded from the calculation of the amount of Restricted Payments;

          (viii) any payment up to $1.2 million in the aggregate to purchase the Flav-O-Rich Facility; provided, however, that such payment will be excluded from the calculation of the amount of Restricted Payments; or

          (ix) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except:
(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in connection with, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction with respect to such Restricted Subsidiary pursuant to an agreement constituting Refinancing Indebtedness of Indebtedness Incurred pursuant to an agreement referred to in clause (1) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable in any material respect to the Noteholders than encumbrances and restrictions contained in such agreements; (4) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages; (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
(6) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Equity Interests. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Equity Interests and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Equity Interests) of a Wholly Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 180 days from the later of such Asset Disposition or the receipt of such Net Available Cash; (C) third, within 45 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is 180 days from the date of the Asset Disposition to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in section (b) of this covenant, (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and
(C), to (x) acquire Additional Assets (other than Indebtedness and Equity Interests) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Interests of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to clause (C), six months from the date such Offer is consummated; and (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C), and (D), for any legitimate business purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

     For purposes of this covenant the following are deemed to be cash equivalents: (x) the assumption of Indebtedness of the Company (other than Disqualified Interests of the Company) or any Restricted

Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) of this covenant, the Issuers will be required to purchase Notes tendered pursuant to an offer by the Issuers for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest (if any) to the date of purchase in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clauses (a)(iii)(D) and (a)(iii)(E) of this covenant. The Issuers will not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of this covenant clause (a)(iii)) is less than $15.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that are materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, has not been approved by a majority of the members or directors, as the case may be, of the Governing Board that have no personal stake in such Affiliate Transaction and are not employed by or otherwise associated with such Affiliate; provided that if such Affiliate Transaction involves an amount in excess of $20.0 million, a fairness opinion must be provided by a nationally recognized appraisal or investment banking firm; provided further that in the case of arrangements for the purchase or sale of milk or other dairy products from an Affiliate in the ordinary course of business such arrangements, purchases and sales will be considered in the aggregate and no fairness opinion will be required.

     (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments" above, (ii) any issuance of securities (including Equity Interests), or other payments, awards or grants in cash, securities (including Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements and participation plans approved by the Governing Board, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company not to exceed $2.0 million in the aggregate outstanding at any one time, (iv) the payment of reasonable fees to directors of the Governing Board or directors of the Company's Subsidiaries who, in either case, are not employees of the Company or its Subsidiaries, (v) any transaction effected pursuant to an Existing Agreement between the Company and any Affiliate, (vi) any Permitted Investment, (vii) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or any transaction contemplated by the Transactions, (viii) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, and (ix) any employment, noncompetition or confidentiality agreements entered into by the Company or any Restricted Subsidiary with its employees in the ordinary course of business.

     Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries. The Company will not sell any Equity Interest in a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any of its Equity Interests except to the Company or a Wholly Owned Subsidiary unless the proceeds of any sale of such Equity Interests will be treated as Net Available Cash from an Asset Disposition and are applied in accordance with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Equity Interests."

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien on any of its property or assets (including Equity Interests), whether owned on the original Issue Date or thereafter acquired, securing any Indebtedness other than Senior Indebtedness of the Company or a Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to secure the Notes or the Note Guarantee, as the case may be, equally and ratably with (or on a senior basis to, in the case of Indebtedness expressly subordinated in right of payment to the Notes or the Note Guarantee, as the case may be) such obligation for so long as such obligation is so secured. The preceding sentence will not require the Company or any Subsidiary of the Company to equally and ratably secure the Notes if such Lien consists of Permitted Liens.

     SEC Reports. Prior to the filing of the Exchange Offer Registration Statement (as defined), the Issuers shall provide within a reasonable time (not to exceed 45 days following the end of the first three quarters of any fiscal year and 90 days following the end of such year) to the Trustee, Noteholders and prospective Noteholders (upon request) quarterly and annual financial statements prepared in accordance with GAAP (provided that, in the case of such quarterly financial statements, such financial statements may be prepared in substantial compliance with Part I of Form 10-Q), together with management's discussion and analysis of financial condition and results of operations and, in the case of annual financial statements, a description of any changes in, or disagreements with, accountants on accounting and financial disclosure, a brief description of the Company's business, a discussion of any material legal proceedings in which the Issuers are involved (other than routine legal proceedings incidental to the conduct of the business) and a discussion of the compensation paid to, and any material arrangements with, executive officers. Following the filing of the Exchange Offer Registration Statement, notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC and provide the Trustee and Noteholders within 15 days after they file them with the SEC, copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act (commencing with the quarterly report on Form 10-Q for the quarter ended March 31, 1998). In addition, following a Public Equity Offering, the Issuers shall furnish to the Trustee and the Noteholders and prospective Noteholders (upon request), promptly upon their becoming available, copies of the Company's annual report to partners or equityholders and any other information provided by the Company to its equityholders generally. The Issuers also will comply with the other provisions of Section 314(a) of the TIA.

     Future Note Guarantors. The Company will cause each Restricted Subsidiary (other than SFG Capital) that Incurs Indebtedness in excess of $100,000 to execute and deliver to the Trustee a Note Guarantee pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount which the Company reasonably believes will not exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business.

     Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" above and (ii) create a Lien on such property securing such Attributable

Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens" above, (b) the net cash proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Governing Board) of such property and (c) the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under "-- Limitation on Sale of Assets and Subsidiary Equity Interests" above.

     Limitation on Business Activities of SFG Capital. SFG Capital will not engage in any trade or business, and will conduct no business activity, other than the Incurrence of Indebtedness permitted under "-- Limitation on Indebtedness" and the issuance of Equity Interests to the Company and activities incidental thereto. Furthermore, SFG Capital will not create, capitalize or otherwise own or acquire any Subsidiary.

MERGER AND CONSOLIDATION

     Neither the Company nor SFG Capital will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided, however, that the Company may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person if (i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" above; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of, and interest on, the Notes.

     Notwithstanding the foregoing clauses (ii), (iii) and (iv), (a) any Restricted Subsidiary, other than SFG Capital, may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and (b) the Company may merge with an Affiliate of the Company incorporated or organized for the purpose of incorporating or organizing the Company in another jurisdiction or to realize tax or other benefits or changing organizational form from a limited partnership to a corporation or limited liability company.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, (whether or not prohibited by the provisions described under "-- Ranking" above), continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (whether or not such payment is prohibited by the provisions described under "-- Ranking" above), (iii) the failure by the Issuers to comply with its obligations under the covenant described under "-- Merger and Consolidation" above, (iv) the failure by the Issuers to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" above (in each case, other than a failure to purchase Notes), (v) the failure by the Issuers to comply for 60 days after notice with their other agreements contained in the Securities or the Indenture,
(vi) the failure by the Issuers or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent and such default shall not have been cured or such acceleration rescinded within a 10 day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company, SFG Capital or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent (to the extent not covered by insurance) against the Company, SFG Capital or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced or
(B) such judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or (ix) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 30 days.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a Default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SFG Capital) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers may declare the principal of, and accrued and unpaid interest (if any) on, all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SFG Capital occurs, the principal of, and interest on, all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions of the Indenture may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (ix) modify the Note Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Issuers and Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuers under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuers for the benefit of the Noteholders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any Holder in any material respect or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuers are required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under "-- Certain Covenants" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries of the Company and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Merger and Consolidation" above ("covenant defeasance"). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) with respect only to Significant Subsidiaries, (viii) or (ix) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES, INCORPORATORS AND EQUITYHOLDERS

     No director, officer, partner (including any general partner), employee, incorporator or equityholder of either of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     Chase Bank of Texas, National Association is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Acquisition Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary incurred in connection with the acquisition of (i) all or substantially all of the assets or operations of a dairy processing facility or all or substantially all of the assets or operations of a Person primarily engaged in the distribution of milk or other dairy related products, (ii) all or substantially all of the outstanding Equity Interests of a Person engaged primarily in the distribution or processing of milk or other dairy related products and (iii) trademarks of milk or other dairy related products.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or (iii) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Equity Interests" only, "Affiliate" of the Company shall also mean any owner of shares representing 10% or more of the total voting power of the Voting Equity Interests of the General Partner (as long as the Company remains a limited partnership) or the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition of Equity Interests of a Restricted Subsidiary (other than directors' qualifying Equity Interests), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business,
(iii) any disposition in the ordinary course of business of obsolete and worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company or any Restricted Subsidiary, (iv) any dispositions or series of related dispositions for a consideration valued in the good faith judgment of the Company at less than $1.0 million, (v) transactions permitted under "-- Merger and Consolidation" above, (vi) for purposes of the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Equity Interests" only, a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", and
(vii) any asset swap or other exchange of a dairy processing facility for another dairy processing facility with any Person who is not an Affiliate of the Company, provided that third party appraisals of all material properties to be exchanged are received by the Company in connection with such exchange and the terms of such exchange are no less favorable to the Company than those indicated by such appraisals.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Equity Interest, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or

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

redemption or similar payment with respect to such Preferred Equity Interest multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in the states of New York or Texas are authorized or required by law to close.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced) Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), and increased by the interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary, provided that payment of such amounts by the Company or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such Guarantee, (vii) net costs associated with Hedging Obligations (including amortization of fees),
(viii) Preferred Equity Interest distributions or dividends, other than payment-in-kind distributions, in respect of all Preferred Equity Interests of the Company and its Subsidiaries and Disqualified Interests of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, and (ix) the cash contributions to any employee participation plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs related to the Transactions and (b) interest income.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Subsidiary of the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary of the Company, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period but only to the extent of the aggregate Investment of the Company and any Restricted Subsidiary in such Person shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period, but only to the extent of the Investment of the Company and its Restricted Subsidiaries in such Person, shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person; (v) any extraordinary gain or loss; (vi) exchange or translation gains or losses on foreign currencies; and (vii) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available, as
(i) the par or stated amount of all outstanding Equity Interests of the Company plus (ii) paid-in capital or capital surplus relating to such Equity Interests plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and less (B) any amounts attributable to Disqualified Interests.

     "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of September 4, 1997, among the Company, Mid-Am, The Chase Manhattan Bank, as administrative agent, and the lenders party thereto from time to time, as amended, waived or otherwise modified from time to time (except to the extent that any such amendment, waiver or other modification thereto would, on the date of such amendment, waiver or modification, be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding), including any such amendments or modifications (or any other credit agreement or credit agreements) that replace, refund or refinance, in whole or in part, any of the commitments or loans thereunder.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $50.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Interest" means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security or other interest into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (ii) is convertible or exchangeable for Indebtedness or Disqualified Interests (excluding Equity Interests which are convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity shall be deemed to be Disqualified Interests.

     "EBITDA" for any period means the Consolidated Net Income for such period plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense or Partnership Tax Amount, (ii) Consolidated Interest Expense; provided that distributions or dividends referred to in clause (viii) of the definition of Consolidated Interest Expense shall be included only to the extent, if any, that such distributions or dividends are deducted in calculating Consolidated Net Income, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash charges (excluding all such charges to the extent they represent future cash disbursements or cash receipts reasonably expected to materialize prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its equityholders.

     "Eligible Partner" means Mr. Pete Schenkel as a holder of direct or indirect partnership interests in the Company or any taxable successor(s) to all or a part of his direct or indirect partnership interests in the Company.

     "Equity Interest" in any partnership, limited liability company or corporation means any general, limited, preferred or other interest or evidence of equity participation in such partnership, any interest in such limited liability company and any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such corporation, including any Preferred Equity Interests, but excluding any debt securities convertible into such equity.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Agreement" means any written agreement to which either of the Issuers was a party on the Issue Date as in effect on the Issue Date.

     "Flav-O-Rich Facility" means the dairy plant located in Canton, Mississippi which on the Issue Date was subject to a lease by the Company from Flav-O-Rich, Inc., a Kentucky cooperative association.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "General Partner" means the Partner of the Company that has the power to direct the management and set the policies of the Company.

     "Governing Board" of the Company means (i) the Representative Committee of the members or other controlling authority of the General Partner, as long as the Company remains a limited partnership, (ii) the board of directors of the Company, if the Company has reorganized as, or otherwise changed form into, a corporation or (iii) the manager or managing members or any controlling committee of members, if the Company has reorganized as a limited liability company.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interest of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium or discount (if any) in respect of indebtedness of such Person for borrowed money;
(ii) the principal of and premium or discount (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (iii)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables, accrued expenses Incurred in the ordinary course of business and contingent obligations to pay purchase price or earnouts), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations and all Attributable Debt of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of Disqualified Interests or, with respect to any Restricted Subsidiary, any Preferred Equity Interests to the extent such obligation arises on or before 91 days following the Stated Maturity of the Notes (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;
(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above as such amount would be reflected on a balance sheet prepared in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Initial Purchaser" means Chase Securities Inc.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Limited Partner" means any Partner of the Company that generally has limited liability with respect to the obligations of the Company and does not have the right to control, through its ownership of limited partnership interests, the day-to-day operations of the Company.

     "Mid-Am" means Mid-America Dairymen, Inc., a Kansas cooperative marketing association (now DFA), and its successors following any merger or consolidation involving Mid-Am.

     "Mid-Am Capital 9.5% Preferred Interests" means the $30,000,000 stated amount of Series D 9.5% preferred limited partner interests in the Company originally issued by the Company to Mid-Am Capital, L.L.C., a Delaware limited liability company, on the Issue Date, as amended (except to the extent that any such amendment thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon termination of any such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds" with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters', initial purchasers' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means any Guarantee of the Notes that may from time to time be executed and delivered by a Restricted Subsidiary pursuant to the terms of the Indenture. Each such Note Guarantee will have subordination provisions equivalent to those contained in the Indenture and will be substantially in the form prescribed in the Indenture.

     "Note Guarantor" means any Restricted Subsidiary that has issued a Note Guarantee.

     "Officer" of either Issuer, as the case may be, means the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of such Issuer, and in the case of the Company, the General Partner acting on behalf of the Company.

     "Officers' Certificate" of either Issuer, as the case may be, means a certificate signed by two Officers of such Issuer.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuers or the Trustee.

     "Partner" means any Person owning an Equity Interest in a partnership.

     "Partnership Tax Amount" means the amount of money directly or indirectly payable as a distribution with respect to the Eligible Partner's direct or indirect partnership interests in the Company (including such Eligible Partner's direct or indirect interests in the General Partner) to enable such Eligible Partner to pay

Federal, state and local Income Taxes (including quarterly estimated Income Taxes) with respect to the Company's net income or any division or segment thereof allocable to such Eligible Partner. For the purposes of this definition:

          (a) "Income Taxes" means all Federal, state and local taxes, fees, assessments or charges of any kind, imposed on, or determined with reference to, net income of the Company or any division or segment thereof, or any allocable portion thereof, including, without limitation, any self-employment or similar tax imposed with respect to an Eligible Partner's allocable share of net income or any division or segment thereof, and "Income Tax" means any one of such Income Taxes.

          (b) The Partnership Tax Amount in any applicable fiscal year shall equal the greater of (1) the product of (i) the sum of (A) the highest marginal Federal tax rate (taking into account deductions or credits for state and local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, (B) the highest state tax rate (taking into account deductions or credits for local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year and (C) the highest local tax rate applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, multiplied by (ii) the Company's taxable income directly or indirectly allocable to such Eligible Partner with respect to such fiscal year or (2) the product of (i) the sum of (A) the highest Federal alternative minimum tax rate (taking into account deductions or credits for state and local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's alternative minimum taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, (B) the highest state tax rate (taking into account deductions or credits for local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year and (C) the highest local tax rate applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, multiplied by (ii) the Company's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such fiscal year. The Partnership Tax Amount for each applicable fiscal year shall be appropriately adjusted to reflect (i) any tax losses of the Company arising in any prior fiscal year (assuming that any such losses are carried forward and used to offset the Company's taxable income in the applicable fiscal year) and (ii) the Company's payment of any withholding taxes that would give rise to a credit or other tax benefit to the Company (or the Eligible Partner).

          (c) Payments or distributions in connection with the Partnership Tax Amount related to payments of estimated Federal Income Tax shall be payable in quarterly installments with respect to the applicable fiscal year, in each case no more than five days prior to the Federal estimated tax due dates applicable to the Eligible Partner. Such quarterly installments shall be based upon the Company's then good faith estimate of its taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner (as calculated in the manner described in paragraph (b) above), subject to appropriate adjustment to reflect over and under payment of any prior quarterly periods during the applicable fiscal year, and in each quarter shall be no greater than the applicable estimated tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

          (d) Payments or distributions in connection with the Partnership Tax Amount relating to the filing of extensions of time for filing Income Tax returns for a fiscal year shall be payable in each case no more than five days prior to the applicable date on which such payment of Income Tax is due, shall be based on the Company's then good faith estimate of its taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner for such fiscal year, and shall be no greater than the applicable tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

          (e) The aggregate amount of all payments made in connection with the Partnership Tax Amount during the applicable fiscal year shall be based upon the Company's taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner during such applicable fiscal year as shown on the Company's filed Federal Income Tax return for such fiscal year, or if such return is not filed when the financial statements referred to in Section 5.01(a) of the Credit Agreement for such fiscal year are delivered, the Company's then good faith estimate of the amount of its taxable income (or alternative minimum taxable income, as applicable), taking into account any separately stated items, for such fiscal year. In the event that the Company files an amended Income Tax return (or upon the Company's filing of its original return for the applicable fiscal year if the Partnership Tax Amount was based upon the Company's good faith estimate of its taxable income or alternative minimum taxable income, as applicable, that is inconsistent with its calculation of its taxable income (or alternative minimum taxable income, as applicable) for any such fiscal year(s), or in the event that a Governmental Authority determines that information reflected in any of the Company's Income Tax returns for such fiscal year is inaccurate or incomplete, then the Company shall make a proper adjustment (including any penalties, interest or other charges related to the adjustment or correction of information reflected in such return(s) or the filing of such return(s)) to the amount payable in connection with the Partnership Tax Amount for such fiscal year(s). According to whether such adjustments to the amounts payable in connection with the Partnership Tax Amount for the applicable year are positive or negative with respect to the Eligible Partner, the Company shall, as applicable, either promptly pay to the Eligible Partner as a distribution as needed to fund payment to a Governmental Authority by such Eligible Partner, or shall require the Eligible Partner to promptly pay to it, the amount of any such adjustment (and no further payments in connection with the Partnership Tax Amount shall be paid until the Eligible Partner has repaid any such excess to the Company). Payments or distributions to the Eligible Partner upon the Eligible Partner's filing original Income Tax returns for a fiscal year shall be payable in each case no more than five days prior to the applicable date on which the Income Tax payment is due in connection with such return filing, and shall be no greater than the applicable tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

          (f) In the event that the aggregate amount of payments in connection with the Partnership Tax Amount actually distributed in respect of any fiscal year exceeds the amounts determined as indicated in paragraph (e) above for such fiscal year, the Eligible Partner shall promptly repay any such excess to the Company (and no further payments in connection with the Partnership Tax Amount shall be paid until the Eligible Partner has repaid any such excess to the Company).

          (g) For all periods from and after the inception of the Company as a partnership, the amount of the aggregate payments in connection with the Partnership Tax Amount made with respect to the direct or indirect partnership interests held by an Eligible Partner for each fiscal year shall be appropriately adjusted in the current fiscal year or in future fiscal years, regardless of whether such Eligible Partner has held, or now or in the future holds, a direct or indirect partnership interest in the Company (to allow additional payments in connection with the Partnership Tax Amount for the benefit of such Eligible Partner in the case of tax increases or in the case of tax decreases by the Eligible Partner paying any tax decrease to the Company) to reflect any adjustments in Income Tax liabilities as a result of adjustments made for any reason to items of income, gain, loss, deduction or credit of the Company, or adjustments made in the Eligible Partner's allocable shares of such items (regardless of whether occurring as a result of the Company's filing of an amended return or as a result of an examination or audit by a Governmental Authority). For the period up to and including Mr. Schenkel's purchase of Mr. Meyer's direct or indirect partnership interests in the Company, "Eligible Partner" shall also include Mr. Meyer as a former holder of a partnership interest in the Company.

          (h) In the event that, for any reason, all or any portion of the Partnership Tax Amount cannot be distributed to an Eligible Partner, such deficiency in payments in connection with the Partnership Tax Amount shall be distributed to such Eligible Partner in any subsequent fiscal year.

     "Permitted Holders" means Mid-Am or any of its Subsidiaries, Schenkel and any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of Equity Interests in the Company.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than SFG Capital); provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $2.0 million in the aggregate outstanding at any one time and (vii) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

     "Permitted Liens" means with respect to the Company and its Subsidiaries:

          (a) Liens to secure Indebtedness permitted under the provisions described under clause (b)(i) or (ii) under "Certain
     Covenants -- Limitation on Indebtedness";

          (b) pledges or deposits made or other Liens granted by the Company and its Restricted Subsidiaries (1) under workmen's compensation laws, unemployment insurance laws or similar legislation, (2) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or a Restricted Subsidiary is a party, or (3) to secure public or statutory obligations of the Company or a Restricted Subsidiary or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company or a Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', employees' and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments, awards, decrees or orders of any court or other governmental authority against the Company or a Restricted Subsidiary with respect to which the Company or a Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review;

          (d) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

          (e) Liens in favor of issuers of surety, performance, judgment, appeal and other like bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business;

          (f) minor survey exceptions, minor encumbrances, easements, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning provisions, carveouts, conditional waivers or other restrictions as to the use of real properties or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances Incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair the use of such properties in the operation of the business of the Company and its Restricted Subsidiaries;

          (g) Liens existing or provided for under written arrangements existing on the Issue Date;

          (h) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary;

          (i) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (j) Liens to secure any refinancing, refunding, replacement, renewal, repayment or extension (or successive refinancings, refundings, replacements, renewals, repayments or extensions) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (g), (i),
     (l), (m) or (n); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
     (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (g), (i), (l), (m) and (n) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, replacement, renewal, repayment or extension;

          (k)(i) Liens or restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any real property leased by the Company and subordination or similar agreements relating thereto and
     (ii) any condemnation or eminent domain proceedings affecting any real property;

          (l) Liens on property, assets or Equity Interests of a Person at the time such Person becomes a Subsidiary of the Company; provided, however, such Liens are not created, Incurred or assumed by such Person in connection with, or in contemplation of, such other Person becoming such a Subsidiary of the Company; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (m) Liens on property or assets at the time the Company or a Restricted Subsidiary acquired the property or assets, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary; provided, however, that such Liens are not created in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; and

          (n) any Lien on Equity Interests or other securities of an Unrestricted Subsidiary that secures Indebtedness of such Unrestricted Subsidiary.

     "Person" means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Equity Interests", as applied to the Equity Interests of any partnership, limited liability company or corporation, means Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such partnership, limited liability company or corporation, over Equity Interests of any other class of such partnership, limited liability company or corporation.

     "principal" of a Note means the principal of the Note plus the premium (if any) payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of Equity Interests of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Equity Interests of the Company have been distributed by means of an effective registration statement under the Securities Act.

     "Purchase Money Mortgages" means Indebtedness consisting of the deferred purchase price of an asset or assets including any conditional sale obligation, any obligation under any title retention agreement or other purchase money obligation; provided that (i) such Indebtedness is Incurred within 180 days of the acquisition of such asset or assets by the Company or its Restricted Subsidiaries, (ii) the Average Life of such Indebtedness is less than the anticipated useful life of such asset or assets and (iii) such Indebtedness is secured by a first priority Lien on such asset or assets.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning), in whole or in part, any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company or SFG Capital that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that, with respect to any Refinancing Indebtedness (other than Bank Indebtedness), (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or 91 days following the Stated Maturity of the Notes, if shorter; (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary (other than SFG Capital) that refinances Indebtedness of the Company or SFG Capital.

     "Related Business" means any business which is the same as or related, ancillary or complementary to the businesses of the Company on the Issue Date.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Payment" with respect to any Person means (i) the distribution of any sort in respect of its Equity Interests, including any payment in connection with any merger or consolidation involving such Person (other than dividends or distributions payable solely in its Equity Interests (other than Disqualified Interests) or in options, warrants or other rights to purchase its Equity Interests, as the case may be, or dividends or distributions payable solely to such Person and its wholly owned Subsidiaries), (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interest of such Person or any direct or indirect parent of such Person, (iii) the purchase, repurchase, redemption or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligation of such Person (other than the purchase, repurchase, or other acquisition of a Subordinated Obligation acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due within one year of the date of the acquisition of such Subordinated Obligation) or (iv) the making of any Investment (other than a Permitted Investment) in any Unrestricted Subsidiary or in any Affiliate of such Person other than a wholly owned Subsidiary of such Person or a Person which will become a wholly owned Subsidiary of such Person as a result of such Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the

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

Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Schenkel" means Pete Schenkel and any entity in which Schenkel and the members of his family (consisting of the persons described in Section 318(a)(1) of the Code) own more than a 50% interest.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of either of the Issuers secured by a Lien.

     "Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the Guarantees thereof, and the Security Agreements, the Mortgages and the Pledge Agreements (each as defined in the Credit Agreement).

     "Senior Indebtedness" of the Company or SFG Capital means all principal of, premium (if any), accrued and unpaid interest (if any) (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or SFG Capital whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and other amounts owing with respect to all Indebtedness of the Company or SFG Capital, and including all Bank Indebtedness, and all Refinancing Indebtedness with respect thereto, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (i) any obligation of the Company to any Subsidiary of the Company, (ii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iii) any Indebtedness or obligation of the Company or SFG Capital which is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or SFG Capital, as the case may be, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (iv) any obligations with respect to any Equity Interest, (v) any Indebtedness Incurred in violation of the Indenture, or (vi) any liability for federal, foreign, state, local or other taxes owed or owing by the Company or SFG Capital.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company or SFG Capital that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company or SFG Capital, as the case may be, which is not Senior Indebtedness.

     "Series E 10% Preferred Interests" means the Series E 10% Payment-in-Kind Preferred Limited Partner Interests of the Company.

     "Significant Subsidiary" means any Subsidiary of the Company, other than SFG Capital, that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer thereof unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or SFG Capital (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more

Subsidiaries of such Person or both; provided, however, that the Company shall not be deemed to be a Subsidiary of Mid-Am.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organized (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and
(vi) investments in mutual funds and bank collective investments or trust funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "Term Loans" means the Tranche A Term Loans and the Tranche B Term Loans outstanding under the Credit Agreement.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the date of the Indenture, or such other date as may be established by the TIA.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the Indenture until a successor replaces it in accordance with the terms of the Indenture and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters with responsibility for the administration of the Indenture, and, in the case of any certification required to be signed by a Trust Officer, such officer who is authorized by the Trustee from time to time to execute such certificates.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Governing Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than SFG Capital, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interest in, or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments." The Governing Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of "-- Certain Covenants -- Limitation of Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the

Governing Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the authorization of the Governing Board giving effect to such designation and an Officers' Certificate of the Company certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Voting Equity Interests" of a partnership, limited liability company or corporation means all classes of Equity Interests of such partnership, limited liability company or corporation then outstanding that normally entitle the holders of such interests to participate in the management or to elect those participating in the management of such partnership, limited liability company or corporation.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Equity Interests of which (other than directors' qualifying Equity Interests) are owned by the Company or another Wholly Owned Subsidiary.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the ownership and disposition of Notes. The summary is based upon the laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their particular investment circumstances or the consequences to certain types of holders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, dealers in securities, financial institutions, life insurance companies, foreign taxpayers, persons holding shares as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the United States dollar). This summary also does not discuss the consequences to a holder under state, local or foreign tax laws, which may differ from the corresponding federal income tax laws. The Issuers have not sought a formal legal opinion from their tax counsel regarding the material federal income tax consequences under the Code of holding and disposing of the Notes.

     BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS PERTAINING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES.

PAYMENTS OF INTEREST

     A holder of a Note generally will be required to report as ordinary income for federal income tax purposes interest received or accrued on the Note in accordance with the holder's method of tax accounting.

THE EXCHANGE OFFER

     The exchange of Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange. Consequently, (i) a holder should not recognize taxable gain or loss as a result of exchanging Outstanding Notes for Exchange Notes pursuant to the Exchange Offer; (ii) the holding period of the Exchange Notes should include the holding period of the Outstanding Notes exchanged therefor; and (iii) the adjusted tax basis of the Exchange Notes immediately after the exchange should be the same as the adjusted tax basis immediately prior to the exchange of the Outstanding Notes that are exchanged for such Exchange Notes. The Company intends, to the extent required, to treat the Exchange Offer for federal income tax purposes in accordance with the position described in this paragraph.

     The Issuers will be required to pay additional cash interest on the Outstanding Notes if they fail to comply with certain of their obligations under the Registration Rights Agreement. Although the matter is not free from doubt, such additional interest should be taxable to a holder as ordinary income at the time it accrues or is received by such holder in accordance with such holder's regular method of tax accounting. Holders bear the risk that the Internal Revenue Service may assert an alternative position that would require each holder to include such additional interest in income as such additional interest accrues or becomes a fixed obligation of the Issuers (irrespective of such holder's regular method of tax accounting).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full interest income. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The following description of the Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Issuers and the Initial Purchaser entered into the Registration Rights Agreement concurrently with the issuance of the Outstanding Notes. Pursuant to the Registration Rights Agreement, the Issuers agreed to (i) file with the Commission on or prior to 210 days after the Issue Date a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the Outstanding Notes under the Securities Act, and (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Issuers agreed to offer to the holders of Transfer Restricted Securities (as defined) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for Exchange Notes, identical in all material respects to the Outstanding Notes (except that the Exchange Notes do not contain terms with respect to transfer restrictions), that would be registered under the Securities Act. This Prospectus constitutes a part of the Exchange Offer Registration Statement and was filed with the Commission for the purpose of making the Exchange Offer for the Outstanding Notes. The Issuers agreed to keep the Exchange Offer open for not less than 30 days (or longer, if required by law) after the date notice of the Exchange Offer is mailed to the holders of the Outstanding Notes. In the event that a change in law or applicable interpretations of the staff of the Commission does not permit the Issuers to effect the Exchange Offer, any applicable law or interpretations of the staff of the Commission does not permit any holder of Outstanding Notes (including the Initial Purchaser) to participate in the Exchange Offer, or any holder of Outstanding Notes (including the Initial Purchaser) participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Outstanding Notes after complying with the terms of the Exchange Offer, the Issuers will use their reasonable best efforts to file with the Commission the Shelf Registration Statement to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Outstanding Note until (i) the date on which such Outstanding Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Outstanding Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Outstanding Note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold pursuant to Rule 144(k) under the Securities Act.

     The Issuers agreed to use their reasonable best efforts to have the Exchange Offer Registration Statement and, if applicable, a Shelf Registration Statement declared effective by the Commission as promptly as practicable after the filing thereof. Under the Registration Rights Agreement, unless the Exchange Offer

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

would not be permitted by a policy of the Commission, the Issuers will commence the Exchange Offer and will use their reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 300 days after the Issue Date. If applicable, the Issuers will use their best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable registration statement is not filed with the Commission on or prior to 210 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 270 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 300 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 270 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Issuers are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Issuers are obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder until the applicable registration statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Outstanding Notes on semi-annual payment dates which correspond to interest payment dates for the Outstanding Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Registration Rights Agreement also provides that the Issuers (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Outstanding Notes) and will indemnify certain holders of the Outstanding Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Outstanding Notes that wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate" (as defined in Rule 405 of the Securities Act), of the Issuers or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If a holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Outstanding Notes will be required to make certain representations to the Issuers (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Outstanding Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Outstanding Notes were issued, and the Exchange Notes initially will be issued, in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note representing the Outstanding Notes was deposited on the Issue Date, and each Global Note representing the Exchange Notes will be deposited on the closing date of the Exchange Offer, with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     DTC has advised the Issuers that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve system, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The Issuers expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC has or will credit the accounts of Participants designated by the Exchange Agent with an interest in the Global Notes and (ii) ownership of beneficial interests in the Global Notes has or will be shown on, and the transfer of beneficial ownership therein will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder or with respect to any decision about accepting the Exchange Offer. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note including exercise of the rights of the holder with respect to the Exchange Offer. The Issuers understand that under existing industry practice, in the event the Issuers request any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take
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

such action and the Participant would authorize holders owning through such Participant to take such action or would otherwise act upon the instruction of such holders. None of the Issuers or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, none of the Issuers or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interests in the Global Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

     If (i) the Issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and the Issuers are unable to locate a qualified successor within 90 days, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     None of the Issuers or the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 90 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such
resale. In addition, until             , all dealers effecting transactions in
the Exchange Notes may be required to deliver a prospectus.

     The Issuers will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Outstanding Notes) other than commissions or concession of any brokers-dealers and will indemnify the Holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Issuers of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requests the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Issuers agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Issuers have amended or supplemented the Prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Issuers shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Issuers by Strasburger & Price, L.L.P., Dallas, Texas, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of SFG as of December 31, 1996, and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Meadow Gold Dairies for the period from January 1, 1997 through September 4, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Meadow Gold Dairies for each of the years ended December 31, 1995 and 1996 included in this Prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Upon completion of the Transactions, Price Waterhouse LLP was appointed, and replaced Deloitte & Touche LLP, as independent accountants for Meadow Gold Dairies for the period from January 1, 1997 through September 4, 1997.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SOUTHERN FOODS GROUP, L.P.
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................  F-3
  Consolidated Statements of Income for the years ended
     December 31, 1995, 1996 and 1997.......................  F-4
  Consolidated Statements of Partners' Equity for the years
     ended December 31, 1995, 1996, and 1997................  F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................  F-6
  Notes to the Consolidated Financial Statements............  F-7
MEADOW GOLD DAIRY OPERATIONS (A DIVISION OF BORDEN/MEADOW
  GOLD DAIRIES HOLDINGS, INC.)
  Report of Independent Accountants.........................  F-18
  Independent Auditors' Report..............................  F-19
  Statements of Revenues and Expenses for the years ended
     December 31, 1995 and 1996 and for the period from
     January 1, 1997 to September 4, 1997...................  F-20
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996 and for the period from January 1, 1997
     to September 4, 1997...................................  F-21
  Notes to Financial Statements.............................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Southern Foods Group, L.P.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of partners' equity and of cash flows present fairly, in all material respects, the financial position of Southern Foods Group, L.P. and its subsidiary at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
March 31, 1998

                           SOUTHERN FOODS GROUP, L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash......................................................  $  1,995    $  4,747
  Accounts receivable, net..................................    41,508      77,987
  Inventories...............................................     9,702      30,548
  Prepaid expenses and other assets.........................     1,621       2,947
                                                              --------    --------
          Total current assets..............................    54,826     116,229
                                                              --------    --------
Property, plant and equipment, at cost:
  Land......................................................     7,971      30,678
  Buildings and improvements................................    14,783      39,931
  Machinery and equipment...................................    39,630     114,424
  Vehicles..................................................     2,589       9,351
                                                              --------    --------
                                                                64,973     194,384
  Less: Accumulated depreciation and amortization...........   (12,150)    (20,321)
                                                              --------    --------
                                                                52,823     174,063
                                                              --------    --------
Goodwill, net...............................................    70,753     238,323
Trademarks, net.............................................        --     104,154
Deferred financing costs, net...............................     1,701      11,714
Other assets................................................     2,357       1,830
                                                              --------    --------
          Total assets......................................  $182,460    $646,313
                                                              ========    ========
                         LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 11,184    $ 27,396
  Raw milk accrual..........................................    15,406      25,511
  Accrued expenses..........................................    15,071      45,668
  Current portion of long-term debt.........................     5,570         777
                                                              --------    --------
          Total current liabilities.........................    47,231      99,352
                                                              --------    --------
Long-term debt..............................................    55,972     345,914
Related party notes payable.................................    34,424          --
Other long-term liabilities.................................        --      10,668
Commitments and contingencies (Note 9)
Partners' equity:
  Limited partner preferred, stated amount of $238,671......        --     176,199
  Limited partner common....................................    44,367      13,771
  General partner common....................................       466         409
                                                              --------    --------
                                                                44,833     190,379
                                                              --------    --------
          Total liabilities and partners' equity............  $182,460    $646,313
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                               FOR EACH OF THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Net sales..................................................  $475,170    $551,636    $740,983
Cost of sales..............................................   359,595     425,079     547,182
                                                             --------    --------    --------
                                                              115,575     126,557     193,801
                                                             --------    --------    --------
Selling, distribution and general and administrative
  expenses.................................................    89,714     100,192     140,429
Amortization of goodwill and other intangible assets.......     7,635       7,658      11,950
                                                             --------    --------    --------
Income from operations.....................................    18,226      18,707      41,422
  Interest expense.........................................     9,108       7,640      16,500
  Other income, net........................................      (981)       (480)     (1,174)
                                                             --------    --------    --------
Net income.................................................  $ 10,099    $ 11,547    $ 26,096
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                              FOR EACH OF THE YEARS ENDED
                                                           DECEMBER 31, 1995, 1996 AND 1997
                                                       -----------------------------------------
                                                       PREFERRED         COMMON
                                                       ---------   ------------------
                                                        LIMITED    GENERAL   LIMITED
                                                        PARTNER    PARTNER   PARTNER     TOTAL
                                                       ---------   -------   --------   --------
Partners' equity, January 1, 1995....................  $     --     $ 250    $ 29,661   $ 29,911
  Partner contributions..............................                           2,707      2,707
  Partner distributions..............................                            (377)      (377)
          Net income.................................                 101       9,998     10,099
                                                       --------     -----    --------   --------
Partners' equity, December 31, 1995..................        --       351      41,989     42,340
  Partner contributions..............................                              15         15
  Partner distributions..............................                          (9,069)    (9,069)
          Net income.................................                 115      11,432     11,547
                                                       --------     -----    --------   --------
Partners' equity, December 31, 1996..................        --       466      44,367     44,833
  Conversion of common equity to preferred...........    20,275               (20,275)        --
  Partner contributions..............................   143,000        62       6,341    149,403
  Partner distributions..............................                (251)    (29,702)   (29,953)
          Net income.................................    12,924       132      13,040     26,096
                                                       --------     -----    --------   --------
Partners' equity, December 31, 1997..................  $176,199     $ 409    $ 13,771   $190,379
                                                       ========     =====    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR EACH OF THE YEARS ENDED
                                                                      DECEMBER 31,
                                                            ---------------------------------
                                                              1995        1996        1997
                                                            --------    --------    ---------
Cash flows from operating activities:
  Net income..............................................  $ 10,099    $ 11,547    $  26,096
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation............................................     4,666       5,652        9,769
  Amortization............................................     8,140       8,165       12,829
  Interest added to long-term debt........................     2,902       3,208           --
  Change in assets and liabilities, net of effects of
     business acquisitions:
     (Increase) decrease in accounts receivable...........    (1,971)     (3,700)      (3,682)
     (Increase) decrease in inventories...................      (876)       (658)        (869)
     (Increase) decrease in prepaid expenses and other
       assets.............................................      (189)         96          313
     Increase (decrease) in accounts payable and accrued
       expenses...........................................     1,136       8,933         (708)
                                                            --------    --------    ---------
       Net cash provided by operating activities..........    23,907      33,243       43,748
                                                            --------    --------    ---------
Cash flows from investing activities:
  Purchase of trademarks..................................                           (105,000)
  Business acquisitions, net of cash acquired.............                (5,998)      (8,851)
  Additions to property, plant and equipment..............    (5,381)     (7,167)     (12,123)
  (Increase) decrease in other assets.....................      (284)         74          894
                                                            --------    --------    ---------
       Net cash used in investing activities..............    (5,665)    (13,091)    (125,080)
                                                            --------    --------    ---------
Cash flows from financing activities:
  Borrowings on long-term debt............................                 6,000      255,000
  Repayments on long-term debt............................   (14,619)    (16,820)    (149,706)
  Borrowings on related party notes payable...............                             20,490
  Repayments on related party notes payable...............                            (54,914)
  Net borrowings (repayments) -- revolving credit
     facility.............................................    (5,900)        400        4,100
  Payment of deferred financing costs.....................                            (12,141)
  Partner contributions -- preferred equity...............                             45,000
  Partner contributions -- common equity..................     2,707          15        6,208
  Partner distributions -- common equity..................      (377)     (9,069)     (29,953)
                                                            --------    --------    ---------
       Net cash provided by (used in) financing
          activities......................................   (18,189)    (19,474)      84,084
                                                            --------    --------    ---------
Net increase in cash......................................        53         678        2,752
Cash at beginning of period...............................     1,264       1,317        1,995
                                                            --------    --------    ---------
Cash at end of period.....................................  $  1,317    $  1,995    $   4,747
                                                            ========    ========    =========
Supplemental information:
Interest paid.............................................  $  6,437    $  4,901    $  10,248
                                                            ========    ========    =========
Noncash investing and financing activities:
Meadow Gold contribution:
          Net assets contributed..........................                          $ 265,000
          Term debt assumed...............................                           (175,000)
          Preferred equity interests issued...............                            (90,000)
                                                                                    ---------
                                                                                    $      --
                                                                                    =========
Barbe's Dairy contribution:
          Net assets contributed..........................                          $   8,000
          Preferred equity interests issued...............                             (8,000)
                                                                                    ---------
                                                                                    $      --
                                                                                    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Southern Foods Group, L.P. ("SFG" or the "Partnership") owns 26 facilities which process and package fluid milk products, cultured products, ice cream products, fruit juices and drinks and other dairy related products. The majority of SFG's sales are from fluid milk products, which include fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, whipping cream, half-and-half and buttermilk. These products are produced and marketed primarily under the Schepps, Oak Farms, Meadow Gold, Viva, Foremost, Brown's Velvet, Barbe's and Flav-O-Rich brand names, as well as various private labels. SFG produces cultured products, such as sour cream, cottage cheese and yogurt, as well as ice cream and fruit juices and drinks under its brand names, various private labels and third-party labels. SFG also distributes cultured products, fruit juices and drinks, ice cream products and other dairy related products such as cheese, eggs, butter and non-dairy creamers purchased from third-parties.

     On May 22, 1997, Dairy Farmers of America, Inc., formerly Mid-America Dairymen, Inc. ("DFA"), entered into a stock purchase and merger agreement with Borden, Inc. and an affiliate ("Borden") to acquire the dairy operations of Borden, including Meadow Gold Dairies ("Meadow Gold"), and certain related trademarks (the "Borden Transaction"). This and other related transactions were completed on September 4, 1997. Immediately following the acquisition, DFA, a 50% common equity partner in the Partnership, contributed the dairy operations of Meadow Gold to the Partnership. Details of these and other related transactions are further described in Note 2.

ACCOUNTING POLICIES

  Basis of Accounting

     The accompanying consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiary, SFG Capital Corporation. SFG Capital Corporation has no assets, no liabilities, does not conduct any operations and was formed solely to facilitate the issuance of indebtedness for the Partnership.

     The accompanying consolidated financial statements include certain reclassifications to previously reported amounts to conform to current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues on product sales are recognized upon delivery to the customer.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out basis.

                           SOUTHERN FOODS GROUP, L.P.

  Property, Plant and Equipment

     Depreciation is calculated using the straight-line method of depreciation over the following estimated useful lives:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  5-40
Machinery and equipment.....................................  2-15
Vehicles....................................................  5-7

     Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized and depreciated over the related assets' remaining useful lives. Leasehold improvements are depreciated over the life of the related asset or the lease term, whichever is less.

  Goodwill

     Goodwill related to Meadow Gold, which totals approximately $169 million, is amortized using the straight-line method over an estimated useful life of 40 years. Other goodwill is amortized primarily over an estimated useful life of 13 years. Accumulated amortization of goodwill was approximately $20 million and $28 million at December 31, 1996 and 1997, respectively.

  Other Intangible Assets

     The Borden Trademarks and Meadow Gold Trademarks (see Note 2) are amortized using the straight-line method over their estimated useful lives of 40 years. Deferred financing costs are amortized over the term of the related debt issue using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of trademarks and deferred financing costs were approximately $.8 million and $.5 million at December 31, 1997, respectively.

  Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent carrying amount exceeds fair value.

  Postretirement Benefits

     Pension plans covering certain employees are funded sufficiently to at least meet minimum funding requirements under applicable law. The Partnership accrues the estimated costs of pension and other retiree benefits during the employees' active service periods.

  Income Taxes

     The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

     The tax attributes of the Partnership's net assets flow directly to each individual partner. Each partner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting

                           SOUTHERN FOODS GROUP, L.P.

followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and their proportionate share of the net assets reported in the financial statements. At December 31, 1996 and 1997, the financial accounting basis of the net assets of the Partnership exceeded its tax basis by approximately $69 million and $267 million, respectively. These differences are related primarily to goodwill, fixed assets and accrued liabilities.

  Fair Value of Financial Instruments

     The fair value of the $150 million of senior subordinated notes (See Note
2) was approximately $157 million at December 31, 1997 based on trading in the PORTAL Market reported by Chase Securities Inc. Management believes the recorded values of all other financial instruments approximate their current fair values as such items are current in nature or generally bear variable interest rates which adjust yield to derive current market value.

2. ACQUISITIONS

     On September 4, 1997, DFA acquired Borden/Meadow Gold Dairies Holdings, Inc., a subsidiary comprising the fluid milk operations of Borden, for $380 million (the "Borden Acquisition.") This acquisition was partially funded through new senior term debt (the "Senior Bank Facilities") obtained by DFA from a syndicate of lenders led by The Chase Manhattan Bank. Certain of these assets and liabilities, consisting of the operations of Meadow Gold, were then contributed to the Partnership. In conjunction with the Meadow Gold contribution, the Partnership assumed the Senior Bank Facilities and issued non-voting, limited partner preferred interests ("Preferred Interests") to DFA in the stated amount of $90 million. The fair value of the assets contributed to the Partnership was $265 million, including $169 million of goodwill.

     Concurrent with the Borden Acquisition, the Partnership acquired the license to use certain trademarks owned by Borden (the "Borden Trademarks") for $55 million and repaid the Partnership's existing bank debt and related party notes of approximately $92 million. The acquisition of the Borden Trademarks and the repayment of debt was funded through the issuance of $150 million of senior subordinated notes (the "Notes") and an equity contribution of $45 million from Mid-Am Capital, L.L.C. , an affiliate of DFA, for Preferred Interests. The remaining proceeds, along with proceeds from the Senior Bank Facilities, were used to purchase the trademarks used by Meadow Gold (the "Meadow Gold Trademarks") from an affiliate of DFA for $50 million. See Note 6 for a discussion of the Senior Bank Facilities and the Notes and Note 10 for a discussion of the Preferred Interests. The results of Meadow Gold are included in the accompanying financial statements from September 4, 1997, the date of contribution.

     The following unaudited pro forma summary results of operations assume that the Meadow Gold contribution and the related transactions occurred on January 1 of the indicated period:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Net sales...................................................  $1,044,173    $1,054,335
Net income..................................................  $    3,005    $   18,409

     The unaudited pro forma summary results of operations are not necessarily indicative of results of operations that would have occurred had the transactions taken place on January 1, 1996 or 1997, or of future results of operations of the combined businesses.

     In March 1997, the Partnership purchased certain assets of Land-O-Pines Dairy for approximately $4.9 million. The purchase price has been allocated to the acquired assets based on their estimated fair value.

                           SOUTHERN FOODS GROUP, L.P.

     In February 1997, DFA contributed the operations of Barbe's Dairy to the Partnership. DFA purchased Barbe's Dairy in October 1996 for approximately $8.2 million. The related assets and liabilities were recorded on the Partnership's books at DFA's historical cost.

     In 1996, the Partnership acquired the assets of Pure Milk and Ice Cream, Inc. for approximately $6 million. The purchase price was allocated among the assets acquired based on their estimated fair value. The assets acquired are currently operated as Oak Farms-Waco (Texas).

     The results of Land-O-Pines Dairy, Barbe's Dairy, and Oak Farms-Waco are included in the accompanying financial statements from the date of contribution/acquisition.

3. ACCOUNTS RECEIVABLE

     A summary of accounts receivable is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Trade.......................................................  $41,297    $74,768
Other.......................................................    2,757      7,390
                                                              -------    -------
                                                               44,054     82,158
Less allowance for doubtful accounts........................   (2,546)    (4,171)
                                                              -------    -------
                                                              $41,508    $77,987
                                                              =======    =======

     SFG sells to customers primarily in the southern and western United States and Hawaii. The Partnership sells primarily to retail, food service and institutional customers. Only one customer, which contributed 12% to sales in 1997, contributed over 10% to SFG's total sales.

4. INVENTORIES

     A summary of inventories is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              ------    -------
                                                               (IN THOUSANDS)
Finished goods..............................................  $4,282    $14,776
Packaging and supplies......................................   2,850      3,389
Raw materials...............................................   1,674     10,563
Truck parts.................................................     896      1,820
                                                              ------    -------
                                                              $9,702    $30,548
                                                              ======    =======

5. ACCRUED EXPENSES

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Accrued insurance expense...................................  $ 4,559    $14,572
Accrued payroll and related benefits........................    6,820     10,448
Accrued interest expense....................................       12      5,724
Accrued expenses -- other...................................    3,680     14,924
                                                              -------    -------
                                                              $15,071    $45,668
                                                              =======    =======

                           SOUTHERN FOODS GROUP, L.P.

     The Partnership is insured for liability claims arising from on the job injuries of its employees in most states with varying levels of step-loss coverage and high deductible amounts. The Partnership also offers a selection of health plans which includes health maintenance organization ("HMO") plans as well as indemnity plans for which the Partnership is responsible for employees' medical and dental claims, also with stop-loss coverages of varying amounts. The Partnership maintains partially funded accruals for these claims. The accruals are comprised of estimates for both claims that have been reported but not yet paid, and claims that have been incurred but not yet reported.

6. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
                                                                (IN THOUSANDS)
Term loans..................................................  $49,972    $181,000
Notes.......................................................       --     150,000
Revolving loan..............................................   10,200      14,300
Other notes.................................................    1,370       1,391
                                                              -------    --------
                                                              $61,542    $346,691
                                                              =======    ========

     The Senior Bank Facilities discussed in Note 2 were entered into on September 4, 1997 and consist of term loans of $190 million and a revolving credit facility of $60 million. The term loans are comprised of a Tranche A loan of $90 million and a Tranche B loan of $100 million. These loans bear interest at a margin above either the Alternate Base Rate, as defined in the credit agreement, or LIBOR rates, at the Partnership's election. For Tranche A loans, this margin ranges between 0.5% and 1.25% for Alternate Base Rate loans, and between 1.75% and 2.5% for LIBOR loans, based on earnings levels. For Tranche B loans, the margin is 1.75% for Alternate Base Rate loans, and 3.0% for LIBOR loans. These weighted average rates were 8.39% and 8.87% for Tranche A and Tranche B at December 31, 1997, respectively, and were based on LIBOR rates. The revolving credit facility also bears interest at a variable rate based on the same margins as the Tranche A loan (9.75% at December 31, 1997 based on the Alternate Base Rate). At December 31, 1997, $181 million of term loans were outstanding, and $14.3 million of revolving loans and $1.8 million of letters of credit were outstanding under the revolving credit facility. Available borrowings under the revolving credit facility were $43.9 million at December 31, 1997. The term loans are payable in quarterly principal installments over a period of seven years for Tranche A and eight and one-half years for Tranche B, and may be prepaid. The revolving credit facility expires after seven years. The Partnership pays customary fees under these credit facilities such as commitment fees, letter of credit fees and administrative fees. The Senior Bank Facilities are secured by substantially all of the Partnership's assets.

     The Partnership entered into an interest rate collar in October 1997 with a notional amount of $28 million and a LIBOR rate cap of 7.0% and a floor of 5.65%. This agreement expires in October 2000. Any payments made or received under the collar will be recognized as an adjustment to interest expense.

     In January 1998, the Partnership entered into various interest rate swap agreements. The fixed LIBOR rate under these agreements ranges between 5.565% and 5.63%. These agreements have an aggregate initial notional amount of $127 million, which declines annually over a five-year period to a final aggregate notional amount of $23 million, and are cancellable at the counterparty's option at the end of three or four years, based on the individual agreement.

     The Notes bear interest at a rate of 9 7/8% payable in semi-annual installments beginning March 1998, and mature in September 2007. Except as set forth below, the Notes are not redeemable at the option of the

                           SOUTHERN FOODS GROUP, L.P.

Partnership prior to September 1, 2002. On and after such date, the Notes will be redeemable, at the Partnership's option at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on September 1 of the years set forth below:

                           PERIOD                             REDEMPTION PRICE
                           ------                             ----------------
2002........................................................      104.938%
2003........................................................      103.292%
2004........................................................      101.646%
2005 and thereafter.........................................      100.000%

     Also, at any time and from time to time prior to September 1, 2000, the Partnership may redeem in the aggregate up to one-third of the original aggregate principal amount of the Notes with the proceeds of one or more public equity offerings by the Partnership at a redemption price of 109.875% plus accrued and unpaid interests to the redemption date; provided, however, that at least two-thirds of the original aggregate principal amount of the Notes must remain outstanding after each such redemption. Additionally, upon the occurrence of a change of control, as defined, each Note holder will have the right to require the Partnership to offer to repurchase such Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest.

     Both the Senior Bank Facilities and the Notes are subject to certain financial and other restrictive covenants. These covenants, among other things, limit the ability of the Partnership to incur additional indebtedness, dispose of assets, make distributions, make acquisitions and otherwise restrict certain business activities. The Partnership is required to comply with certain financial ratios and tests including interest coverage ratios, leverage ratios and other requirements.

     Future maturities of the Partnership's debt are as follows:

                        YEAR ENDING                             SCHEDULED
                        DECEMBER 31,                          DEBT PAYMENTS
                        ------------                          --------------
                                                              (IN THOUSANDS)
   1998.....................................................     $    777
   1999.....................................................        8,308
   2000.....................................................       11,306
   2001.....................................................       13,500
   2002.....................................................       16,000
   Thereafter...............................................      296,800
                                                                 --------
          Total.............................................     $346,691
                                                                 ========

7. RELATED PARTY TRANSACTIONS

     The Partnership borrowed $26 million from Mid-Am Finance, Inc. in 1994. The subordinated note bore interest at 10% and was due February 17, 2000. Interest was payable through the periodic issuance of additional subordinated notes which were also due February 17, 2000. These loans were repaid in February 1997, at which time the Partnership borrowed $20 million from Mid-Am Capital. The $20 million note was repaid in September 1997 as discussed in Note 2. At December 31, 1997, there were no borrowings outstanding with related parties.

     The Partnership sources principally all of its raw milk from DFA. Amounts due for raw milk purchases are paid to the Federal Milk Market Administrator and are reflected on the accompanying balance sheet in the raw milk accrual.

     Effective January 1, 1998 the Partnership entered into an agreement with DFA pursuant to which the Partnership has agreed to source all of its milk from DFA subject to the Partnership's existing supply

                           SOUTHERN FOODS GROUP, L.P.

agreements, all of which except one have expired. Prices charged to the Company by DFA under the supply arrangement are at competitive market prices. The agreement is initially for a term of one year and thereafter may be canceled on 12 months' notice.

8. RETIREMENT PLANS

     As a result of the addition of the Meadow Gold operations in September, 1997, the Partnership currently has separate retirement plans covering Meadow Gold employees.

  Retirement plans -- excluding Meadow Gold employees

     The Partnership has a 401(k) plan in which all employees are eligible to participate upon completion of six months of service, as defined. The Partnership matches contributions equal to 50% or more of the participant's contribution up to 3% of each participant's compensation, and may match additional contributions on a discretionary basis. Employees vest in the Partnership's contribution over two to ten years of service for Plan years beginning before 1989 and two to five years, thereafter. The Partnership also has a non-qualified contributory plan in which only selected management personnel are eligible to participate. Under this non-qualified plan, the Partnership matches 100% of contributions up to 3% of each participant's compensation. Employees vest in the Partnership's contribution after two years of service. Contributions to these plans by the Partnership were approximately $1.6 million for the year ended December 31, 1995, $2.0 million for the year ended December 31, 1996 and $2.1 million for the year ended December 31, 1997.

     Effective October 1, 1996, the Partnership adopted the Supplemental Executive Retirement Plan ("SERP"). The SERP is available to certain specified executives of the Partnership and provides annual benefits based on a percentage of the executives' salaries. Benefits are payable upon retirement at specified retirement ages, or upon disability or involuntary termination. The pension liability associated with this plan was approximately $.6 million at December 31, 1996.

  Retirement plans -- Meadow Gold employees

     Meadow Gold employees are eligible to participate in a 401(k) plan upon date of hire. The Partnership matches contributions equal to 50% of the participant's contribution up to 5% of each participant's compensation. Employees vest in the Partnership's contribution over five years. Employer contributions to this plan were $.3 million for the period from September 4, 1997 through December 31, 1997.

     Most Meadow Gold employees participate in a domestic pension plan where benefits are based generally on compensation and credited service. For most hourly employees, benefits under this plan are based on specified amounts per year of credited service. Plan assets are currently held by Borden's trustee. In accordance with the terms of the Borden Transaction, Borden's trustee is required to transfer these assets to the Partnership's trustee by June 30, 1998.

     Most employees who are not covered by Meadow Gold sponsored retirement plans are covered by collectively bargained agreements which are generally effective for five years. There would be a continuing liability to these pension trusts if the Partnership ceased all or substantially all participation in any such trust, and under certain other specified conditions. The Partnership contributed $.9 million to these trusts during the period from September 4, 1997 to December 31, 1997.

     The Partnership provides certain health and life insurance benefits for eligible Meadow Gold retirees and their dependants. The costs of these benefits are accrued during the period that employees render service. Supplemental benefits are provided to participants who are eligible for Medicare. The postretirement medical benefits are contributory for retirements after 1983; the postretirement life insurance benefit is noncontributory. The Partnership's contribution under the health plan is gradually phased out where employees retiring in the year 2000 will fund 100% of the health benefit.

                           SOUTHERN FOODS GROUP, L.P.

     The Partnership provides certain postemployment benefits, primarily medical and life insurance benefits for long-term disabled Meadow Gold employees, to qualified former or inactive employees.

SUMMARY OF SERP AND MEADOW GOLD DOMESTIC PENSION PLAN

     The minimum liability which must be recorded is equal to the excess of the accumulated benefit obligation over plan assets. For the SERP plan, this results in additional liability being recorded. In connection with the recording of the additional liability, corresponding amounts are recorded as an intangible asset. At December 31, 1997, the Partnership recorded $.6 million of additional liability and $.6 million of intangible assets.

     Pension expense includes the following components (in thousands):

                                                              1997
                                                              ----
Service cost for benefits earned during the year............  $215
Interest cost on projected benefit obligation...............   461
Actual return on plan assets................................  (381)
Net amortization and deferral...............................    78
                                                              ----
Net pension costs...........................................  $373
                                                              ====

     The actuarial assumptions used were as follows:

                                                                 1997
                                                              ----------
Discount rate...............................................     7.0%
Expected long-term rate of return on assets.................     8.5%
Rate of increase in compensation levels.....................  3.0% - 4.5%

     The funded status of the plans was as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Actuarial present value of benefit obligations:
Vested benefit obligation...................................    $14,321
                                                                =======
Accumulated benefit obligation..............................    $15,459
                                                                =======
Projected benefit obligation................................    $17,645
Plan assets at fair value...................................     13,896
                                                                -------
Projected benefit obligation over plan assets...............      3,749
Unrecognized net gain.......................................        179
Unrecognized prior service cost.............................     (1,368)
Adjustment to recognize minimum liability...................        593
                                                                -------
Pension liability recognized as of December 31..............    $ 3,153
                                                                =======

                           SOUTHERN FOODS GROUP, L.P.

SUMMARY OF MEADOW GOLD HEALTH AND LIFE RETIREE BENEFITS

     The components of net periodic postretirement benefit cost were as follows (in thousands):

                                                              1997
                                                              ----
Service cost................................................  $ --
Interest cost...............................................   163
                                                              ----
Net periodic postretirement benefit cost....................  $163
                                                              ====

     The Meadow Gold postretirement health care and life insurance plan is not funded. The amounts recognized on the Partnership's balance sheet for the obligations relating to the plan were as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Accumulated postretirement benefit obligation:
Retirees....................................................    $  6,769
Fully eligible plan participants............................         246
Other active plan participants..............................          30
                                                                --------
Accrued postretirement benefit cost recognized in the
  balance sheet.............................................    $  7,045
                                                                ========

     The discount rate used in determining the accumulated benefit obligation was 7% at December 31, 1997. The per capita cost of covered health care benefits is assumed to have increased at an annual rate of 9.9% for 1997, which rate was assumed to decrease gradually to 5% per annum in 2017 and to remain at that level thereafter. Based on these assumptions, a one percentage point increase in the assumed health care cost trend rate would increase the annual net periodic postretirement benefit cost and the accumulated benefit obligation by approximately $50,000 and $740,000, respectively.

9. COMMITMENTS AND CONTINGENCIES

     A summary of future minimum lease payments under noncancelable operating leases as of December 31, 1997 for buildings, vehicles and equipment is as follows:

                        YEAR ENDING
                        DECEMBER 31,                          (IN THOUSANDS)
                        ------------                          --------------
   1998.....................................................     $10,183
   1999.....................................................       8,014
   2000.....................................................       5,186
   2001.....................................................       3,528
   2002.....................................................       2,163

     Rental expense of $5 million was incurred for the year ended December 31, 1995, $5.3 million for the year ended December 31, 1996 and $9.4 million for the year ended December 31, 1997.

     On November 6, 1997, a federal judge in Minnesota enjoined the United States Department of Agriculture ("USDA") from collecting Class I differentials in most federal market orders, beginning with November raw milk sales. The USDA has obtained a stay of this ruling pending the outcome of the USDA's appeal to the U.S. Court of Appeals for the 8th Circuit. Additionally, the USDA has proposed new rules for the federal milk marketing program which have been published for public comment. The comment period expires April 30, 1998. The USDA is also considering, as part of formal rulemaking, a proposal to establish a temporary price floor for raw milk. In addition, certain states have formed or are in the process of attempting

                           SOUTHERN FOODS GROUP, L.P.

to form regional milk-price compacts designed to ensure that cheaper milk from other regions does not undercut local producers' prices, which may result in higher milk prices than the federally mandated minimum prices. While management does not believe that these matters should have a material adverse affect on the Partnership's business, neither the outcome of the court proceedings, the final form of the federal regulations or the existence or location of any additional state compacts nor the effect of such matters on the Company can be predicted with any certainty.

     On August 6, 1997, a lawsuit was filed against the Partnership and other dairy processors in Texas alleging that containers of processed milk sold by the Partnership and the other dairy processing defendants to grocery stores and schools were under-filled and did not contain the volume of milk as stated on the carton based upon certain tests allegedly performed by the USDA. The plaintiff is asserting a claim for an unspecified amount of damages. The plaintiff seeks to maintain the case as a class action on behalf of all persons who purchased retail milk from the defendants in gallon, quart, pint or half-pint containers in the State of Texas from August 5, 1993 to August 5, 1997. A hearing on whether the case will be maintained as a class is set for August 17, 1998. The case is not set for trial. This matter is in the early stages of discovery. The Partnership believes it has meritorious defenses and intends to vigorously defend the lawsuit. Although the outcome of this matter is uncertain, management does not believe that the lawsuit will have a material adverse effect on the Partnership.

     The Partnership is party to certain litigation in the normal course of business. Management does not believe the outcome of any of these proceedings will materially affect the Partnership's financial position or results of operations.

10. EQUITY TRANSACTIONS

     At December 31, 1996, the Partnership had only common equity interests outstanding. The general partner interest of 1% was owned by SFG Management Limited Liability Company ("SFG Management"), which was owned 80% by DFA and 10% by each of two management owners. The 99% limited partner interest was owned by an affiliate of DFA.

     Certain equity transactions and refinancing of debt occurred during February 1997 which resulted in partner distributions of $24 million and partner contributions of $6.2 million. Additionally, as discussed in Note 2, Barbe's Dairy was contributed to the Partnership in exchange for Preferred Interests with a cumulative return of 10% on a stated value of $8 million. In connection with these transactions, $14.5 million of DFA's limited partner common equity was converted to a Preferred Interest with a cumulative return of 10% on a stated value of $76.9 million. The conversion was accounted for at book value; the stated value is an agreed-upon value that represents the liquidation value of the Preferred Interest. These transactions resulted in SFG Management and the common equity of the Partnership being owned 50% by DFA and 50% by two management owners.

     As discussed in Note 2, additional Preferred Interests of $135 million were issued in connection with the Meadow Gold contribution and related transactions on September 4, 1997. Of the $135 million of Preferred Interests, $90 million with a cumulative preferred return of 10% was issued to DFA, and Preferred Interests of $45 million were issued to Mid-Am Capital, of which $15 million bears a cumulative return of 10% and $30 million bears a cumulative return of 9.5%. Also on September 4, 1997, special distributions were made to the partners of $1.8 million in cash and $1.8 million of DFA's limited partner common equity was converted to Preferred Interests. As a result of the September 4, 1997 transactions, both SFG Management and the common equity of the Partnership are owned 50% each by DFA and one management owner.

     Under the terms of SFG's partnership agreement, the Partnership is required to make distributions to each management owner in an amount equal to such owner's federal, state and local income tax liability for income attributable to SFG. The partnership agreement also requires the Partnership to convert an equivalent

                           SOUTHERN FOODS GROUP, L.P.

amount of DFA's common equity to Preferred Interests with a cumulative return of 10%. On September 10, 1997, tax payment distributions were made to the management owners in accordance with the partnership agreement totaling $4 million, and $4 million of DFA's limited partner common equity was converted to Preferred Interests.

     Preferred returns on Preferred Interests accumulate on a semi-annual basis and are payable only in-kind, except that amounts may be paid in cash on one series in the amount of $30 million if certain earnings levels are achieved. The total stated value of Preferred Interests at December 31, 1997 was $238.7 million, including unpaid preferred returns. All of the Preferred Interests hold equal rank with respect to liquidation of the Partnership, and have preference over the common equity interests. Also, the partnership agreement provides the management owner the right to put his interest in the Partnership to the Partnership or DFA, and DFA has the right to call 20% of such interest, both commencing January 1, 2003.

     Net income of the Partnership is allocated first to the Preferred Interests to the extent of preferred returns. Any remaining net income is allocated to the common equity owners in proportion to their ownership interest. If net income for a period is less than preferred returns for such period, the deficiency will be recovered from future net income, if any. Net losses are allocated to the common equity owners in proportion to their ownership interest.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Southern Foods Group, L.P.

     We have audited the accompanying statements of revenues and expenses and of cash flows of Meadow Gold Dairy Operations (the "Meadow Gold Dairies"), a division of Borden/Meadow Gold Dairies Holdings, Inc. ("Holdings") for the period from January 1, 1997 to September 4, 1997. These historical statements are the responsibility of the Meadow Gold Dairies' management. Our responsibility is to express an opinion on these historical statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying historical statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-4 of Southern Foods Group, L.P. and SFG Capital Corporation) as described in Note 1 and are not intended to be a complete presentation.

     In our opinion, the historical statements referred to above present fairly, in all material respects, the revenues and expenses described in Note 1 to the historical statements and the cash flows of the Meadow Gold Dairies for the period from January 1, 1997 to September 4, 1997, in conformity with generally accepted accounting principles.

     As described in Note 1 to the historical statements, Borden, Inc., the parent corporation of Holdings, sold Holdings, including the Meadow Gold Dairies, to Dairy Farmers of America, Inc. on September 4, 1997.

PRICE WATERHOUSE LLP

Dallas, Texas
December 17, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Borden/Meadow Gold Dairies Holdings, Inc.
Ogden, Utah

     We have audited the accompanying statements of revenues and expenses and of cash flows of Meadow Gold Dairy Operations (the "Meadow Gold Dairies" or "Dairies"), a division of Borden/Meadow Gold Dairies Holdings, Inc. ("Holdings"), for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Dairies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the revenues and expenses and cash flows of Meadow Gold Dairy Operations for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared from the separate records maintained by Meadow Gold Dairies Operations and may not necessarily be indicative of the conditions that would have existed or the results of operations if Dairies had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from home office items applicable to Holdings and Borden, Inc. ("Borden") as a whole.

     As described in Note 1 to the financial statements, Borden, the parent corporation of Holdings, sold Holdings, including Meadow Gold Dairies, to Dairy Farmers of America, Inc. on September 4, 1997.

DELOITTE & TOUCHE LLP

June 27, 1997
Kansas City, Missouri

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                      STATEMENTS OF REVENUES AND EXPENSES

                                                             YEAR ENDED        FOR THE PERIOD FROM
                                                            DECEMBER 31,         JANUARY 1, 1997
                                                         -------------------   THROUGH SEPTEMBER 4,
                                                           1995       1996             1997
                                                         --------   --------   --------------------
                                                                       (IN THOUSANDS)
Net sales..............................................  $453,428   $492,537         $313,353
Costs of sales.........................................   346,972    384,629          238,617
                                                         --------   --------         --------
                                                          106,456    107,908           74,736
Selling, distribution, general and administrative
  expenses:
  Plant-level expenses.................................    75,092     74,546           53,045
  Corporate-level expenses.............................     9,004     10,270            8,605
                                                         --------   --------         --------
                                                           84,096     84,816           61,650
Amortization of goodwill...............................     1,894      1,894            1,215
                                                         --------   --------         --------
  Income from operations...............................    20,466     21,198           11,871
                                                         --------   --------         --------
Other income (expense):
  Interest expense.....................................       (75)       (56)             (22)
  Other income, net....................................       350         79              531
                                                         --------   --------         --------
                                                              275         23              509
                                                         --------   --------         --------
Division income........................................  $ 20,741   $ 21,221         $ 12,380
                                                         ========   ========         ========

   The accompanying notes are an integral part of these financial statements.

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                            STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED        FOR THE PERIOD FROM
                                                          DECEMBER 31,         JANUARY 1, 1997
                                                      --------------------   THROUGH SEPTEMBER 4,
                                                        1995        1996             1997
                                                      --------    --------   --------------------
                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Division income...................................  $ 20,741    $ 21,221         $ 12,380
  Adjustments to reconcile division income to net
     cash provided by operating activities:
     Depreciation...................................     8,587       8,963            5,789
     Amortization...................................     1,894       1,894            1,215
     (Gain) loss on sale or disposal of property,
       plant and equipment..........................       165         470             (159)
     Changes in operating assets and liabilities:
       Accounts receivable..........................     1,190      (5,154)           1,479
       Inventories..................................     1,123      (1,110)            (826)
       Prepaid expenses and other current assets....       121        (398)            (247)
       Accounts and drafts payable..................    (4,723)      6,497           (3,721)
       Affiliate payables...........................                 1,389           (1,950)
       Accrued expenses.............................    10,261         156            5,819
       Other........................................       604         142               15
                                                      --------    --------         --------
          Net cash provided by operating
            activities..............................    39,963      34,070           19,794
                                                      --------    --------         --------
Cash flows from investing activities:
  Proceeds from sales of property, plant and
     equipment......................................       717         322              387
  Additions to property, plant and equipment........    (7,718)    (20,959)          (7,015)
                                                      --------    --------         --------
          Net cash used in investing activities.....    (7,001)    (20,637)          (6,628)
                                                      --------    --------         --------
Cash flows from financing activities:
  Repayments on capital lease obligations...........       (62)        (57)             (64)
  Distributions, net................................   (30,789)    (13,840)         (12,948)
                                                      --------    --------         --------
          Net cash used in financing activities.....   (30,851)    (13,897)         (13,012)
                                                      --------    --------         --------
Net increase (decrease) in cash and cash
  equivalents.......................................     2,111        (464)             154
Cash and cash equivalents:
  Beginning of period...............................     4,013       6,124            5,660
                                                      --------    --------         --------
  End of period.....................................  $  6,124    $  5,660         $  5,814
                                                      ========    ========         ========
Supplemental information:
  Interest paid.....................................  $     75    $     56         $     22
                                                      ========    ========         ========

   The accompanying notes are an integral part of these financial statements.

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- Prior to September 4, 1997, the Meadow Gold Dairy Operations ("Dairies" or "Meadow Gold Dairies") was a division of Borden/Meadow Gold Dairies Holdings, Inc. ("Holdings"). Dairies is a processor and distributor of a wide variety of dairy products in the western United States. Dairies products fall into three general categories: fluid milk products, cultured products and ice cream products. Dairies also distributes a variety of fruit juices and nectars. Most of Dairies' products are sold under brand names such as Meadow Gold, Mountain High and Viva, as well as under private labels.

     On May 22, 1997, Dairy Farmers of America, Inc., formerly Mid-America Dairymen, Inc. ("DFA"), entered into a stock purchase and merger agreement with Borden, Inc. and an affiliate ("Borden") to acquire Holdings and certain trademarks for total consideration of approximately $435 million. This and other related transactions were completed on September 4, 1997.

     Basis of Presentation -- Prior to November 1995, Dairies operated as a profit center of Borden. Holdings was formed in November 1995 as a majority-owned subsidiary of Borden and was included in Borden's consolidated financial statements. Under this structure, Borden incurred various costs in connection with the operation of Holdings which included corporate controlled expenses such as general and group insurance and employee benefits and administrative/departmental overhead such as accounting, legal, tax, credit, information services and executive management. Such amounts have been allocated to Holdings in a reasonable manner in order to depict the stand-alone historical operations of Holdings.

     Holdings was composed of two divisions; the Meadow Gold Dairies which contained seventeen dairy facilities located in Colorado, Hawaii, Idaho, Iowa, Montana, Nebraska, Oklahoma and Utah and the other division (Borden Dairies) which contained ten dairy facilities located in Louisiana, New Mexico and Texas. Holdings' corporate offices were located in Ogden, Utah, and provided administrative services to both the Meadow Gold Dairies and Borden Dairies Divisions. Holdings incurred various costs in connection with the operation of its two divisions including administrative overhead such as accounting, legal, tax, credit and information services as well as executive management. Such amounts have been allocated in a reasonable and consistent manner in the accompanying financial statements in order to depict the historical statements of revenues and expenses and cash flows of Meadow Gold Dairies on a stand-alone basis. Such allocations represent management's best estimate of costs that would have been incurred had Meadow Gold Dairies operated on a stand-alone basis. Administrative service costs allocated to Meadow Gold Dairies totaled $9,004 and $10,270 for the years ended December 31, 1995 and 1996, respectively, and $8,605 for the period from January 1, 1997 through September 4, 1997, respectively. These amounts include allocations of costs from Borden, Inc. to Holdings as described previously.

     The operations of Holdings are included in Borden's consolidated tax returns. Borden uses the liability method of accounting for deferred income taxes which reflect the temporary difference between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Borden did not allocate income taxes to Dairies on a stand-alone basis and the transaction described under Nature of Business above resulted in Meadow Gold Dairies being owned and operated by a non-taxable entity. Accordingly, the accompanying statements of revenues and expenses do not reflect an income tax provision because such information is not considered meaningful.

     The accompanying statements of revenues and expenses consist of the net sales; direct operating expenses, interest expense and other income; and allocated expenses of the Meadow Gold Dairies as discussed above.

     Use of Estimates -- The preparation of these financial statements requires management to make estimates and assumptions about reported amounts of revenues and expenses. Management must also make

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

estimates and judgments about future results of operations related to specific elements of the business in assessing recoverability of assets and recorded values of liabilities. Actual results could differ from those estimates.

     Revenue Recognition -- Revenues on product sales are recognized upon delivery to the customer.

     Inventories -- Finished goods inventories are valued at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods. Raw materials inventories are stated at actual cost.

     Property, Plant and Equipment -- Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                                  YEARS
                                                                  -----
Buildings and improvements..............................          5-40
Machinery and equipment.................................          2-15
Leasehold improvements..................................  shorter of lease term or 10 years
Vehicles................................................          5-10

     Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized.

     Impairment of Long-lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent carrying amounts exceed fair value.

     Goodwill -- Goodwill represents the excess of the purchase price over the fair value of identifiable assets. Goodwill is amortized on a straight-line basis over a remaining life of twenty-nine years at December 31, 1996.

     Advertising and Promotion Expense -- Production costs of future media advertising are deferred until the advertising commences. All other advertising and promotion expenses are expensed when incurred. Advertising and promotion expenses were $10,016 and $10,717 for the years ended December 31, 1995 and 1996, respectively, and $10,756 for the period from January 1, 1997 through September 4, 1997.

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PENSION AND RETIREMENT SAVINGS PLANS

     Most employees of Meadow Gold Dairies participated in a domestic pension plan sponsored by Borden. For most salaried employees, benefits under this plan generally were based on compensation and credited service. For most hourly employees, benefits under this plan were based on specified amounts per year of credited service.

     A portion of Borden's net pension expense was allocated annually to Dairies (see Note 6). Management does not believe that these allocations are materially different from amounts that would be calculated historically for Dairies on a stand-alone basis. The following are the components of Borden's annual net pension expense:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1995            1996
                                                              --------        --------
                                                                   (IN MILLIONS)
Service cost-benefits earned during the year................   $  7.5          $  7.9
Interest cost on the projected benefit obligation...........     31.6            27.6
Return on plan assets.......................................    (87.1)          (26.9)
Net amortization and deferral...............................     56.2            (1.2)
                                                               ------          ------
                                                               $  8.2          $  7.4
                                                               ======          ======

     The weighted average rates used to determine net periodic pension expense were as follows:

                                                              1995    1996
                                                              ----    ----
Discount rate...............................................  8.8%    6.8%
Rate of increase in future compensation levels..............  5.3%    4.3%
Expected long-term rate of return on plan assets............  9.8%    7.8%

     Most employees who were not covered by Borden-sponsored plans were covered by collectively bargained agreements which were generally effective for five years. Under federal pension law, there would be a continuing liability to these pension trusts if Borden ceased all or substantially all participation in any such trust, and under certain other specified conditions. Dairies was charged $2,933 and $2,635 for 1995 and 1996, respectively, and $1,896 for the period from January 1, 1997 through September 4, 1997, for payments to pension trusts on behalf of employees not covered by Borden's plans.

     Charges to Dairies for matching contributions under the Borden-sponsored retirement savings plans were $843 and $817 in 1995 and 1996, respectively, and $593 for the period from January 1, 1997 through September 4, 1997. Eligible salaried and hourly non-bargaining employees contributed up to 15% of their pay (7% for certain longer service salaried employees). Dairies' matching contribution was 50% of employee contributions up to 5% of their pay during the periods presented.

3. POSTRETIREMENT AND EMPLOYMENT BENEFIT OBLIGATIONS

     Borden provided certain health and life insurance benefits for eligible domestic retirees and their dependents. The costs of these benefits were accrued as a form of deferred compensation earned during the period that employees rendered service.

     Participants who were not eligible for Medicare were provided with the same medical benefits as active employees, while those who were eligible for Medicare were provided with supplemental benefits. The postretirement medical benefits were contributory for retirements after 1983; the postretirement life insurance benefit was noncontributory.

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A portion of Borden's expense for postemployment and postretirement benefits was allocated annually to Dairies (see Note 6). Management does not believe that these allocations are materially different from amounts that would be calculated historically for Dairies on a stand-alone basis. The following are the components of Borden's annual expense for postretirement benefits:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1995            1996
                                                              --------        --------
                                                                   (IN MILLIONS)
Service cost................................................   $  1.1          $  0.2
Interest cost...............................................     13.3            11.3
Net amortization and deferral...............................    (16.7)          (13.7)
                                                               ------          ------
Net postretirement benefit expense..........................   $ (2.3)         $ (2.2)
                                                               ======          ======

     The discount rates used in determining Borden's accumulated postretirement benefit obligation were 6.75% and 7.5% at December 31, 1995 and 1996, respectively.

     The assumed health care cost trend rate used in measuring Borden's accumulated postretirement benefit obligation at December 31, 1996 was 9.5% for 1997, gradually declining to 5.5% in 2004 and thereafter. The comparable assumptions for the prior year were 9.5% and 4.8%, respectively. A one-percentage point increase in the health care cost trend rate would increase the sum of Borden's service and interest costs in 1996 by $1.4 million.

     Borden provided certain postemployment benefits, primarily medical and life insurance benefits for long-term disabled employees, to qualified former or inactive employees. Such postemployment benefit costs have been allocated to Dairies' operations on a rational and consistent basis.

4. COMMITMENTS AND CONTINGENCIES

     Lease Obligations -- Dairies leases warehouse facilities, production facilities and vehicles under operating leases.

     Total rental expenses for operating leases in 1995 and 1996 were $5,733 and $5,117, respectively, and $4,510 for the period from January 1, 1997 through September 4, 1997.

     Self-Insurance -- Borden had insurance policies to cover potential losses and liabilities related to workers' compensation, health and welfare claims, physical damage to property other than autos, business interruption and comprehensive general, product and vehicle liability. However, many of these policies had deductibles of $500 and in some cases higher amounts. Losses were accrued for the estimated aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and Dairies' experience.

     Subsequent to December 31, 1996, Holdings obtained outside commercial workers compensation insurance under substantially the same terms as the previous Borden policies.

     Litigation -- Dairies is subject to various investigations, claims and legal proceedings covering a wide range of matters in the ordinary course of its business activities. Each of these matters is subject to various uncertainties and some of these matters may be resolved unfavorably to Dairies. Dairies has established accruals for matters that are probable and reasonably estimatable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial statements of Dairies.

                          MEADOW GOLD DAIRY OPERATIONS
           (A DIVISION OF BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. MAJOR CUSTOMERS

     Revenues from one major customer were $56,601 and $64,565 as of December 31, 1995 and 1996, respectively, and $40,607 for the period from January 1, 1997 through September 4, 1997.

6. RELATED PARTIES

     Holdings was engaged in various transactions with Borden and its affiliated companies in the ordinary course of business. Such transactions included, among other items, participation in Borden's cash management system and the sharing of certain general and administrative costs which were allocated to Holdings. Holdings was operated as a profit center of Borden whereby essentially all treasury functions including financing for working capital and other cash needs, were performed by Borden; therefore, allocation of interest expense associated with this financing was not practical and not included in the accompanying financial statements.

     Borden charged Holdings for domestic pension and postretirement and postemployment benefits based on allocations provided to its actuary. The allocations were determined by the actuary from actual employee census data which was collected annually. Holdings was charged for group and general insurance expense, which included workers' compensation liability and property damage insurance, based on actual claims costs. A pro rata share of Borden's catastrophic insurance coverage premiums was charged for general insurance claims.

     The various expenses allocated by Borden through Holdings to Dairies included the following for the periods indicated:

                                                                         FOR THE PERIOD
                                                       YEARS ENDED            FROM
                                                      DECEMBER 31,       JANUARY 1, 1997
                                                    -----------------        THROUGH
                                                     1995      1996     SEPTEMBER 4, 1997
                                                    -------   -------   -----------------
Group and general insurance.......................  $ 9,879   $ 9,349        $4,989
Corporate information systems.....................    2,086     1,711         1,089
Employee benefits, including pension expense......      576       757           368
Other.............................................      327     1,130           921
                                                    -------   -------        ------
                                                     12,868    12,947         7,367
Allocation of corporate governance from Borden,
  Inc.............................................    1,028       937           613
                                                    -------   -------        ------
                                                    $13,896   $13,884        $7,980
                                                    =======   =======        ======

     These amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the historical statements of revenues and expenses and of cash flows of Dairies on a stand-alone basis and represent management's best estimates of a cost that would have been incurred had Dairies operated on a stand-alone basis. For classification purposes in the statements of revenues and expenses, $10,897 and $10,283 for the years ended December 31, 1995 and 1996, respectively, and $6,724 for the period from January 1, 1997 through September 4, 1997, respectively, of such expenses were allocated to the plant-level for selling, distribution and general and administrative expenses; the remaining expenses were allocated to the corporate-level for selling, distribution and general and administrative expenses.

             ======================================================

     UNTIL             , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREIN OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE SUCH DATE.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................  iii
Disclosure Regarding Forward-Looking
  Statements...........................  iii
Prospectus Summary.....................    1
Risk Factors...........................   12
The Exchange Offer.....................   17
The Transactions.......................   26
Use of Proceeds........................   30
Capitalization.........................   30
Unaudited Pro Forma Combined
  Consolidated Statement of Income.....   31
Selected Historical Financial Data.....   33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   34
Business...............................   38
Management.............................   51
Certain Relationships and
  Transactions.........................   54
Description of the Partnership
  Agreement and Operating Agreement....   56
Description of Preferred Interests.....   60
Description of Senior Bank
  Facilities...........................   62
Description of the Notes...............   64
Federal Income Tax Consequences........   94
Exchange And Registration Rights
  Agreement............................   95
Book-Entry; Delivery and Form..........   97
Plan of Distribution...................   98
Legal Matters..........................   99
Independent Accountants................   99
Index to Financial Statements..........  F-1

             ======================================================
             ======================================================

                                  $150,000,000

                              SOUTHERN FOODS LOGO

                           SOUTHERN FOODS GROUP, L.P.
                            SFG CAPITAL CORPORATION

               9 7/8% SENIOR SUBORDINATED SERIES A NOTES DUE 2007
                                   PROSPECTUS
                                           , 1998

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     SFG Capital. As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of SFG Capital may be indemnified by SFG Capital against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of SFG Capital if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of SFG Capital, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Delaware Corporation Law, as amended, to the extent such amendment permits SFG Capital to provide broader indemnification rights. If the legal proceeding, however, is by or in the right of SFG Capital, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to SFG Capital unless a court determines otherwise.

     Article Eight of the Certificate of Incorporation of SFG Capital, a copy of which is filed as Exhibit 3.2 to this Registration Statement, provides that no Director of SFG Capital shall be personally liable to SFG Capital or its shareholders for monetary damages for any breach of fiduciary duty as a Director except for liability: (1) for any breach of duty of loyalty to SFG Capital or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the Director derived an improper personal benefit. In addition, Article Seven of the Certificate of Incorporation and Article VI of the By-laws of SFG Capital, a copy of which is filed as Exhibit 3.5 hereto, require SFG Capital to indemnify to the fullest extent permitted by law any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of SFG Capital or serves or served at the request of SFG Capital any other enterprise as a director, officer, employee or agent.

     The Company. Section 3.5 of the Second Amended and Restated Agreement of Limited Partnership, effective on September 3, 1997 (as amended, the "Partnership Agreement"), states that the Company shall indemnify to the fullest extent permitted by law SFG Management Limited Liability Company, the General Partner of the Company, and its officers, managers, employees, members and agents (individually, an "Indemnified Party," collectively, the "Indemnified Parties") from and against all costs and expenses, including attorneys' fees, judgments, fines, settlements and/or liabilities incurred by or imposed upon any Indemnified Party in connection with, or resulting from, investigating, preparing or defending any action, suit or proceeding whether civil, criminal, legislative or otherwise (or any appeal thereof) to which any Indemnified Party may be made a party or become otherwise involved or with which any Indemnified Party may be threatened, in each case by reason of, or in connection with, the Indemnified Party being or having been associated with or otherwise acting for the Company, or by reason of any action or alleged action, omission or alleged omission by any Indemnified Party in any such capacity, provided that the Indemnified Party is not ultimately adjudged to have engaged in gross negligence, willful misconduct or breach of a material provision of the Partnership Agreement. Further, the Company must pay the expenses incurred by an Indemnified Party in investigating, preparing or defending any civil or criminal action, suit or proceeding, in advance of the final disposition thereof, upon receipt of an undertaking by the Indemnified Party to repay such payment if there is a final adjudication or determination that such Indemnified Party is not entitled to indemnification as provided in the Partnership Agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (i) Exhibits:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1            -- Certificate of Limited Partnership for Southern Foods
                            Group, L.P. ("SFG") dated December 19, 1994
          3.2            -- Certificate of Incorporation of SFG Capital Corporation
                            ("SFG Capital") dated July 23, 1997
          3.3            -- Certificate of Formation of SFG Management Limited
                            Liability Company ("SFG Management") dated December 16,
                            1994
          3.4            -- Second Amended and Restated Agreement of Limited
                            Partnership of SFG dated as of September 3, 1997
          3.5            -- First Amendment to Second Amended and Restated Agreement
                            of Limited Partnership of SFG dated as of March 31, 1998
          3.6            -- Bylaws of SFG Capital
          3.7            -- Second Amended and Restated Limited Liability Company
                            Agreement of SFG Management dated as of September 3, 1997
          3.8            -- First Amendment to Second Amended and Restated Limited
                            Liability Company Agreement of SFG Management dated as of
                            March 31, 1998
          4.1            -- Indenture dated as of September 4, 1997, among SFG
                            Capital, SFG and Texas Commerce Bank, N.A. (now Chase
                            Bank of Texas, National Association) as Trustee
          4.2            -- Specimen Global Note Certificate
          4.3            -- Exchange and Registration Rights Agreement dated
                            September 4, 1997 among SFG, SFG Capital, and Chase
                            Securities Inc.
          5.1*           -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued
         10.1            -- Stock Purchase and Merger Agreement, dated as of May 22,
                            1997, among Mid-America Dairymen, Inc. (now Dairy Farmers
                            of America, Inc. ("DFA")), Borden/Meadow Gold Dairies
                            Holdings, Inc. ("Holdings"), BDH Two, Inc. and Borden,
                            Inc. (the "Stock Purchase and Merger Agreement")
         10.2            -- Assignment and Assumption Agreement Relating to Stock
                            Purchase and Merger Agreement, dated September 4, 1997,
                            between DFA and SFG
         10.3            -- Credit Agreement, dated September 4, 1997, among SFG,
                            DFA, the Lenders named therein and The Chase Manhattan
                            Bank, as Administrative Agent
         10.4            -- Capital Contribution, Assignment and Assumption
                            Agreement, dated as of September 4, 1997, between DFA and
                            SFG
         10.5            -- Capital Contribution Agreement, dated as of September 4,
                            1997, between Mid-Am Capital, L.L.C. and SFG
         10.6            -- Sublease Agreement, dated as of September 4, 1997,
                            between DFA and SFG relating to Master Leasing Agreement
                            between BLC Corporation and DFA dated August 15, 1997
         10.7            -- Trademark License Agreement, dated as of September 4,
                            1997, among Borden, Inc., BDH Two, Inc. and SFG
         10.8            -- Trademark License Agreement (Meadow Gold), dated as of
                            September 4, 1997, between SFG and Borden Foods
                            Corporation
         10.9            -- Trademark Sublicense Agreement (Eagle), dated as of
                            September 4, 1997, between SFG and Borden Foods
                            Corporation
         10.10           -- Copyright Assignment, dated as of September 4, 1997, from
                            Borden, Inc. to SFG
         10.11           -- Patent Assignment, dated as of September 4, 1997, from
                            Borden/Meadow Gold Dairies, Inc. ("BMGD") to SFG

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.12           -- Asset Purchase and Sale Agreement, dated as of September
                            4, 1997, between Borden/Meadow Gold Dairies Investments,
                            Inc. ("Investments"), DFA, and SFG
         10.13           -- Trademark Assignment dated as of September 4, 1997,
                            between SFG and Milk Products LLC ("Milk Products")
         10.14           -- Milk Products Sublicense Agreement, dated as of September
                            4, 1997, between SFG and Milk Products
         10.15           -- Milk Products Trademark License Agreement, dated as of
                            September 4, 1997, between SFG and Milk Products
         10.16           -- Patent License Agreement, dated as of September 4, 1997, between SFG and Milk Products
         10.17           -- Copyright License Agreement dated as of September 4,
                            1997, between SFG and Milk Products
         10.18           -- License Assignment and Assumption Agreement dated as of
                            September 4, 1997, between SFG and BMGD
         10.19           -- Trademark License Agreement between Flav-O-Rich, Inc. and
                            SFG dated as of February 28, 1995
         10.20           -- Trademark License Agreement effective as of September 1,
                            1995, between Foremost Farms U.S.A. and SFG
         10.21           -- Stipulation and Order among the United States of America,
                            DFA, SFG and Milk Products dated September 3, 1997 and
                            Final Order filed September 3, 1997
         10.22           -- Agreed Consent Decree and Permanent Injunction among the
                            State of Texas, DFA, SFG and Milk Products dated
                            September 3, 1997
         10.23           -- Compliance Agreement in Lieu of Debarment between SFG and the Food and Consumer Service of the United States
                            Department of Agriculture (the "FCS") executed on January
                            13, 1995 by the FCS and on December 21, 1994 by SFG
         10.24           -- Administrative Agreement between SFG, Inc. and the
                            Defense Logistics Agency executed on October 24, 1994
         10.25           -- Promissory Note payable by Barbe's Dairy, Inc. to Walker
                            Resources, Inc. in the original principal amount of
                            $1,250,000 assumed by SFG
         10.26           -- $600,000 Real Estate Note dated July 25, 1994, payable by
                            Southern Foods Group, Inc. to Lloyd Smoot, Jr.
         10.27           -- Asset Purchase Agreement between Acadia Dairy, Inc. and
                            Schepps-Foremost, Inc. dated January 1, 1994
         10.28           -- Executive Employment Agreement, dated as of September 4,
                            1997, between SFG and Pete Schenkel
         10.29           -- Executive Employment Agreement, dated as of September 4,
                            1997, between SFG and Anthony R. Ward
         10.30           -- Southern Foods Group, L.P. Supplemental Executive
                            Retirement Plan effective October 1, 1996
         10.31           -- Borden, Inc. Executives Supplemental Pension Plan,
                            Amended and Restated as of December 9, 1993

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.31           -- Borden, Inc. Executives Supplemental Pension Plan,
                            Amended and Restated as of December 9, 1993
         10.32           -- Borden, Inc. Executives Excess Benefits Plan, Amended and
                            Restated as of January 1, 1988
         10.33           -- Borden, Inc. Executive Family Survivor Protection Plan,
                            Amended as of January 1, 1987
         10.34           -- Purchase Agreement dated August 27, 1997, among SFG, SFG
                            Capital and Chase Securities, Inc.
         10.35**         -- Milk Supply Agreement dated February 17, 1998, between
                            DFA and SFG
         10.36           -- Lease and Agreement between BF Properties Company and
                            Beatrice Foods Co. dated as of February 15, 1972
         10.37           -- Lease Agreement between LPD Salt Lake Assoc. and Safeway
                            Stores, Inc. dated as of March 15, 1978
         10.38           -- Lease Agreement between SFG and Flav-O-Rich, Inc. dated
                            February 28, 1995
         12.1            -- Computation of Ratio of Earnings to Fixed Charges
         23.1            -- Consent of Price Waterhouse LLP, independent accountants
         23.2            -- Consent of Deloitte Touche LLP, independent auditors
         23.3*           -- Consent of Strasburger & Price, L.L.P., counsel to the
                            Registrants (included in its opinion to be filed as
                            exhibit 5.1)
         24.1            -- Powers of Attorney (set forth on signature pages)
         25.1            -- Form T-1 of Chase Bank of Texas, National Association
         27.1            -- Southern Foods Group, L.P. Financial Data Schedule
         99.1            -- Form of Letter of Transmittal
         99.2            -- Form of Notice of Guaranteed Delivery

---------------

 * To be filed by amendment.

** Portions of the Milk Supply Agreement have been omitted pursuant to a request for confidential treatment. The omitted portions will be filed separately with the Commission.

     (ii) Financial Statement Schedules:

                      IX Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     The undersigned Registrants hereby undertake:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective; and

          3) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned Registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 2nd day of April, 1998.

                                            SOUTHERN FOODS GROUP, L.P.

                                            By: SFG Management Limited Liability
                                                Company, its General Partner

                                                By:   /s/ PETE SCHENKEL
                                                --------------------------------
                                                     Pete Schenkel
                                                     President and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Pete Schenkel and Patrick K. Ford, or either of them, to file one or more Amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as Pete Schenkel and Patrick K. Ford, or either of them, deem appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Pete Schenkel and Patrick K. Ford, or either of them, as Attorney-in-Fact to execute in his name and on his behalf any such Amendment to this Registration Statement:

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                  /s/ PETE SCHENKEL                    President and Chief                April 2, 1998
-----------------------------------------------------  Executive Officer of the
                    Pete Schenkel                      Company, and President,
                                                       Chief Executive Officer, and
                                                       Member of the Representative
                                                       Committee of SFG Management
                                                       (Principal Executive
                                                       Officer)

                 /s/ PATRICK K. FORD                   Chief Financial Officer,           April 2, 1998
-----------------------------------------------------  Secretary and Treasurer of
                   Patrick K. Ford                     the Company, and Chief
                                                       Financial Officer,
                                                       Secretary, and Treasurer of
                                                       SFG Management (Principal
                                                       Financial Officer)

                 /s/ GARY E. HANMAN                    Member of the Representative       April 2, 1998
-----------------------------------------------------  Committee of SFG Management
                   Gary E. Hanman

                  /s/ GERALD L. BOS                    Member of the Representative       April 2, 1998
-----------------------------------------------------  Committee of SFG Management
                    Gerald L. Bos

                  /s/ JERRY W. FRIE                    Member of the Representative       April 2, 1998
-----------------------------------------------------  Committee of SFG Management
                    Jerry W. Frie

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned Registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 2nd day of April, 1998.

                                            SFG CAPITAL CORPORATION

                                            By:      /s/ PETE SCHENKEL
                                              ----------------------------------
                                                   Pete Schenkel
                                                   President and Chief Executive
                                                   Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Pete Schenkel and Patrick K. Ford, or either of them, to file one or more Amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as Pete Schenkel and Patrick K. Ford, or either of them, deem appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Pete Schenkel and Patrick K. Ford, or either of them, as Attorney-in-Fact to execute in his name and on his behalf any such Amendment to this Registration Statement:

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                  /s/ PETE SCHENKEL                    President, Chief Executive         April 2, 1998
-----------------------------------------------------  Officer and Sole Director of
                    Pete Schenkel                      SFG Capital (Principal
                                                       Executive Officer)

                 /s/ PATRICK K. FORD                   Vice President, Treasurer          April 2, 1998
-----------------------------------------------------  and Secretary of SFG Capital
                   Patrick K. Ford                     (Principal Financial
                                                       Officer)

                                  SCHEDULE IX
                           SOUTHERN FOODS GROUP, L.P.

                      VALUATION AND QUALIFYING ACCOUNTS(A)
               FOR THE YEARS ENDED DECEMBER 1995, 1996, AND 1997
                                 (IN THOUSANDS)

                                              BALANCE     ADDITIONS     ADDITIONS
                                                AT       CHARGED TO        FROM                     BALANCE
                                             BEGINNING    COSTS AND      ACQUIRED                   AT END
              CLASSIFICATION                 OF PERIOD   EXPENSES(B)   COMPANIES(C)   DEDUCTIONS   OF PERIOD
              --------------                 ---------   -----------   ------------   ----------   ---------

December 31, 1995:
  Allowance for doubtful accounts..........   $1,198        1,261            --          (303)      $2,156
                                              ======        =====         =====          ====       ======
December 31, 1996:
  Allowance for doubtful accounts..........   $2,156          493            --          (103)      $2,546
                                              ======        =====         =====          ====       ======
December 31, 1997:
  Allowance for doubtful accounts..........   $2,546          876         1,157          (408)      $4,171
                                              ======        =====         =====          ====       ======

---------------

(a) This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto.

(b) Additions to expense are stated net of recoveries.

(c) Represents additions due to the Meadow Gold Contribution and the Barbe's contribution.

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1            -- Certificate of Limited Partnership for Southern Foods
                            Group, L.P. ("SFG") dated December 19, 1994
          3.2            -- Certificate of Incorporation of SFG Capital Corporation
                            ("SFG Capital") dated July 23, 1997
          3.3            -- Certificate of Formation of SFG Management Limited
                            Liability Company ("SFG Management") dated December 16,
                            1994
          3.4            -- Second Amended and Restated Agreement of Limited
                            Partnership of SFG dated as of September 3, 1997
          3.5            -- First Amendment to Second Amended and Restated Agreement
                            of Limited Partnership of SFG dated as of March 31, 1998
          3.6            -- Bylaws of SFG Capital
          3.7            -- Second Amended and Restated Limited Liability Company
                            Agreement of SFG Management dated as of September 3, 1997
          3.8            -- First Amendment to Second Amended and Restated Limited
                            Liability Company Agreement of SFG Management dated as of
                            March 31, 1998
          4.1            -- Indenture dated as of September 4, 1997, among SFG
                            Capital, SFG and Texas Commerce Bank, N.A. (now Chase
                            Bank of Texas, National Association) as Trustee
          4.2            -- Specimen Global Note Certificate
          4.3            -- Exchange and Registration Rights Agreement dated
                            September 4, 1997 among SFG, SFG Capital, and Chase
                            Securities Inc.
          5.1*           -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued
         10.1            -- Stock Purchase and Merger Agreement, dated as of May 22,
                            1997, among Mid-America Dairymen, Inc. (now Dairy Farmers
                            of America, Inc. ("DFA")), Borden/Meadow Gold Dairies
                            Holdings, Inc. ("Holdings"), BDH Two, Inc. and Borden,
                            Inc. (the "Stock Purchase and Merger Agreement")
         10.2            -- Assignment and Assumption Agreement Relating to Stock
                            Purchase and Merger Agreement, dated September 4, 1997,
                            between DFA and SFG
         10.3            -- Credit Agreement, dated September 4, 1997, among SFG,
                            DFA, the Lenders named therein and The Chase Manhattan
                            Bank, as Administrative Agent
         10.4            -- Capital Contribution, Assignment and Assumption
                            Agreement, dated as of September 4, 1997, between DFA and
                            SFG
         10.5            -- Capital Contribution Agreement, dated as of September 4,
                            1997, between Mid-Am Capital, L.L.C. and SFG
         10.6            -- Sublease Agreement, dated as of September 4, 1997,
                            between DFA and SFG relating to Master Leasing Agreement
                            between BLC Corporation and DFA dated August 15, 1997
         10.7            -- Trademark License Agreement, dated as of September 4,
                            1997, among Borden, Inc., BDH Two, Inc. and SFG
         10.8            -- Trademark License Agreement (Meadow Gold), dated as of
                            September 4, 1997, between SFG and Borden Foods
                            Corporation
         10.9            -- Trademark Sublicense Agreement (Eagle), dated as of
                            September 4, 1997, between SFG and Borden Foods
                            Corporation
         10.10           -- Copyright Assignment, dated as of September 4, 1997, from
                            Borden, Inc. to SFG
         10.11           -- Patent Assignment, dated as of September 4, 1997, from
                            Borden/Meadow Gold Dairies, Inc. ("BMGD") to SFG

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.12           -- Asset Purchase and Sale Agreement, dated as of September
                            4, 1997, between Borden/Meadow Gold Dairies Investments,
                            Inc. ("Investments"), DFA, and SFG
         10.13           -- Trademark Assignment dated as of September 4, 1997,
                            between SFG and Milk Products LLC ("Milk Products")
         10.14           -- Milk Products Sublicense Agreement, dated as of September
                            4, 1997, between SFG and Milk Products
         10.15           -- Milk Products Trademark License Agreement, dated as of
                            September 4, 1997, between SFG and Milk Products
         10.16           -- Patent License Agreement, dated as of September 4, 1997, between SFG and Milk Products
         10.17           -- Copyright License Agreement dated as of September 4,
                            1997, between SFG and Milk Products
         10.18           -- License Assignment and Assumption Agreement dated as of
                            September 4, 1997, between SFG and BMGD
         10.19           -- Trademark License Agreement between Flav-O-Rich, Inc. and
                            SFG dated as of February 28, 1995
         10.20           -- Trademark License Agreement effective as of September 1,
                            1995, between Foremost Farms U.S.A. and SFG
         10.21           -- Stipulation and Order among the United States of America,
                            DFA, SFG and Milk Products dated September 3, 1997 and
                            Final Order filed September 3, 1997
         10.22           -- Agreed Consent Decree and Permanent Injunction among the
                            State of Texas, DFA, SFG and Milk Products dated
                            September 3, 1997
         10.23           -- Compliance Agreement in Lieu of Debarment between SFG and the Food and Consumer Service of the United States
                            Department of Agriculture (the "FCS") executed on January
                            13, 1995 by the FCS and on December 21, 1994 by SFG
         10.24           -- Administrative Agreement between SFG, Inc. and the
                            Defense Logistics Agency executed on October 24, 1994
         10.25           -- Promissory Note payable by Barbe's Dairy, Inc. to Walker
                            Resources, Inc. in the original principal amount of
                            $1,250,000 assumed by SFG
         10.26           -- $600,000 Real Estate Note dated July 25, 1994, payable by
                            Southern Foods Group, Inc. to Lloyd Smoot, Jr.
         10.27           -- Asset Purchase Agreement between Acadia Dairy, Inc. and
                            Schepps-Foremost, Inc. dated January 1, 1994
         10.28           -- Executive Employment Agreement, dated as of September 4,
                            1997, between SFG and Pete Schenkel
         10.29           -- Executive Employment Agreement, dated as of September 4,
                            1997, between SFG and Anthony R. Ward
         10.30           -- Southern Foods Group, L.P. Supplemental Executive
                            Retirement Plan effective October 1, 1996
         10.31           -- Borden, Inc. Executives Supplemental Pension Plan,
                            Amended and Restated as of December 9, 1993
         10.32           -- Borden, Inc. Executives Excess Benefits Plan, Amended and
                            Restated as of January 1, 1988
         10.33           -- Borden, Inc. Executive Family Survivor Protection Plan,
                            Amended as of January 1, 1987
         10.34           -- Purchase Agreement dated August 27, 1997, among SFG, SFG
                            Capital and Chase Securities, Inc.
         10.35**         -- Milk Supply Agreement dated February 17, 1998, between
                            DFA and SFG

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.36           -- Lease and Agreement between BF Properties Company and
                            Beatrice Foods Co. dated as of February 15, 1972
         10.37           -- Lease Agreement between LPD Salt Lake Assoc. and Safeway
                            Stores, Inc. dated as of March 15, 1978
         10.38           -- Lease Agreement between SFG and Flav-O-Rich, Inc. dated
                            February 28, 1995
         12.1            -- Computation of Ratio of Earnings to Fixed Charges
         23.1            -- Consent of Price Waterhouse LLP, independent accountants
         23.2            -- Consent of Deloitte Touche LLP, independent auditors
         23.3*           -- Consent of Strasburger & Price, L.L.P., counsel to the
                            Registrants (included in its opinion to be filed as
                            exhibit 5.1)
         24.1            -- Powers of Attorney (set forth on signature pages)
         25.1            -- Form T-1 of Chase Bank of Texas, National Association
         27.1            -- Southern Foods Group, L.P. Financial Data Schedule
         99.1            -- Form of Letter of Transmittal
         99.2            -- Form of Notice of Guaranteed Delivery

---------------

 * To be filed by amendment.

** Portions of the Milk Supply Agreement have been omitted pursuant to a request for confidential treatment. The omitted portions will be filed separately with the Commission.